Exhibit 99.1

This Exhibit 99.1 includes the following Items of the 2017 Annual Report that are impacted by the recasting and reclassification of certain financial information:

Item 6. Selected Financial Data	2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations	10

Item 8. Financial Statements and Supplementary Data	54

Set forth below are certain defined terms used in this Exhibit 99.1:

•	“2006 Mortgage Loans” means the interest-only, commercial mortgage-backed security financing in an aggregate principal amount of $1.05 billion that we entered into on December 12, 2006.

•	The “Code” means the Internal Revenue Code of 1986, as amended.

•	The “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“IPO” means the initial public offering of our common shares.

•	“TRS” means Taxable Real-estate Subsidiary.

ITEM 6.	Selected Financial Data

Note: The information contained in this Item 6 has been updated to reflect a) the recast of “Operating income” for all periods presented to conform to the presentation of non-service cost components associated with the adoption of ASU 2017-07, b) the recast of “Net cash used in investing activities” and “Net increase (decrease) in cash, cash equivalents and restricted cash” for all periods presented to conform to the presentation requirements associated with the adoption of ASU 2016-18, and c) the recast of “Total assets” as of December 31, 2017, both Pro forma and Historical, to conform to a change in presentation of “Accounts receivable—net of allowance” as of March 31, 2018. There have been no other changes made since the filing of our 2017 Annual Report. For significant developments since the filing of the 2017 Annual Report, refer to other periodic reports filed with the SEC through the date of this Current Report on Form 8-K.

The following tables summarize selected financial data related to our historical financial condition and results of operations:

	Year ended December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Consolidated Statements of Operations Data:
Warehouse segment revenues	$1,145,662	$1,080,867	$1,057,124	$1,039,005	$1,027,403
Total revenues	1,543,587	1,489,999	1,481,385	1,509,598	1,552,156
Operating income	136,946	120,526	113,099	107,412	108,800
Net (loss) income	(608)	4,932	(21,176)	(42,434)	(30,767)
Total warehouse segment contribution (NOI) (1)	348,328	314,045	307,749	294,257	296,335
Total segment contribution (NOI) (1)	374,105	345,645	337,020	322,519	330,311
Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$163,327	$118,781	$106,521	$117,243	$118,216
Net cash used in investing activities	(138,831)	(41,653)	(51,532)	(51,866)	(96,249)
Net cash used in financing activities	(18,604)	(95,322)	(28,120)	(58,981)	(36,480)

Net increase (decrease) in cash, cash equivalents and restricted cash	$5,892	$(18,194)	$26,869	$6,396	$(14,513)

	Year ended December 31,
	2017	2016	2015	2014	2013
	(In thousands, except per share data)
Per Share Data:
Net loss attributable to common shareholders per common share
Basic	$(0.43)	$(0.35)	$(0.73)	$(1.03)	$(0.87)
Diluted	$(0.43)	$(0.35)	$(0.73)	$(1.03)	$(0.87)
Common share dividends paid	$20,214	$20,214	$20,214	$20,214	$20,214
Dividends paid per common share	$0.29	$0.29	$0.29	$0.29	$0.29
Weighted average common shares outstanding:
Basic	70,022	69,890	69,758	69,621	69,483
Diluted	70,022	69,890	69,758	69,621	69,483
Selected Other Data:
Same store contribution (NOI) (2)	$346,879	$309,349	$302,040	$289,428	$289,513
EBITDA (3)	240,424	248,934	230,891	214,285	226,924
Core EBITDA (3)	287,145	261,362	253,638	244,057	251,214
Funds from operations (4)	96,483	90,561	75,065	47,111	62,727
Core funds from operations (4)	106,093	69,207	55,697	42,133	53,520
Adjusted funds from operations (4)	94,616	71,125	59,754	81,152	81,634

	As of December 31,
	2017	2017	2016
	Pro forma (5)	Historical
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$183,656	$48,873	$22,834
Total assets	2,514,776	2,394,897	2,327,631
Total debt	1,564,390	1,901,090	1,831,973
Total shareholders’ equity (deficit)	643,520	(186,924)	(149,455)

	As of December 31,
	2017	2017	2016
	Pro forma (5)	Historical
Ratio Data:
Net debt to Core EBITDA (6)	4.87	6.56	7.06

(1)

We evaluate the performance of our business segments based on their contribution (NOI) to our overall results of operations. We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). We use segment contribution (NOI) to evaluate our segments for purposes of making operating decisions and assessing performance in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 280, Segment Reporting.

We also calculate our total segment contribution (NOI) as the sum of the segment contribution (NOI) for each of our business segments. We believe our total segment contribution (NOI) is helpful to investors because it gives a picture of our business’s profitability before differences in capital structures, capital investment cycles, useful life of related assets among otherwise comparable companies and corporate-level overhead which is not immediately and fully correlated with the provision of services by our business. For a reconciliation of total segment contribution (NOI) to our operating income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP, see footnote (2) below.

(2)

We refer to a “same store” as a warehouse we owned or leased for the entirety of two comparable periods and which has reported at least twelve months of consecutive normalized operations prior to the commencement of the earlier period being considered. We define “normalized operations” as a site open for operation or lease after a warehouse acquisition, development or significant modification, including the expansion of a warehouse footprint or a warehouse rehabilitation subsequent to an extraordinary event, such as natural disasters or similar events. In addition, our definition of “normalized operations” takes into account changes in the ownership structure, which would impact comparability in our warehouse segment contribution (NOI). As an example, the acquisition of a warehouse previously subject to an operating lease would result in the removal of the warehouse from the same store set because the operating expenses associated with the lease would not be included in both periods. Warehouses are excluded from the same store population as of the beginning of the fiscal quarter following the occurrence of such events. We evaluate our same store portfolio on a quarterly basis.

We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods.

We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our portfolio of warehouses and currency fluctuations on performance measures.

Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.

The following table reconciles same store contribution (NOI) to operating income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Year ended December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Same store contribution (NOI)	$346,879	$309,349	$302,040	$289,428	$289,513
Non-same store contribution (loss) (NOI)	1,449	4,696	5,709	4,829	6,822

Warehouse segment contribution (NOI)	$348,328	$314,045	$307,749	$294,257	$296,335
Third-party managed segment contribution (NOI)	12,825	14,814	12,581	10,353	11,199
Transportation segment contribution (NOI)	12,950	14,418	14,305	15,855	20,461
Quarry segment contribution (NOI)	2	2,368	2,385	2,054	2,316

Total segment contribution (NOI)	$374,105	$345,645	$337,020	$322,519	$330,311
Depreciation, depletion and amortization	(116,741)	(118,571)	(125,720)	(132,679)	(137,562)
Corporate-level selling, general and administrative expenses	(101,778)	(96,728)	(88,786)	(82,428)	(83,949)
Impairment of long-lived assets	(9,473)	(9,820)	(9,415)	—	—
Multi-Employer pension plan withdrawal expense	(9,167)	—	—	—	—

U.S. GAAP operating income	$136,946	$120,526	$113,099	$107,412	$108,800

(3)

We calculate EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of our operating performance. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDA adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, terminated site operations costs, expenses related to our review of the strategic alternatives for our company prior to the IPO, litigation settlements, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss on partially owned entities, impairment of partially owned entities, and multi-employer pension plan withdrawal expense. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•

although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDA and Core EBITDA as measures of our operating performance and not as measures of liquidity. The following table reconciles EBITDA and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Year ended December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Net (loss) income	$(608)	$4,932	$(21,176)	$(42,434)	$(30,767)
Adjustments:
Depreciation, depletion and amortization	116,741	118,571	125,720	132,679	137,562
Interest expense	114,898	119,552	116,710	114,223	113,509
Income tax expense	9,393	5,879	9,637	9,817	6,620

EBITDA	$240,424	$248,934	$230,891	$214,285	$226,924

Adjustments:
Severance and reduction in workforce costs (a)	516	900	886	570	552
Terminated site operations cost (b)	2,677	6	1,168	—	—
Strategic alternative costs (c)	8,136	4,666	(1,372)	712	2,626
Litigation settlements	—	89	900	—	56
Loss from partially owned entities	1,363	128	3,538	19,990	2,861
Non-recurring impairment of partially owned entities (d)	6,496	—	—	—	—
Impairment of inventory and long-lived assets	11,581	9,820	9,415	—	—
Loss (gain) on foreign currency exchange	3,591	(464)	3,470	5,273	7,482
Stock-based compensation expense (e)	2,358	6,436	3,108	2,827	1,580
Loss on debt extinguishment and modification	986	1,437	503	—	6,504
(Gain) loss on real estate and other asset disposals	(150)	(10,590)	1,131	400	2,629
Multi-Employer pension plan withdrawal expense	9,167	—	—	—	—

Core EBITDA	$287,145	$261,362	$253,638	$244,057	$251,214

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)

Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(d)

Represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV. We did not receive any cash distributions from the China JV since the formation of the joint venture.

(e)	Represents stock-based compensation expense related to equity awards under our pre-IPO equity incentive plans.

(4)

We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, severance and reduction in workforce costs, terminated site operations costs, expenses related to our review of the strategic alternatives for our company prior to the IPO, litigation settlements, non-recurring impairment charges arising from our joint venture in China, or the China JV, and impairment of partially owned entities, loss on debt extinguishment and modification, inventory asset impairment charges, foreign currency exchange gain or loss, excise tax settlement and multi-employer pension plan withdrawal expense. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included elsewhere in this Exhibit 99.1. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The following table reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

(5)

Gives effect to the pro forma adjustments described in Note 1 to the consolidated financial statements included in this Exhibit 99.1. In computing the net debt to Core EBITDA ratio we have used the historical Core EBITDA for the year ended December 31, 2017 reported above.

	Year ended December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Net (loss) income	$(608)	$4,932	$(21,176)	$(42,434)	$(30,767)
Adjustments:
Real estate related depreciation	86,478	85,645	88,717	88,394	92,414
Net (gain) loss on sale of depreciable real estate	(43)	(11,104)	597	(55)	—
Impairment charges on certain real estate assets	9,473	9,820	5,711	—	—
Real estate depreciation on China JV	1,183	1,268	1,216	1,206	1,080

Funds from operations	96,483	90,561	75,065	47,111	62,727
Less distributions on preferred shares of beneficial interest	(28,452)	(28,452)	(28,452)	(28,452)	(28,451)

Funds from operations attributable to common shareholders	$68,031	$62,109	$46,613	$18,659	$34,276

Adjustments:
Net (gain) loss on sale of non-real estate assets	(599)	464	(175)	195	2,024
Severance and reduction in workforce costs (a)	516	900	886	570	552
Terminated site operations costs (b)	2,677	6	1,168	—	—
Strategic alternative costs (c)	8,136	4,666	(1,372)	712	2,626
Litigation settlements	—	89	900	—	56
Impairment of partially owned entities (d)	6,496	—	—	16,724	—
Loss on debt extinguishment and modification	986	1,437	503	—	6,504
Inventory asset impairment	2,108	—	3,704	—	—
Foreign currency exchange loss (gain)	3,591	(464)	3,470	5,273	7,482
Excise tax settlement	4,984	—	—	—	—
Multi-Employer pension plan withdrawal expense	9,167	—	—	—	—

Core FFO applicable to common shareholders	$106,093	$69,207	$55,697	$42,133	$53,520

Adjustments:
Amortization of loan costs and debt discounts	8,604	7,193	6,672	6,144	5,851
Amortization of below/above market leases	151	196	520	630	403
Straight-line net rent	101	(564)	(516)	749	532
Deferred income taxes (benefit) expense	(3,658)	(586)	(2,292)	15,604	1,243
Stock-based compensation expense (e)	2,358	6,436	3,108	2,827	1,580
Non-real estate depreciation and amortization	30,264	32,926	37,003	44,285	45,148
Non-real estate depreciation and amortization on China JV	609	762	1,247	1,588	1,648
Recurring maintenance capital expenditures (f)	(49,906)	(44,445)	(41,685)	(32,808)	(28,291)

Adjusted FFO applicable to common shareholders	$94,616	$71,125	$59,754	$81,152	$81,634

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)

Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(d)

For 2017, represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV. For 2014, represents an impairment charge of certain tangible and intangible assets of the China JV. We did not receive any cash distributions from the China JV since the formation of the joint venture.

(e)	Represents stock-based compensation expense related to equity awards under our pre-IPO equity incentive plans.
(f)

Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. For additional information regarding these expenditures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses” in Item 7 of this Exhibit 99.1.

(6)

Net debt to Core EBITDA represents (i) our gross debt (defined as total debt plus discount and deferred financing costs) less cash and cash equivalents divided by (ii) Core EBITDA. Our management believes that this ratio is useful because it provides investors with information regarding gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Core EBITDA.

The following table reconciles net debt to total debt, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP:

	As of December 31,
	2017	2017	2016
	Pro forma (a)	Historical
	(In thousands)
Total debt	1,564,390	$1,901,090	$1,831,973
Discount and deferred financing costs	18,166	32,175	35,916

Gross debt	1,582,556	1,933,265	1,867,889
Adjustments:
Less: cash and cash equivalents	183,656	48,873	22,834

Net debt	$1,398,900	$1,884,392	$1,845,055

(a)	Reflects the pro forma adjustments referenced in footnote (5) above.

ITEM 7. Management Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item 7 has been updated to reflect a) the recast of “Selling, general and administrative” and “Other expense-net” for all periods presented to conform to the presentation of non-service cost components associated with the adoption of ASU 2017-07, and b) the recast of “Net cash used in investing activities” for all periods presented to conform to the presentation requirements associated with the adoption of ASU 2016-18. There have been no other changes made since the filing of our 2017 Annual Report. For significant developments since the filing of the 2017 Annual Report, refer to other periodic reports filed with the SEC through the date of this Current Report on Form 8-K.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements included in this Current Report. In addition, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under Item 1A of our 2017 Annual Report.

MANAGEMENT’S OVERVIEW

We are the world’s largest owner and operator of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of December 31, 2017, we operated a global network of 158 temperature-controlled warehouses encompassing 933.9 million cubic feet, with 140 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. We also own and operate a limestone quarry through a separate business segment. In addition, we hold a minority interest in the China JV, which owns or operates 13 temperature-controlled warehouses located in China. We view and manage our business through three primary business segments, excluding the China JV and the quarry: warehouse, third-party managed and transportation.

Components of Our Results of Operations

Warehouse. Our primary source of revenues consists of rent and storage and warehouse services fees. Our rent and storage and warehouse services revenues are the key drivers of our financial performance. Rent and storage revenues consist of recurring, periodic charges related to the storage of frozen and perishable food and other products in our warehouses by our customers. We also provide these customers with a wide array of handling and other warehouse services, such as (1) receipt, handling and placement of products into our warehouses for storage and preservation, (2) retrieval of products from storage upon customer request, (3) blast freezing, which involves the rapid freezing of non-frozen products, including individual quick freezing for agricultural produce and seafood, (4) case-picking, which involves selecting product cases to build customized pallets, (5) kitting and repackaging, which involves assembling custom product packages for delivery to retailers and consumers, and labeling services, (6) order assembly and load consolidation, (7) exporting and importing support services, (8) container handling, (9) cross-docking, which involves transferring inbound products to outbound trucks utilizing our warehouse docks without storing them in our warehouses, and (10) government-approved temperature-controlled storage and inspection services. We refer to these handling and other warehouse services as our value-added services.

Cost of operations for our warehouse segment consists of power, other facilities costs, labor and other costs. Labor, our largest cost of operations from our warehouse segment, consists primarily of employee wages, benefits, and workers’ compensation. Trends in our labor expense are influenced by changes in headcount and compensation levels, changes in customer requirements, workforce productivity and variability in costs associated with medical insurance. Our second largest cost of operations from our warehouse segment is power utilized in the operation of our temperature-controlled warehouses. As a result, trends in the price for power in the regions where we operate may have a significant effect on our financial results. We may from time to time hedge our exposure to changes in power prices through forward rate agreements or, to the extent possible and appropriate, increase the rates we charge our customers for storage in our warehouses. Other facilities costs include utilities other than power, insurance, property taxes, sanitation, repairs and maintenance on real estate, rent under operating leases, where applicable, and other related facilities costs. Other services costs include equipment costs, warehouse consumables (e.g., shrink-wrap and uniforms), warehouse administration and other related services costs.

Third-Party Managed. We receive a reimbursement of substantially all expenses for warehouses that we manage on behalf of third-party owners, with all reimbursements recognized as revenues under the relevant accounting guidance. We also earn management fees, incentive fees upon achieving negotiated performance and cost-savings results, or an applicable mark-up on costs. Cost of operations for our third-party managed segment is reimbursed on a pass-through basis (typically within two weeks).

Transportation. We charge transportation fees, including fuel surcharges, to our customers for whom we arrange the transportation of their products. Cost of operations for our transportation segment consists primarily of third-party carrier charges, which are impacted by factors affecting those carriers.

Quarry. In addition to our primary business segments, we own a limestone quarry in Carthage, Missouri. Revenues are generated from the sale of limestone mined at our quarry. Cost of operations for our quarry consists primarily of labor, equipment, fuel and explosives.

Other Consolidated Operating Expenses. We also incur depreciation, depletion and amortization expenses and corporate-level selling, general and administrative expenses.

Our depreciation, depletion and amortization charges result primarily from the capital-intensive nature of our business. The principal components of depreciation relate to our warehouses, including buildings and improvements, refrigeration equipment, racking, leasehold improvements, material handling equipment, furniture and fixtures, and our computer hardware and software. Depletion relates to the reduction of mineral resources resulting from the operation of our limestone quarry. Amortization relates primarily to intangible assets for customer relationships and below-market leases.

Our corporate-level selling, general and administrative expenses consist primarily of wages and benefits for management, administrative, business development, account management, marketing, engineering, supply-chain solutions, human resources and information technology personnel, as well as expenses related to communications and data processing, travel, professional fees, bad debts, training, office equipment and supplies. Trends in corporate-level selling, general and administrative expenses are influenced by changes in headcount and compensation levels, achievement of incentive compensation targets, and variability in costs associated with pension obligations. To position ourselves to meet the challenges of the current business environment, we have implemented a shared services support structure to better manage costs and enhance the efficiency of our operations.

Key Factors Affecting Our Business and Financial Results

Foreign Currency Translation Impact on Our Operations

Our consolidated revenues and expenses are subject to variations caused by the net effect of foreign currency translation on revenues and expenses incurred by our operations outside the United States. Future fluctuations of foreign currency exchange rates and their impact on our consolidated statements of operations are inherently uncertain. As a result of the relative size of our international operations, these fluctuations may be material on our results of operations. Our revenues and expenses from our international operations are denominated in the local currency of the country in which they are derived or incurred. Therefore, the impact of foreign currency fluctuations on our results of operations and margins is partially mitigated.

The following table shows a comparison of underlying average exchange rates of the foreign currencies that impacted our U.S. dollar-reported revenues and expenses during the periods discussed herein together with a comparison against the exchange rates of such currencies at the end of the applicable periods presented herein.

	December 31, 2017 compared to December 31, 2016			December 31, 2016 compared to December 31, 2015
	Average foreign exchange rate used to adjust operating results for the year ended December 31, 2017(1)	Foreign exchange rates as of December 31, 2017	Foreign exchange rates as of December 31, 2016	Average foreign exchange rate used to adjust operating results for the year ended December 31, 2016(1)	Foreign exchange rates as of December 31, 2016	Foreign exchange rates as of December 31, 2015
Australian dollar	0.744	0.781	0.723	0.751	0.723	0.729
New Zealand dollar	0.697	0.710	0.696	0.698	0.696	0.684
Argentinian peso	0.068	0.054	0.063	0.107	0.063	0.077
Canadian dollar	0.755	0.799	0.745	0.789	0.745	0.722

(1)

Represents the relevant average foreign exchange rates in effect in the comparable prior period applied to the activity for the current period. The average foreign currency exchange rates we apply to our operating results are derived from third party reporting sources for the periods indicated.

Focus on Our Operational Effectiveness and Cost Structure

We continuously seek to implement various initiatives aimed at streamlining our business processes and reducing our cost structure. Commencing in 2013, we realigned and centralized key business processes; implemented standardized operational processes; integrated and launched new information technology tools and platforms; instituted key health, safety, leadership and training programs; and added a strategic sourcing function to capitalize on the purchasing power of our network. Through the realignment of our business processes, we have improved retention of our key talent and reduced employee turnover, acquired new talent and strengthened our service offerings. In order to reduce costs in our facilities, we have invested in energy efficiency projects, including LED lighting, motion-sensor technology, variable frequency drives for our fans and compressors, third party efficiency reviews and real-time monitoring of energy consumption, rapid-close doors, and alternative-power generation technologies to improve the energy efficiency of our warehouses. We have also performed fine-tuning of our refrigeration systems, deployed efficient energy management practices, such as time-of-use and awareness, and have increased our participation in Power Demand Response programs with some of our power suppliers. These initiatives have allowed us to reduce our consumption of kilowatt hours and energy spend. In 2016, we implemented a strategic effort to exit certain leased facilities and transition customers within our warehouse portfolio to consolidate occupancy, reduce costs and increase contribution from the warehouses where these customers were transitioned. In executing these initiatives, we believe that we have enhanced our ability to serve our customers at the highest quality level and efficiently manage our warehouses.

As part of our initiatives to streamline our business processes and to reduce our cost structure, we have evaluated and exited less strategic and profitable markets or business lines, including the sale of certain warehouse assets. We continue to evaluate our markets and offerings.

Strategic Shift within Our Transportation Segment

In order to better focus our business on the operation of our temperature-controlled warehouses, we have undertaken a strategic shift in the solutions we provide in our transportation segment. As a result of this strategic shift, we have gradually exited certain commoditized, non-scalable, or low margin services we historically offered to our customers, including traditional brokered transportation services. We continue to offer more profitable programs, such as national and regional cross-dock, regional and multi-vendor consolidation service, and dedicated transportation services. We designed each of these programs to improve efficiency and reduce transportation and logistics costs to our warehouse customers, whose transportation spend typically represents the majority of their supply-chain costs. We believe this efficiency and cost reduction helps to drive increased occupancy in our temperature-controlled warehouses.

Historically Significant Customer

For the years ended December 31, 2017, 2016 and 2015, one customer accounted for more than 10% of our total revenues, with $198.6 million, $210.5 million and $196.0 million, respectively. The substantial majority of this customer’s business relates to our third-party managed segment. We are reimbursed for substantially all expenses we incur in managing warehouses on behalf of third-party owners. These reimbursements are recognized as revenues under applicable accounting guidance, but generally do not affect our financial results because they are offset by the corresponding expenses that are recognized in our third-party managed segment cost of operations. Of the revenues received from this customer, $183.1 million, $196.1 million and $180.4 million represented reimbursements for certain expenses we incurred during the years ended December 31, 2017, 2016 and 2015, respectively, that were offset by matching expenses included in our third-party managed cost of operations.

Occupancy of our Warehouses

Occupancy in our warehouses is an important driver of our financial results. Physical occupancy of an individual warehouse is impacted by a number of factors, including the type of warehouse (i.e., distribution, public, production advantaged or facility leased), specific customer needs in the markets served by the warehouse, timing of harvests or protein production for customers of the warehouse, the existence of leased but unoccupied pallets and the adverse effect of weather or market conditions on the customers of the warehouse. On a portfolio-wide basis, physical occupancy rates and warehouse revenues generally peak between mid-September and early December in connection with the holiday season and the peak harvest season in the United States. Physical occupancy rates and warehouse revenues on a portfolio-wide basis are generally the lowest during May and June. Our target occupancy across our warehouse portfolio varies by warehouse and warehouse type because our warehouses are configured to accommodate the individual needs of our customers. We generally regard approximately 85% average physical occupancy across our temperature-controlled warehouse portfolio as optimal, subject to relevant local market conditions and individual customer needs. We do not believe that a 100% occupancy rate is an ideal target for utilization of our warehouses because optimizing pallet throughput and efficient delivery of relevant value-added services require a certain amount of free pallet position capacity at all times in order to be able to efficiently place, store and retrieve products from pallet positions, particularly during periods of greatest occupancy or highest volume. Our occupancy metrics account for the physical occupancy of our warehouses. As customers continue to transition to contracts that feature a fixed storage commitment, our financial occupancy may be greater than our physical occupancy, as we may have the opportunity to sell space which is not being utilized by our fixed storage commitment customers.

Throughput at our Warehouses

The level of throughput at our warehouses is an important factor impacting our warehouse services revenues in our warehouse segment. Throughput refers to the volume of pallets that enter and exit our warehouses. Higher levels of throughput drive warehouse services revenues in our warehouse segment as customers are typically billed on a basis that takes into account the level of throughput of the goods they store in our warehouses.

How We Assess the Performance of Our Business

Segment Contribution (NOI)

We evaluate the performance of our primary business segments based on their contribution (NOI) to our overall results of operations. We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). We use segment contribution (NOI) to evaluate our segments for purposes of making operating decisions and assessing performance in accordance with FASB ASC, Topic 280, Segment Reporting.

We also analyze the “segment contribution (NOI) margin” for each of our business segments, which we calculate as segment contribution (NOI) divided by segment revenues.

In addition to our segment contribution (NOI) and segment contribution (NOI) margin, we analyze the contribution (NOI) of our warehouse rent and storage operations and our warehouse services operations within our warehouse segment. We calculate the contribution (NOI) of our warehouse rent and storage operations as rent and storage revenues less power and other facilities cost. We calculate the contribution (NOI) of our warehouse services operations as warehouse services revenues less labor and other service costs. We calculate the contribution (NOI) margin for each of these operations as the applicable contribution (NOI) measure divided by the applicable revenue measure. We believe the presentation of these contribution (NOI) and contribution (NOI) margin measures helps investors understand the relative revenues, costs and earnings resulting from each of these separate types of services we provide to our customers in the same manner reviewed by our management in connection with the operation of our business. These contribution (NOI) measures within our warehouse segment are not measurements of financial performance under U.S. GAAP, and these measures should be considered as supplements, but not as alternatives, to our results calculated in accordance with U.S. GAAP. We provide reconciliations of these measures in the discussions of our comparative results of operations below.

Same Store Analysis

We refer to a “same store” as a warehouse we owned or leased for the entirety of two comparable periods and which has reported at least twelve months of consecutive normalized operations prior to the commencement of the earlier period being considered. We define “normalized operations” as a site open for operation or lease after a warehouse acquisition, development or significant modification, including the expansion of a warehouse footprint or a warehouse rehabilitation subsequent to an extraordinary event, such as natural disasters or similar events. In addition, our definition of “normalized operations” takes into account changes in the ownership structure (e.g., acquisition of a previously leased warehouse would result in different charges in the compared periods), which would impact comparability in our warehouse segment contribution (NOI). Warehouses are excluded from the same store population as of the beginning of the fiscal quarter following the occurrence of such events. We evaluate our same store portfolio on a quarterly basis.

We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures.

The following table shows a summary of the number of same-store warehouses in our portfolio and the number of warehouses excluded as same-store warehouses during the periods discussed herein.

	December 31, 2017 compared to December 31, 2016	December 31, 2016 compared to December 31, 2015
Total Warehouses	158	159
Same Store Warehouses [1]	139	139
Non-Same Store and Managed Warehouses	19	20

(1)

During 2017, four of our owned warehouse facilities reported at least twelve months of consecutive normalized operations after the acquisition, construction, expansion or rehabilitation of the asset prior to the beginning of fiscal 2016. These additions to the same store category were offset by the disposal of three owned warehouse facilities and the exit from one leased warehouse facility in 2017.

Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP. We provide reconciliations of these measures in the discussions of our comparative results of operations below.

Constant Currency Metrics

As discussed above under “—Key Factors Affecting Our Business and Financial Results—Foreign Currency Translation Impact on Our Operations,” our consolidated revenues and expenses are subject to variations caused by the net effect of foreign currency translation on revenues generated and expenses incurred by our operations outside the United States, variations which we cannot control. As a result, in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we analyze our business performance based on certain constant currency reporting that represents current period results translated into U.S. dollars at the relevant average foreign exchange rates applicable in the comparable prior period. We believe that the presentation of constant currency results provides a measurement of our ongoing operations that is meaningful to investors because it excludes the impact of these foreign currency movements that we cannot control. Constant currency results are not measurements of financial performance under U.S. GAAP, and our constant currency results should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP. We provide reconciliations of these measures in the discussions of our comparative results of operations below. Our discussion of the drivers of our performance below are based upon U.S. GAAP.

RESULTS OF OPERATIONS

Comparison of Results for the Years Ended December 31, 2017 and 2016

Warehouse Segment

The following table presents the operating results of our warehouse segment for the years ended December 31, 2017 and 2016.

	Year ended December 31,			Change
	2017 actual	2017 constant currency(1)	2016 actual	Actual	Constant currency
	(Dollars in thousands)
Rent and storage	$501,604	$501,168	$476,800	5.2%	5.1%
Warehouse services	644,058	640,805	604,067	6.6%	6.1%

Total warehouse segment revenues	1,145,662	1,141,973	1,080,867	6.0%	5.7%
Power	72,408	72,376	71,999	0.6%	0.5%
Other facilities costs (2)	104,713	104,596	102,032	2.6%	2.5%
Labor	509,951	507,715	484,822	5.2%	4.7%
Other services costs (3)	110,262	109,898	107,969	2.1%	1.8%

Total warehouse segment cost of operations	797,334	794,585	766,822	4.0%	3.6%

Warehouse segment contribution (NOI)	$348,328	$347,388	$314,045	10.9%	10.6%

Warehouse rent and storage contribution (NOI) (4)	$324,483	$324,196	$302,769	7.2%	7.1%
Warehouse services contribution (NOI) (5)	$23,845	$23,192	$11,276	111.5%	105.7%
Total warehouse segment margin	30.4%	30.4%	29.1%	130 bps	130 bps
Rent and storage margin(6)	64.7%	64.7%	63.5%	120 bps	120 bps
Warehouse services margin(7)	3.7%	3.6%	1.9%	180 bps	170 bps

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $15.1 million and $16.7 million for the year ended December 31, 2017 and 2016, respectively.
(3)	Includes non-real estate rent expense of $14.0 million and $12.0 million for the year ended December 31, 2017 and 2016, respectively.
(4)	Calculated as rent and storage revenues less power and other facilities costs.
(5)	Calculated as warehouse services revenues less labor and other services costs.
(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Warehouse segment revenues were $1.15 billion for the year ended December 31, 2017, an increase of $64.8 million, or 6.0%, compared to $1.08 billion for the year ended December 31, 2016. On a constant currency basis, our warehouse segment revenues were $1.14 billion for the year ended December 31, 2017, an increase of $61.1 million, or 5.7%, year-over-year. These increases were primarily driven by a greater proportion of occupancy by customers that paid higher average rates per pallet as well as an increase in warehouse services volumes. The majority of the change in customer composition and related increase in revenues was generated through our domestic operations. The foreign currency translation of revenues incurred by our foreign operations had a $3.7 million favorable impact during the year ended December 31, 2017.

Warehouse segment cost of operations was $797.3 million for the year ended December 31, 2017, an increase of $30.5 million, or 4.0%, compared to $766.8 million for the year ended December 31, 2016. On a constant currency basis, our warehouse segment cost of operations was $794.6 million for the year ended December 31, 2017, an increase of $27.8 million, or 3.6%, compared to $766.8 million for the year ended December 31, 2016. This increase was driven primarily by rising labor costs, partially driven by higher throughput and an increased amount of more labor-intensive warehouse services relative to the year ended December 31, 2016.

Warehouse segment contribution (NOI) was $348.3 million for the year ended December 31, 2017, an increase of $34.3 million, or 10.9%, compared to $314.0 million for the year ended December 31, 2016. On a constant currency basis, warehouse segment contribution was $347.4 million for the year ended December 31, 2017, an increase of $33.3 million, or 10.6%, year-over-year.

Same Store Analysis

We had 139 same stores for the year ended December 31, 2017 and 2016. Please see “—How We Assess the Performance of Our Business—Same Store Analysis” above for a reconciliation of the change in the same store portfolio from year to year.

The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the years ended December 31, 2017 and 2016.

	Year ended December 31,			Change
	2017 actual	2017 constant currency(1)	2016 actual	Actual	Constant currency
	(Dollars in thousands)
Same store revenues:
Rent and storage	$491,174	$490,725	$465,528	5.5%	5.4%
Warehouse services	631,287	627,995	591,994	6.6%	6.1%

Total same store revenues	1,122,461	1,118,720	1,057,522	6.1%	5.8%
Same store cost of operations:
Power	70,101	70,076	68,974	1.6%	1.6%
Other facilities costs	99,448	99,339	94,153	5.6%	5.5%
Labor	498,978	496,689	473,325	5.4%	4.9%
Other services costs	107,055	106,679	105,261	1.7%	1.3%

Total same store cost of operations	$775,582	$772,783	$741,713	4.6%	4.2%

Same store contribution (NOI)	$346,879	$345,937	$315,809	9.8%	9.5%
Same store rent and storage contribution (NOI)(2)	$321,625	$321,310	$302,401	6.4%	6.3%
Same store services contribution (NOI)(3)	$25,254	$24,627	$13,408	88.4%	83.7%
Total same store margin	30.9%	30.9%	29.9%	100 bps	100 bps
Same store rent and storage margin(4)	65.5%	65.5%	65.0%	50 bps	50 bps
Same store services margin(5)	4.0%	3.9%	2.3%	170 bps	160 bps
Non-same store revenues:
Rent and storage	$10,430	$10,443	$11,272	(7.5)%	(7.4)%
Warehouse services	12,771	12,810	12,073	5.8%	6.1%

Total non-same store revenues	23,201	23,253	23,345	(0.6)%	(0.4)%
Non-same store cost of operations:
Power	2,307	2,300	3,025	(23.7)%	(24.0)%
Other facilities costs	5,265	5,257	7,879	(33.2)%	(33.3)%
Labor	10,973	11,026	11,497	(4.6)%	(4.1)%
Other services costs	3,207	3,219	2,708	18.4%	18.9%

Total non-same store cost of operations	$21,752	$21,802	$25,109	(13.4)%	(13.2)%

Non-same store contribution (NOI)	$1,449	$1,451	$(1,764)	(182.1)%	(182.3)%
Non-same store rent and storage contribution (NOI)(2)	$2,858	$2,886	$368	676.6%	684.2%
Non-same store services contribution (NOI)(3)	$(1,409)	$(1,435)	$(2,132)	(33.9)%	(32.7)%
Total warehouse segment revenues	$1,145,662	$1,141,973	$1,080,867	6.0%	5.7%
Total warehouse cost of operations	$797,334	$794,585	$766,822	4.0%	3.6%
Total warehouse segment contribution	$348,328	$347,388	$314,045	10.9%	10.6%

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

The following table provides certain operating metrics to explain the drivers of our same store performance.

	Year ended December 31,		Change
	2017	2016
Same store rent and storage:
Occupancy(1)
Average occupied pallets (in thousands)	2,447	2,414	1.4%
Average physical pallet positions (in thousands)	3,124	3,125	0.0%
Occupancy percentage	78.3%	77.2%	110 bps
Same store rent and storage revenues per occupied pallet	$200.75	$192.87	4.1%
Constant currency same store rent and storage revenues per occupied pallet	$200.56	$192.87	4.0%
Same store warehouse services:
Throughput pallets (in thousands)	27,038	26,562	1.8%
Same store warehouse services revenues per throughput pallet	$23.34	$22.29	4.7%
Constant currency same store warehouse services revenues per throughput pallet	$23.22	$22.29	4.2%
Non-same store rent and storage:
Occupancy
Average occupied pallets (in thousands)	62	56	9.6%
Average physical pallet positions (in thousands)	91	106	(14.3)%
Occupancy percentage	67.8%	53.0%
Non-same store warehouse services:
Throughput pallets (in thousands)	584	567	2.9%

(1)

We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from two to three feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Average occupancy at our same stores was 78.3% for the year ended December 31, 2017, an increase of 110 bps compared to 77.2% for the year ended December 31, 2016. This growth was primarily the result of an increase of 1.4% in average occupied pallets. The increase in our average occupied pallets primarily resulted from new business and incremental business with existing customers at our domestic and Australian operations, partially offset by a slight decline in the average occupied pallets in our New Zealand and Argentina operations. Same store rent and storage revenues per occupied pallet increased 4.1% year-over-year, primarily driven by rate increases and a greater proportion of occupancy by customers that paid higher average rates per pallet. On a constant currency basis, the increase in our same store rent and storage revenues per occupied pallet was approximately the same as the change in same store rent and storage revenues per occupied pallet including the effect of foreign currency fluctuations. This was attributable to the fact that the increase in same store rent and storage revenues from our domestic operations was substantially higher than the increase in same store rent and storage revenues from our foreign operations.

Throughput pallets at our same stores were 27.0 million pallets for the year ended December 31, 2017, an increase of 1.8% from 26.6 million pallets for the year ended December 31, 2016. This increase was largely the result of new and incremental occupancy and throughput from our domestic and Australian customers. Same store warehouse services revenues per throughput pallet increased 4.7% year-over-year primarily as a result of an increase in higher priced repackaging, blast freezing, and case-picking warehouse services and, in part, a favorable net effect of foreign currency translation as the increase in warehouse services revenues from our foreign operations was greater than the increase from the same revenues stream at our domestic operations. On a constant currency basis, our same store services revenues per throughput pallet increased 4.2% period-over-period.

Third-Party Managed Segment

The following table presents the operating results of our third-party managed segment for the years ended December 31, 2017 and 2016.

	Year ended December 31,			Change
	2017 actual	2017 constant currency(1)	2016 actual	Actual	Constant currency
Number of managed sites	12		12
	(Dollars in thousands)
Third-party managed revenues	$242,189	$241,674	$252,411	(4.0)%	(4.3)%
Third-party managed cost of operations	229,364	228,851	237,597	(3.5)%	(3.7)%

Third-party managed segment contribution	$12,825	$12,823	$14,814	(13.4)%	(13.4)%

Third-party managed margin	5.3%	5.3%	5.9%	-60 bps	-60 bps

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

Third-party managed revenues were $242.2 million for the year ended December 31, 2017, a decrease of $10.2 million, or 4.0%, compared to $252.4 million for the year ended December 31, 2016. On a constant currency basis, third-party managed revenues were $241.7 million for the year ended December 31, 2017, a decrease of $10.7 million, or 4.3%, year-over-year. These declines were attributable to lower business volume from our largest third-party managed customer, which led to a decline in incentive fees period-over-period.

Third-party managed cost of operations was $229.4 million for the year ended December 31, 2017, a decrease of $8.2 million, or 3.5%, compared to $237.6 million for the year ended December 31, 2016. On a constant currency basis, third-party managed cost of operations was $228.9 million for the year ended December 31, 2017, a decrease of $8.7 million, or 3.7%, year-over-year.

Third-party managed segment contribution (NOI) was $12.8 million for the year ended December 31, 2017, a decrease of $2.0 million, or 13.4%, compared to $14.8 million for the year ended December 31, 2016. On a constant currency basis, third-party managed segment contribution (NOI) was $12.8 million for the year ended December 31, 2017, a decrease of $2.0 million, or 13.4%, year-over-year.

Transportation Segment

The following table presents the operating results of our transportation segment for the years ended December 31, 2017 and 2016.

	Year ended December 31,			Change
	2017 actual	2017 constant currency(1)	2016 actual	Actual	Constant currency
	(Dollars in thousands)
Transportation revenues	$146,070	$145,043	$147,004	(0.6)%	(1.3)%
Brokered transportation	104,981	104,532	102,897	2.0%	1.6%
Other cost of operations	28,139	27,568	29,689	(5.2)%	(7.1)%

Total transportation cost of operations	133,120	132,100	132,586	0.4%	(0.4)%

Transportation segment contribution (NOI)	$12,950	$12,943	$14,418	(10.2)%	(10.2)%

Transportation margin	8.9%	8.9%	9.8%	-90 bps	-90 bps

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

Our transportation segment continued its strategic shift to focus on more profitable warehouse services and consolidation solutions by exiting certain commoditized, non-scalable, or low margin services we have historically offered to our customers. Transportation revenues were $146.1 million for the year ended December 31, 2017, a decrease of $0.9 million, or 0.6%, compared to $147.0 million for the year ended December 31, 2016. On a constant currency basis, transportation revenues were $145.0 million for the year ended December 31, 2017, a decrease of $2.0 million, or 1.3%, year-over-year. The strategic shift in our transportation segment resulted in higher revenue of $3.3 million on higher rates and more profitable transportation services in our domestic operations. Transportation services from our international operations led to a revenue decline of $4.4 million primarily as a result of lower volume from an Australian customer.

Transportation cost of operations was $133.1 million for the year ended December 31, 2017, an increase of $0.5 million, or 0.4%, compared to $132.6 million for the year ended December 31, 2016. On a constant currency basis, transportation cost of operations was $132.1 million for the year ended December 31, 2017, a decrease of $0.5 million, or 0.4%, year-over-year. Brokered transportation costs were slightly higher than a year ago primarily as a result of an increase in domestic consolidation programs. However, the strategic shift referenced above together with lower volume from our international operations led to a decline in other cost of operations for the segment.

Transportation segment contribution (NOI) was $13.0 million for the year ended December 31, 2017, a decrease of $1.5 million, or 10.2%, compared to $14.4 million for the year ended December 31, 2016. Transportation segment margin decreased 90 basis points year-over-year, to 8.9% from 9.8%. Despite increased margins and greater efficiencies in our domestic transportation operations, the overall decrease in margins resulted from slightly lower margins in our international transportation business. On a constant currency basis, transportation segment contribution was $12.9 million for the year ended December 31, 2017, a decrease of $1.5 million, or 10.2%, period-over-period.

Quarry Revenues and Cost of Operations

The following table presents the operating results of our quarry segment for the years ended December 31, 2017 and 2016.

	Year ended December 31,		Change
	2017	2016
	(Dollars in thousands)
Quarry revenues	$9,666	$9,717	(0.5)%
Quarry cost of operations	9,664	7,349	31.5%

Quarry segment contribution (NOI)	$2	$2,368	(99.9)%

Quarry margin	—%	24.4%	n/m

n/m: not meaningful

Quarry revenues were $9.7 million for the year ended December 31, 2017, which were consistent with revenues for the year ended December 31, 2016.

Quarry cost of operations was $9.7 million for the year ended December 31, 2017, an increase of $2.3 million, or 31.5%, compared to $7.3 million for the year ended December 31, 2016. This increase was primarily due to an impairment charge of $2.1 million we recognized in the second quarter of 2017 to write-down certain limestone inventory held at our quarry operations, which we determined to be not of saleable quality.

Quarry segment contribution (NOI) was break even for the year ended December 31, 2017, as compared to a contribution (NOI) of $2.4 million for the year ended December 31, 2016, largely driven by the write-down of inventory described above.

Other Consolidated Operating Expenses

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense was $116.7 million for the year ended December 31, 2017, a decrease of $1.8 million, or 1.5%, compared to $118.6 million for the year ended December 31, 2016. This change was primarily associated with the exit of certain warehouses toward the end of 2016, and the disposal of machinery and equipment no longer in use.

Selling, general and administrative. Corporate-level selling, general and administrative expenses were $101.8 million for the year ended December 31, 2017, an increase of $5.1 million, or 5.2%, compared to $96.7 million for the year ended December 31, 2016. Included in these amounts are business development expenses attributable to our customer onboarding, engineering and consulting services to support our customers in the cold chain. Business development expenses represented approximately 15% of corporate-level selling, general and administrative expenses for 2017 and 2016. We believe these costs are comparable to leasing costs for other publicly traded REITs. The increase in corporate-level selling, general and administrative expenses was primarily due to higher professional fees incurred in preparation for the IPO, and higher bonus and incentive expense resulting from improved operational results. In addition, in the third quarter of 2017, we recorded a $2.1 million expense to repair a leased warehouse facility to restore the site to its original condition prior to the lease. As part of the recast of financial information discussed in this Current Report, we reclassified non-service cost components of $2.9 million and $3.5 million for the year ended December 31, 2017 and 2016, respectively, from “Selling, general and administrative” to “Other expense-net”. This reclassification was associated with the adoption of ASU 2017-07. For the years ended December 31, 2017 and 2016, corporate-level selling, general and administrative expenses were 6.6% and 6.5%, respectively, of total revenues.

Impairment of long-lived assets. For the years ended December 31, 2017 and 2016, we recorded impairment charges of $9.5 million and $9.8 million, respectively, as a result of the planned disposal or exit of certain warehouse facilities, including certain idle facilities, with a net book value in excess of their estimated fair value based on third-party appraisals or letters of intent executed with prospective buyers. All of these impaired assets related to the Warehouse segment.

Multi-Employer pension plan withdrawal expense. During the third quarter of 2017, we recorded a one-time charge of $9.2 million representing the present value of a liability associated with our withdrawal obligation under the New England Fund for hourly, unionized associates at four of our domestic warehouse facilities. The New England Fund is grossly underfunded in accordance with Employee Retirement Income Security Act of 1974, or ERISA, funding standards and, therefore, the terms of ERISA required the development of a rehabilitation plan, creating a new fund that minimizes the pension withdrawal liability. As a result, current employers participating in the New England Fund were given the opportunity to exit the New England Fund and convert to a new fund. We are obligated to repay our portion of the unfunded liability in respect thereof, estimated at $13.7 million, in equal monthly installments of approximately $38,000 over 30 years, interest free. Under the relevant U.S. GAAP standard, a participating employer withdrawing from a multiemployer pension plan should account for a loss contingency equal to the present value of the withdrawal liability, and amortize the difference between such present value and the estimated unfunded liability through interest expense over the repayment period.

Other Income and Expense

Loss from Partially Owned Entities. For the year ended December 31, 2017, our partially owned entities reported a loss of $1.4 million, a $1.2 million increase compared to a loss of $0.1 million for the year ended December 31, 2016. This change was primarily attributable to a $1.4 million charge our China JV recorded to write-off a loan receivable from one of its bankrupt customers.

Impairment of Partially Owned Entities. In 2017, we recognized an impairment charge totalling $6.5 million related to our investment in the China JV accounted for under the equity method as we determined that the recorded investment was no longer recoverable from the projected future cash flows expected to be received from the China JV. The estimated fair value of this investment was determined based on an assessment of the proceeds expected to be received from the potential sale of our investment interests to the joint venture partner based on current negotiations.

The following table presents other items of income and expense for the years ended December 31, 2017 and 2016.

	Year ended December 31,		Change
	2017	2016	%
	(In thousands)
Other (expense) income:
Interest expense	$(114,898)	$(119,552)	(3.9)%
Interest income	1,074	708	51.7%
Loss on debt extinguishment and modification	(986)	(1,437)	n/m
Foreign currency exchange (loss) gain	(3,591)	464	n/m
Other expense—net	(1,944)	(1,368)	42.1%

n/m: not meaningful

Interest expense. Interest expense was $114.9 million for the year ended December 31, 2017, a decrease of $4.7 million, or 3.9%, compared to $119.6 million for the year ended December 31, 2016. In July 2016, we amended the terms of our Senior Secured Term Loan B Facility to lower the coupon rate on the initial tranche of the Senior Secured Term Loan B Facility from one-month LIBOR plus 5.50% to one-month LIBOR plus 4.75%, and to secure incremental borrowings of $385.0 million principal amount to pay off $375.0 million on our 2006 Mortgage Loans, which had coupon rates ranging from 5.43% to 5.55%. In January 2017, we re-amended the terms of our Senior Secured Term Loan B Facility to lower the credit spread from 4.75% to 3.75% on weighted average balance of $772.7 million for the year ended December 31, 2017.

Interest income. Interest income of $1.1 million for the year ended December 31, 2017 was 51.7% higher when compared to the year ended December 31, 2016. This period-over-period change was primarily driven by the collection of interest earned on delinquent billings. Historically, we have earned interest income primarily from term deposits held by our foreign subsidiaries. Starting in the second half of 2016, we began charging interest on delinquent billings net of a bad debt provision equal to the amount of interest earned for such delinquent customers until collected.

Loss on debt extinguishment and modification. As part of the January 2017 amendment of our Senior Secured Term Loan B Facility, and in connection with the pay-off of certain mortgage notes using incremental borrowings under the same facility in May of 2017, we recognized a $1.0 million charge to write-off unamortized debt issuance costs on the mortgage notes extinguished and debt modification costs on the Senior Secured Term Loan B Facility that could not be capitalized. In 2016, we recognized similar charges totalling $1.4 million related to the extinguishment of other mortgage notes and the refinancing of our Senior Secured Term Loan B Facility.

Foreign currency exchange gain (loss). We reported a foreign currency exchange loss of $3.6 million for the year ended December 31, 2017 compared to a $0.5 million gain for the year ended December 31, 2016. The monthly re-measurement of an intercompany loan denominated in Australian dollars, issued from our Australian subsidiary to one of our U.S. corporate subsidiaries, resulted in a larger foreign currency exchange loss in the year ended December 31, 2017, as the U.S. dollar weakened against the Australian dollar compared to the year ended December 31, 2016.

Other expense-net. Other expense-net, which represented net expense outside our operating segments, was $1.9 million for the year ended December 31, 2017, an increase of $0.6 million, or 42.1% compared to $1.4 million for the year ended December 31, 2016. Other expense-net in 2016 included proceeds of $3.1 million from the business interruption claim related to the disruption at our Dallas facility, whereas proceeds from the same claim were $0.6 million in 2017. As part of the recast of financial information discussed in this Current Report, we reclassified non-service cost components of $2.9 million and $3.5 million for the year ended December 31, 2017 and 2016, respectively, from “Selling, general and administrative” to “Other expense-net”. This reclassification was associated with the adoption of ASU 2017-07.

Income Tax Expense

Income tax expense for the year ended December 31, 2017 was $9.4 million, an increase of $3.5 million, or 59.8% compared to $5.9 million for the year ended December 31, 2016. During 2017, we reached a settlement with the Internal Revenue Service for payment of an excise tax in the amount of $4.3 million, including interest to resolve the matter for years prior to 2017 with an expected payment of $0.7 million to be made to resolve 2017 year. The settlement was reached with respect to a ruling request for confirmation of certain tax positions we believed qualified for the treatment we historically applied on the Company’s tax returns.

Comparison of Results for the Years Ended December 31, 2016 and 2015

Warehouse Segment

The following table presents the operating results of our warehouse segment for the years ended December 31, 2016 and 2015.

	Year ended December 31,			Change
	2016 actual	2016 constant currency (1)	2015 actual	Actual	Constant currency
	(Dollars in thousands)
Rent and storage	$476,800	$482,878	$469,190	1.6%	2.9%
Warehouse services	604,067	607,458	587,934	2.7%	3.3%

Total warehouse segment revenues	1,080,867	1,090,336	1,057,124	2.2%	3.1%

Power	71,999	72,747	73,587	(2.2)%	(1.1)%
Other facilities costs (2)	102,032	103,101	101,828	0.2%	1.3%
Labor	484,822	490,074	468,389	3.5%	4.6%
Other services costs (3)	107,969	108,099	105,571	2.3%	2.4%

Total warehouse segment cost of operations	$766,822	$774,021	$749,375	2.3%	3.3%

Warehouse segment contribution (NOI)	$314,045	$316,315	$307,749	2.0%	2.8%

Warehouse rent and storage contribution (NOI) (4)	$302,769	$307,030	$293,775	3.1%	4.5%
Warehouse services contribution (NOI) (5)	$11,276	$9,285	$13,974	(19.3)%	(33.6)%
Total warehouse segment margin	29.1%	29.0%	29.1%	—	-10 bps
Rent and storage margin (6)	63.5%	63.6%	62.6%	90 bps	100 bps
Warehouse services margin (7)	1.9%	1.5%	2.4%	-50 bps	-90 bps

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $16.7 million and $19.3 million for the years ended December 31, 2016 and 2015, respectively.
(3)	Includes non-real estate rent expense of $12.0 million and $12.1 million for the years ended December 31, 2016 and 2015, respectively.
(4)	Calculated as rent and storage revenues less power and other facilities costs.
(5)	Calculated as warehouse services revenues less labor and other services costs.
(6)	Calculated as warehouse rent and storage contribution (NOI) divided by rent and storage revenues.
(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Warehouse segment revenues were $1.08 billion for the year ended December 31, 2016, an increase of $23.7 million, or 2.2%, compared to $1.06 billion for the year ended December 31, 2015. On a constant currency basis, our warehouse segment revenues were $1.09 billion for the year ended December 31, 2016, an increase of $33.2 million, or 3.1%, year-over-year. This favorable change was mainly driven by incremental occupancy and throughput from our customers in Australia and New Zealand, coupled with favorable storage and handling rate adjustments and a 1.9% growth in total throughput in our domestic warehouse business. The unfavorable impact of foreign currency translation on revenues generated by our operations outside the United States totaled $9.5 million, which was driven by the continued strengthening of the U.S. dollar.

Warehouse segment cost of operations was $766.8 million for the year ended December 31, 2016, an increase of $17.4 million, or 2.3%, compared to $749.4 million for the year ended December 31, 2015. On a constant currency basis, our warehouse segment cost of operations was $774.0 million for the year ended December 31, 2016, an increase of $24.6 million, or 3.3%, compared to $749.4 million for the year ended December 31, 2015. This increase was driven primarily by rising labor costs, which increased 3.5% on an actual basis partially driven by higher throughput and an increased amount of more labor-intensive warehouse services relative to the comparable prior period. Cost of operations was also impacted by strategic efforts to exit certain leased facilities and transition customers within our warehouse portfolio. These increased costs were partially offset by lower power costs, which decreased 2.2%, on an actual basis.

Warehouse segment contribution (NOI) was $314.0 million for the year ended December 31, 2016, an increase of $6.3 million, or 2.0%, compared to $307.7 million for the year ended December 31, 2015. On a constant currency basis, warehouse segment contribution (NOI) was $316.3 million for the year ended December 31, 2016, an increase of $8.6 million, or 2.8%, year-over-year.

Same Store Analysis

We had 139 same stores for the years ended December 31, 2016 and 2015. The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the years ended December 31, 2016 and 2015.

	Year ended December 31,			Change
	2016 actual	2016 constant currency (1)	2015 actual	Actual	Constant currency
	(Dollars in thousands)
Same store revenues:
Rent and storage	$461,873	$467,952	$449,388	2.8%	4.1%
Warehouse services	577,948	581,338	558,502	3.5%	4.1%

Total same store revenues	1,039,821	1,049,290	1,007,890	3.2%	4.1%
Same store cost of operations:
Power	69,480	70,227	70,518	(1.5)%	(0.4)%
Other facilities costs	94,357	95,427	90,063	4.8%	6.0%
Labor	463,463	468,715	444,071	4.4%	5.5%
Other services costs	103,172	103,302	100,322	2.8%	3.0%

Total same store cost of operations	$730,472	$737,671	$704,974	3.6%	4.6%

Same store contribution (NOI)	$309,349	$311,619	$302,916	2.1%	2.9%
Same store rent and storage contribution (NOI) (2)	$298,036	$302,298	$288,807	3.2%	4.7%
Same store warehouse services contribution (NOI) (3)	$11,313	$9,321	$14,109	(19.8)%	(33.9)%
Total same store margin	29.8%	29.7%	30.1%	-30 bps	-40 bps
Same store rent and storage margin (4)	64.5%	64.6%	64.3%	20 bps	30 bps
Same store warehouse services margin (5)	2.0%	1.6%	2.5%	-50 bps	-90 bps
Non-same store revenues:
Rent and storage	$14,928	$14,928	$19,802	(24.6)%	(24.6)%
Warehouse services	26,118	26,118	29,432	(11.3)%	(11.3)%

Total non-same store revenues	41,046	41,046	49,234	(16.6)%	(16.6)%
Non-same store cost of operations:
Power	2,519	2,519	3,070	(17.9)%	(17.9)%
Other facilities costs	7,675	7,675	11,766	(34.8)%	(34.8)%
Labor	21,359	21,359	24,317	(12.2)%	(12.2)%
Other services costs	4,797	4,797	5,248	(8.6)%	(8.6)%

Total non-same store cost of operations	$36,350	$36,350	$44,401	(18.1)%	(18.1)%

Non-same store contribution (NOI)	$4,696	$4,696	$4,833	(2.8)%	(2.8)%
Non-same store rent and storage contribution (NOI) (2)	$4,734	$4,734	$4,966	(4.7)%	(4.7)%
Non-same store warehouse services contribution (NOI) (3)	$(38)	$(38)	$(133)	(71.4)%	(71.4)%
Total warehouse segment revenues	$1,080,867	$1,090,336	$1,057,124	2.2%	3.1%
Total warehouse cost of operations	$766,822	$774,021	$749,375	2.3%	3.3%
Total warehouse segment contribution (NOI)	$314,045	$316,315	$307,749	2.0%	2.8%

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

The following table provides certain operating metrics to explain the drivers of our same store performance.

	Year ended December 31,		Change
	2016	2015
Same store rent and storage:
Occupancy (1)
Average occupied pallets (in thousands)	2,409	2,401	0.3%
Average physical pallet positions (in thousands)	3,112	3,149	(1.2)%
Occupancy percentage	77.4%	76.3%	110 bps
Same store rent and storage revenues per occupied pallet	$191.74	$187.14	2.5%
Constant currency same store rent and storage revenues per occupied pallet	$194.27	$187.14	3.8%
Same store warehouse services:
Throughput pallets (in thousands)	26,031	25,105	3.7%
Same store warehouse services revenues per throughput pallet	$22.20	$22.25	(0.2)%
Constant currency same store warehouse services revenues per throughput pallet	$22.33	$22.25	0.4%
Non-same store rent and storage:
Occupancy
Average occupied pallets (in thousands)	46	47	(0.5)%
Average physical pallet positions (in thousands)	77	79	(3.5)%
Occupancy percentage	60.5%	58.7%	180 bps
Non-same store warehouse services:
Throughput pallets (in thousands)	969	691	40.2%

(1)

We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from two to three feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Average physical occupancy at our same stores was 77.4% for the year ended December 31, 2016, an increase of 110 basis points compared to 76.3% for the year ended December 31, 2015. This growth was primarily the result of an increase of 0.3% in average occupied pallets and a 1.2% decrease in average physical pallet positions. The increase in our average occupied pallets primarily resulted from new business at our Australian and New Zealand operations, partially offset by a slight decline in the average occupied pallets in our domestic operations. Same store rent and storage revenues per occupied pallet increased 2.5% year-over-year, primarily driven by rate increases and a greater proportion of occupancy by customers that paid higher average rates per pallet, partially offset by the unfavorable foreign currency impact of a stronger U.S. dollar on the translation of revenues and expenses incurred by our operations outside the United States. On a constant currency basis, our same store rent and storage revenues per occupied pallet increased 3.8% year-over-year.

Throughput pallets at our same stores were 26.0 million pallets for the year ended December 31, 2016, an increase of 3.7% from 25.1 million pallets for the year ended December 31, 2015. This increase was the result of new and incremental occupancy and throughput in Australia, additional throughput pallets from new domestic customers, and net higher throughput from existing domestic customers. Same store warehouse services revenues per throughput pallet decreased 0.2% year-over-year primarily as a result of a decline in higher priced repackaging, blast freezing, and case-picking warehouse services, and the unfavorable net effect of foreign currency translation mentioned above. On a constant currency basis, our same store warehouse services revenues per throughput pallet increased 0.4% year-over-year.

Third-Party Managed Segment

The following table presents the operating results of our third-party managed segment for the years ended December 31, 2016 and 2015.

	Year ended December 31,			Change
	2016 actual	2016 constant currency (1)	2015 actual	Actual	Constant currency
	(Dollars in thousands)
Number of managed sites	12		12
Third-party managed revenues	$252,411	$253,043	$233,564	8.1%	8.3%
Third-party managed cost of operations	237,597	238,179	220,983	7.5%	7.8%

Third-party managed segment contribution (NOI)	$14,814	$14,864	$12,581	17.7%	18.1%

Third-party managed margin	5.9%	5.9%	5.4%	50 bps	50 bps

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

Third-party managed revenues were $252.4 million for the year ended December 31, 2016, an increase of $18.8 million, or 8.1%, compared to $233.6 million for the year ended December 31, 2015. On a constant currency basis, third-party managed revenues were $253.0 million for the year ended December 31, 2016, an increase of $19.5 million, or 8.3%, year-over-year. These increases were due to higher reimbursable operating expenses related to higher throughput at sites managed for our existing customers.

Third-party managed cost of operations was $237.6 million for the year ended December 31, 2016, an increase of $16.6 million, or 7.5%, compared to $221.0 million for the year ended December 31, 2015. On a constant currency basis, third-party managed cost of operations was $238.2 million for the year ended December 31, 2016, an increase of $17.2 million, or 7.8%, year-over-year. These increases were primarily due to higher reimbursable operating expenses related to higher throughput at sites managed for our existing customers.

Third-party managed segment contribution (NOI) was $14.8 million for the year ended December 31, 2016, an increase of $2.2 million, or 17.7%, compared to $12.6 million for the year ended December 31, 2015. On a constant currency basis, third-party managed segment contribution (NOI) was $14.9 million for the year ended December 31, 2016, an increase of $2.3 million, or 18.1%, year-over-year.

Transportation Segment

The following table presents the operating results of our transportation segment for the years ended December 31, 2016 and 2015.

	Year ended December 31,			Change
	2016 actual	2016 constant currency (1)	2015 actual	Actual	Constant currency
	(Dollars in thousands)
Transportation revenues	$147,004	$151,863	$180,892	(18.7)%	(16)%
Brokered transportation	102,897	106,244	134,255	(23.4)%	(20.9)%
Other cost of operations	29,689	30,090	32,332	(8.2)%	(6.9)%

Total transportation cost of operations	132,586	136,334	166,587	(20.4)%	(18.2)%

Transportation segment contribution (NOI)	$14,418	$15,529	$14,305	0.8%	8.6%

Transportation margin	9.8%	10.2%	7.9%	190 bps	230 bps

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

Our transportation segment continued its strategic shift to focus on more profitable warehouse services and consolidation solutions by exiting certain commoditized, non-scalable, or low margin services we have historically offered to our customers. Transportation revenues were $147.0 million for the year ended December 31, 2016, a decrease of $33.9 million, or 18.7%, compared to $180.9 million for the year ended December 31, 2015. On a constant currency basis, transportation revenues were $151.9 million for the year ended December 31, 2016, a decrease of $29.0 million, or 16.0%, year-over-year. The strategic shift in our transportation segment and lower business throughput from our domestic customers contributed $37.0 million of the decrease, offset by $3.1 million higher revenues from our international operations.

Transportation cost of operations was $132.6 million for the year ended December 31, 2016, a decrease of $34.0 million, or 20.4%, compared to $166.6 million for the year ended December 31, 2015. On a constant currency basis, transportation cost of operations was $136.3 million for the year ended December 31, 2016, a decrease of $30.3 million, or 18.2%, year-over-year. These decreases were primarily due to lower brokered transportation costs as a result of lower revenues related to the strategic shift referenced above.

Transportation segment contribution (NOI) was $14.4 million for the year ended December 31, 2016, an increase of $0.1 million, or 0.8%, compared to $14.3 million for the year ended December 31, 2015. Transportation segment margin increased 190 basis points year-over-year, to 9.8% from 7.9%, as the business shifted towards more profitable services. On a constant currency basis, transportation segment contribution (NOI) was $15.5 million for the year ended December 31, 2016, an increase of $1.2 million, or 8.6%, year-over-year.

Quarry Revenues and Cost of Operations

The following table presents the operating results of our quarry segment for the years ended December 31, 2016 and 2015.

	Year ended December 31,		Change
	2016	2015
	(Dollars in thousands)
Quarry revenues	$9,717	$9,805	(0.9)%
Quarry cost of operations	7,349	7,420	(1.0)%

Quarry segment contribution (NOI)	$2,368	$2,385	(0.7)%

Quarry margin	24.4%	24.3%	10 bps

Quarry revenues were $9.7 million for the year ended December 31, 2016, a decrease of $0.1 million, or 0.9%, compared to $9.8 million for the year ended December 31, 2015. This decrease was primarily due to a slowdown in construction projects from traditional customers and minor price decreases as a result of lower market prices driven by competition.

Quarry cost of operations was $7.3 million for the year ended December 31, 2016, a decrease of $0.1 million, or 1.0%, compared to $7.4 million for the year ended December 31, 2015. This decrease was primarily due to lower fuel costs resulting from lower oil prices.

Quarry segment contribution (NOI) was $2.4 million for the year ended December 31, 2016, virtually flat compared to the year ended December 31, 2015.

Other Consolidated Operating Expenses

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense was $118.6 million for the year ended December 31, 2016, a decrease of $7.1 million, or 5.7%, compared to $125.7 million for the year ended December 31, 2015. This decrease was primarily due to the disposal and write-off of certain machinery and equipment that were no longer utilized.

Impairment of intangible assets and long-lived assets. For the years ended December 31, 2016 and 2015, we recorded impairment charges of $9.8 million and $5.7 million, respectively, as a result of the planned disposal of certain facilities, and other idle facilities, with a net book value in excess of their estimated fair value based on third-party appraisals or purchase offers. These impaired assets related to the warehouse segment. During 2015, we also recorded an impairment charge of $3.7 million on one of our below-market leasehold interests associated with a lease that we did not intend to renew as we removed excess capacity from our warehouse portfolio.

Selling, general and administrative. Corporate-level selling, general and administrative expenses were $96.7 million for the year ended December 31, 2016, an increase of $7.9 million, or 8.9%, compared to $88.8 million for the year ended December 31, 2015. Included in these amounts are business development expenses attributable to our customer onboarding, engineering and consulting services to support our customers in the cold chain. Business development expenses represented approximately 15% of corporate-level selling, general and administrative expenses for 2016 and 2015. We believe these costs are comparable to leasing costs for other publicly traded REITs. This increase was primarily due to investments in our engineering services function to expand headcount, and higher professional fees incurred for alternative strategic opportunities. For the year ended December 31, 2016, corporate-level selling, general and administrative expenses were 6.5% of our total revenues, an increase of 0.5% from 6.0% of total revenues for the year ended December 31, 2015. As part of the recast of financial information discussed in this Current Report, we reclassified non-service cost components of $3.5 million and $2.4 million for the year ended December 31, 2016 and 2015, respectively, from “Selling, general and administrative” to “Other expense-net”. This reclassification was associated with the adoption of ASU 2017-07.

Other Income and Expense

The following table presents other items of income and expense for the years ended December 31, 2016 and 2015.

	Year ended December 31,		Change
	2016	2015
	(Dollars in thousands)
Other (expense) income:
Interest expense	$(119,552)	$(116,710)	2.4%
Interest income	708	724	(2.2)%
Loss on debt extinguishment and modification	(1,437)	(503)	n/m
Foreign currency exchange gain (loss)	464	(3,470)	(113.4)%
Other expense—net	(1,368)	(544)	n/m

n/m: not meaningful

Interest expense. Interest expense was $119.6 million for the year ended December 31, 2016, an increase of $2.8 million, or 2.4%, compared to $116.7 million for the year ended December 31, 2015. This increase was primarily attributable to an increase in our weighted average debt outstanding for the year ended December 31, 2016 compared to the year ended December 31, 2015, and an increase in our weighted average effective interest rate. Effective interest rates included the amortization of the deferred financing costs and original issuance debt discounts.

In June 2015, our Australian and New Zealand subsidiaries entered into new mortgage notes in an aggregate principal amount of $187.4 million with a weighted average effective interest rate of 4.96% as of December 31, 2016 and 2015. In addition, on December 1, 2015, we refinanced $350.0 million of the 2006 Mortgage Loans and a construction loan of $14.2 million with a weighted average effective interest rate of 6.00% and 3.81%, respectively, as of the date of the refinancing thereof, through the issuance of a new $325.0 million term loan under our Senior Secured Term Loan B Facility with an average annual effective interest rate of 7.19% as of December 31, 2015.

In July 2016, we amended the terms of the term loan under our Senior Secured Term Loan B Facility incurred on December 1, 2015 to secure incremental borrowings of $385.0 million principal amount, and used the net proceeds to repay the balance of our 2006 Mortgage Loans and to lower the credit spread on the initial tranche of the term loan. The $704.8 million aggregate principal amount of the amended term loan had an effective interest rate of 6.38% as of December 31, 2016.

Interest income. Interest income of $0.7 million for the year ended December 31, 2016 was 2.2% lower when compared to the same period in 2015. Historically, we have earned interest income primarily from term deposits held by our foreign subsidiaries. Starting in 2016, we began charging interest on delinquent billings net of a bad debt provision equal to the amount of interest earned for such delinquent customers until collected. The year-over-year change was primarily driven by movements in foreign currency exchange rates.

Loss on debt extinguishment and modification. Loss on debt extinguishment and modification was $1.4 million for the year ended December 31, 2016, an increase of $0.9 million, compared to $0.5 million for the year ended December 31, 2015. In 2016, we used the net proceeds from the incremental borrowings of the term loan under our Senior Secured Term Loan B Facility to repay the balance of our 2006 Mortgage Loans, and recognized a related $1.4 million loss on debt extinguishment and modification. In 2015, we recognized a $0.5 million loss on debt extinguishment and modification in connection with the termination of a revolving credit facility that was established in 2010, and the payoff of other tranches of mortgage notes and a construction loan. The loss in both periods consisted of a write-off of unamortized debt issuance costs, as well as loan fees and third-party costs related to the aforementioned debt not capitalizable.

Foreign currency exchange gain (loss). We reported a foreign currency exchange gain of $0.5 million for the year ended December 31, 2016 compared to a $3.5 million loss for the year ended December 31, 2015. The monthly re-measurement of an intercompany loan denominated in Australian dollars from our Australian subsidiary to one of our U.S. corporate subsidiaries resulted in a foreign currency exchange gain in 2016, as the U.S. dollar strengthened against the Australian dollar toward the end of 2016.

During the first half of 2015, one of our U.S. subsidiaries was the lender of another intercompany loan to our Australian subsidiary, which loan was denominated in Canadian dollars. With the U.S. dollar strengthening against the Canadian dollar for most of 2015, the re-measurement of this other intercompany loan led to a net loss on foreign currency exchange.

Other expense—net. Other expense—net, which represents net expense outside our operating segments, was $1.4 million for the year ended December 31, 2016, an increase of $0.8 million, or 151%, compared to $0.5 million for the year ended December 31, 2015. Other expense—net in 2016 included proceeds of $3.1 million from the insurance claim related to a business disruption at our Dallas facility. These proceeds were partially offset by asset disposal losses totaling $1.0 million. Prior year other expense—net consisted primarily of proceeds from company-owned life insurance policies. As part of the recast of financial information discussed in this Current Report, we reclassified non-service cost components of $3.5 million and $2.4 million for the year ended December 31, 2016 and 2015, respectively, from “Selling general and administrative” to “Other expense-net”. This reclassification was associated with the adoption of ASU 2017-07.

Loss from Partially-Owned Entities

Loss from partially-owned entities was $0.1 million for the year ended December 31, 2016, a decrease of $3.4 million, or 96.4%, compared to a loss of $3.5 million for the year ended December 31, 2015. This decrease was primarily driven by the recognition during 2016 by the China JV of a gain of approximately $1.6 million from the sale of a parcel of land to one of its Chinese affiliates. In addition, the China JV performed better in 2016, as the average occupancy rate across its temperature-controlled warehouse network increased approximately 6% year-over-year.

Income Tax Expense

Income tax expense for the year ended December 31, 2016 was $5.9 million, a decrease of $3.8 million, or 39.0%, compared to $9.6 million for the year ended December 31, 2015. This change was primarily driven by lower taxable income from our domestic Taxable Real-estate Subsidiary (TRS) entities and foreign subsidiaries, as compared to the year ended December 31, 2015.

Gain from Sale of Real Estate, Net of Tax

For the year ended December 31, 2016, we recognized a gain of $11.6 million primarily from the sale of three idle facilities, two parcels of land that we no longer intend to develop, and one temperature-controlled non-strategic storage facility.

Net Effect of Foreign Currency Translation for Comparative Periods

In order to provide a framework for assessing how our underlying businesses performed on an overall basis during the comparison periods presented above, excluding the effect of foreign currency fluctuations, the table below provides an overview of the aggregate effect of foreign currency fluctuations by showing the actual and constant currency results of each of the comparison periods translated into U.S. dollars at the average foreign exchange rates applicable during the year ended December 31, 2015. Constant currency results are not measurements of financial performance under U.S. GAAP, and our constant currency results should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.

	Actual currency exchange rates
	Year ended December 31,			Year ended December 31,			Compound annual growth rate 2015- 2017
	2017 actual currency	2016 actual currency	2015 actual currency	2017 constant currency (1)	2016 constant currency (1)	2015 actual currency	Actual currency	Constant currency
	(In thousands)
Warehouse Segment
Rent and storage revenue	$501,604	$476,800	$469,190	$501,168	$496,015	$469,190	3.4%	3.4%
Warehouse services revenue	644,058	604,067	587,934	640,805	632,105	587,934	4.7%	4.4%

Total warehouse revenue	$1,145,662	$1,080,867	$1,057,124	$1,141,973	$1,128,120	$1,057,124	4.1%	3.9%
Rent and storage contribution (NOI)	$324,483	$302,769	$293,775	$324,196	$315,744	$293,775	5.1%	5.1%
Warehouse services contribution (NOI)	23,845	11,276	13,974	23,192	10,079	13,974	30.6%	28.8%

Total warehouse contribution (NOI)	$348,328	$314,045	$307,749	$347,388	$325,823	$307,749	6.4%	6.2%
Third-Party Managed Segment
Revenue	$242,189	$252,411	$233,564	$241,674	$256,745	$233,564	1.8%	1.7%
Contribution (NOI)	12,825	14,814	12,581	12,823	15,340	12,581	1.0%	1.0%
Transportation Segment
Revenue	$146,070	$147,004	$180,892	$145,043	$164,752	$180,892	(10.1)%	(10.5)%
Contribution (NOI)	12,950	14,418	14,305	12,943	16,947	14,305	(4.9)%	(4.9)%
Quarry
Revenue	$9,666	$9,717	$9,805	$9,666	$9,717	$9,805	(0.7)%	(0.7)%
Contribution (NOI)	2	2,368	2,385	2	2,368	2,385	(97.1)%	(97.1)%

Total Revenue	$1,543,587	$1,489,999	$1,481,385	$1,538,356	$1,559,334	$1,481,385	2.1%	1.9%

Total Segment Contribution (NOI)	$374,105	$345,645	$337,020	$373,156	$360,478	$337,020	5.4%	5.2%

(1)

The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to December 31, 2015.

LIQUIDITY AND CAPITAL RESOURCES

Overview

We currently expect that our principal sources of funding for working capital, facility acquisitions, expansions, maintenance and renovation of our properties, developments projects, debt service and distributions to our shareholders will include:

•	current cash balances;

•	cash flows from operations;

•	borrowings under our 2018 Senior Secured Credit Facilities; and

•	other forms of secured or unsecured debt financings and equity offerings.

We expect that our funding sources as noted above are adequate and will continue to be adequate to meet our short-term liquidity requirements and capital commitments. These liquidity requirements and capital commitments include:

•	operating activities and overall working capital;

•	capital expenditures;

•	debt service obligations; and

•	quarterly shareholder distributions.

We expect to utilize the same sources of capital we will rely on to meet our short-term liquidity requirements to also meet our long-term liquidity requirements, which include funding our operating activities, our debt service obligations and shareholder distributions, and our future development and acquisition activities.

REIT Qualification

To maintain our qualification as a REIT, we must make distributions to our common shareholders aggregating annually at least 90% of our REIT taxable income excluding capital gains. While historically we have satisfied this requirement by making cash distributions to our shareholders, we may choose to satisfy this requirement by making distributions of other property, including, in limited circumstances, our own common shares. Cash flows from our operations, which are included in net cash provided by operating activities in our consolidated statements of cash flows, were sufficient to cover distributions on our common shares and our then outstanding preferred shares for the years ended December 31, 2017, 2016 and 2015.

As a result of this requirement, we cannot rely on retained earnings to fund our business needs to the same extent as other entities that are not REITs. If we do not have sufficient funds available to us from our operations to fund our business needs, we will need to find alternative ways to fund those needs. Such alternatives may include, among other things, divesting ourselves of temperature-controlled warehouses (whether or not the sales price is optimal or otherwise meets our strategic long-term objectives), incurring additional indebtedness or issuing equity securities in public or private transactions, the availability and attractiveness of the terms of which cannot be assured.

Security Interests in Customers’ Products

By operation of law and in accordance with our customer contracts (other than leases), we receive warehouseman’s liens on products held in our warehouses to secure customer payments. Such liens permit us to take control of the products and sell them to third parties in order to recover any monies receivable on a delinquent account, but such products may be perishable or otherwise not readily saleable by us. Historically, in instances where we have warehouseman’s liens and our customer sought bankruptcy protection, we have been successful in receiving “critical vendor” status, which has allowed us to fully collect on our accounts receivable during the pendency of the bankruptcy proceeding.

Our bad debt expense was $1.2 million, $1.1 million and $0.8 million for the years ended December 31, 2017, 2016 and 2015, respectively. As of December 31, 2017, we maintained bad debt reserves of approximately $5.3 million, which we believed to be adequate.

Outstanding Indebtedness

The following table presents our outstanding indebtedness as of December 31, 2017 and 2016.

					Effective interest rate [7] as of December 31, 2017	Outstanding principal amount at
	Stated maturity date		Contractual interest rate [5]			December 31, 2017	December 31, 2016
						(In thousands)
2010 Mortgage Loans cross-collateralized and cross-defaulted by 46 warehouses:
Component A-1	1/2021		3.86%		4.40%	$56,941	$73,619
Component A-2-FX	1/2021		4.96%		5.38%	150,334	150,334
Component A-2-FL 1	1/2021		LIBOR + 1.51%		3.45%	48,654	74,899
Component B	1/2021		6.04%		6.48%	60,000	60,000
Component C	1/2021		6.82%		7.28%	62,400	62,400
Component D	1/2021		7.45%		7.92%	82,600	82,600
2013 Mortgage Loans cross-collateralized and cross-defaulted by 15 warehouses:
Senior note	5/2023		3.81%		4.14%	194,223	200,252
Mezzanine A	5/2023		7.38%		7.55%	70,000	70,000
Mezzanine B	5/2023		11.50%		11.75%	32,000	32,000
ANZ Term Loans secured by mortgages in properties owned by relevant subsidiaries:
Australian Term Loan [2]	6/2020		BBSY + 1.40%		4.51%	158,645	146,789
New Zealand Term Loan [3]	6/2020		BKBM + 1.40%		5.12%	31,240	30,615
Senior Secured Term Loan B Facility secured by stock pledge in qualified subsidiaries	12/2022		LIBOR + 3.75% with 1% floor or ABR + 2.75% with 2% floor		5.79%	806,918	704,833

Total principal amount of mortgage notes and term loans						1,753,955	1,688,341
Less deferred financing costs						(25,712)	(28,473)
Less debt discount						(6,285)	(7,443)

Total mortgage notes and term loans, net of deferred financing costs and debt discount						$1,721,958	$1,652,425

2015 Senior Secured Revolving Credit Facility secured by stock pledge in qualified subsidiaries	12/2018	[4]	LIBOR + 3.00% or ABR + 2.00%		3.92%	$—	$28,000

Construction Loans:
Warehouse Clearfield, UT secured by mortgage	2/2019		LIBOR + 3.25 or prime rate + 2.25	% %	5.18%	$19,671	$—
Less deferred financing costs						(179)	—

						$19,492	$—

Warehouse Middleboro, MA secured by mortgage	8/2020		LIBOR +2.75 or ABR +1.75	% %	—	$—	$—

(1)

Component A-2-FL of the 2010 Mortgage Loans has a variable interest rate equal to one-month LIBOR plus 1.51%, with one-month-LIBOR subject to a floor of 1.00% per annum. In addition, we maintain an interest rate cap on the variable rate tranche that caps one-month LIBOR at 6.0%. The variable interest rate at December 31, 2017 was 2.98% per annum.

(2)

As of December 31, 2017, the outstanding balance was AUD$203.0 million and the variable interest rate was 3.10% per annum (1.70% BBSY plus 1.40% margin) of which 75% is fixed via an interest rate swap at 4.06% per annum (2.66% BBSY plus 1.40% margin).

(3)

As of December 31, 2017, the outstanding balance was NZD$44.0 million and the variable interest rate was 3.22% per annum (1.82% BKBM plus 1.40% margin), of which 75% is fixed via an interest rate swap at 4.93% per annum (3.53% BKBM plus 1.40% margin).

(4)	Prior to the IPO we have the option to extend the stated maturity date of our Senior Secured Revolving Credit Facility to December 1, 2019, subject to certain conditions.
(5)	References in this table to LIBOR are references to one-month LIBOR and references to BBSY and BKBM are to Australian Bank Bill Swap Bid Rate and New Zealand Bank Bill Reference Rate, respectively.
(6)	Unused line, letter of credit and financing fees increase the stated interest rate.
(7)

The effective interest rate includes effects of amortization of the deferred financing costs and debt discount. The weighted average effective interest rate for total debt was 5.68% and 5.67% as of December 31, 2017 and 2016, respectively.

Pre-IPO Senior Secured Credit Facilities

In December 2015, we entered into a credit agreement with various lenders providing senior secured credit facilities that consisted of a $325.0 million senior secured term loan, which we refer to as our Senior Secured Term Loan B Facility, and a $135.0 million senior secured revolving credit facility, which we refer to as our 2015 Senior Secured Revolving Credit Facility, and, collectively with our Senior Secured Term Loan B Facility, our pre-IPO Senior Secured Credit Facilities.

In April 2016, we upsized the commitments under our 2015 Senior Secured Revolving Credit Facility by $15.0 million to increase the aggregate borrowing capacity under that credit facility to $150.0 million.

In July 2016, we issued a $385.0 million incremental term loan under our Senior Secured Term Loan B Facility and used the net proceeds to repay, among other things, the balance of our 2006 Mortgage Loans. In connection with this refinancing, we lowered the credit spread on the initial tranche of our Senior Secured Term Loan B Facility.

In January 2017, we lowered the credit spread on the outstanding tranches of the Senior Secured Term Loan B Facility, and in February 2017, we upsized the commitments under our 2017 Senior Secured Revolving Credit Facility by $20.0 million to increase the aggregate borrowing capacity under that credit facility to $170.0 million.

In May 2017, we issued a $110.0 million incremental term loan under our Senior Secured Term Loan B Facility and used the net proceeds to release, among other things, three properties from the 2010 Mortgage Loans collateral pool (as described below), and prepay the portion of our 2010 Mortgage Loans related thereto. Two of these properties were added to the borrowing base supporting our pre-IPO Senior Secured Revolving Credit Facility.

Borrowings under our 2015 Senior Secured Revolving Credit Facility bore interest, at our election, at the then-applicable margin plus an applicable one-month LIBOR or base rate interest rate. Base rate was defined as the greatest of the bank prime rate, the one-month LIBOR rate plus one percent or the federal funds rate plus one-half of one percent. As of December 31, 2017, borrowings under our 2015 Senior Secured Revolving Credit Facility bore interest at 3.00% per year plus one-month LIBOR, or 4.57% per annum. The applicable margin varied between (i) in the case of LIBOR-based loans, 3.00% and 3.50% and (ii) in the case of base rate loans, 2.00% and 2.50%, in each case, based on changes in our credit ratings. In addition, any undrawn portion of our 2015 Senior Secured Revolving Credit Facility was subject to an annual 0.40% commitment fee. As of December 31, 2017, no amounts under the 2015 Senior Secured Revolving Credit Facility were outstanding, but we applied approximately $33.8 million of that credit facility to backstop certain outstanding letters of credit.

After giving effect to the May 2017 amendments described above, the outstanding tranches of term loans under our Senior Secured Term Loan B Facility bore interest, at our election, at (i) 3.75% per year plus one-month LIBOR with a 1.0% floor or (ii) 2.75% per year plus a base rate with a 2.0% floor. The principal amount of the term loans outstanding under our Senior Secured Term Loan B Facility was subject to principal amortization in quarterly installments of approximately $2.0 million until the maturity date thereof, with a final payment of the balance that was due on December 1, 2022. As of December 31, 2017, $806.9 million were outstanding under our Senior Secured Term Loan B Facility, which was prepayable without premium or penalty. The borrowings under our Senior Secured Term Loan B Facility bore interest at 3.75% per year plus one-month LIBOR, or 5.32% per annum.

Our pre-IPO Senior Secured Credit Facilities were guaranteed by certain subsidiaries of our operating partnership and are secured by a pledge in the stock of certain subsidiaries of our operating partnership, and contained certain financial covenants relating to the maintenance of a specified borrowing base coverage ratio, a total leverage ratio and a fixed charge coverage ratio and other customary covenants.

2018 Senior Secured Credit Facilities

On December 26, 2017, we closed into escrow on our 2018 Senior Secured Credit Facilities, consisting of a five-year, $525.0 million Senior Secured Term Loan A Facility and a three-year, $400.0 million 2018 Senior Secured Revolving Credit Facility. Our 2018 Senior Secured Credit Facilities also have an additional $400.0 million accordion option. Our 2018 Senior Secured Revolving Credit Facility has a one-year extension option subject to certain conditions. We used the net proceeds from the IPO transactions, together with $517.0 million of net proceeds from our Senior Secured Term Loan A Facility, to repay the entire $809.0 million aggregate principal amount of indebtedness outstanding under our Senior Secured Term Loan B Facility and for general business purposes, which also included the repayment of our then outstanding construction loans, which are discussed in the Construction Loans section below.

On February 6, 2018, we amended the credit agreement with the lenders of our 2018 Senior Revolving Credit Facility (the 2018 Credit Agreement) to increase the aggregate revolving credit commitments on this facility by $50.0 million to $450.0 million. Concurrently, we utilized cash on hand to repay $50.0 million on our Senior Secured Term Loan A facility. As a result of these modifications, our total aggregate commitments under its 2018 Senior Credit Facilities remain unchanged at $925.0 million.

Borrowings under our 2018 Senior Secured Credit Facilities bear interest, at our election, at the then-applicable margin plus an applicable LIBOR or base rate interest rate. The base rate is the greatest of the bank prime rate, the one-month LIBOR rate plus one percent or the federal funds rate plus one-half of one percent. The applicable margin varies between (i) in the case of LIBOR-based loans, 2.35% and 3.00% and (ii) in the case of base rate loans, 1.35% and 2.00%, in each case, based on changes in our total leverage. In addition, any undrawn portion of our 2018 Senior Secured Revolving Credit Facility will be subject to an annual 0.30% commitment fee at times that we are utilizing at least 50% of our outstanding revolving credit commitments or an annual 0.40% commitment fee at times that we are utilizing less than 50% of our revolving credit commitments, in each case, based upon the actual daily unused portion of our 2018 Senior Secured Revolving Credit Facility.

At the completion of the IPO, borrowings under our 2018 Senior Secured Credit Facilities bore interest at a floating rate of one-month LIBOR plus 2.50%. In addition, we applied approximately $33.8 million of our 2018 Senior Secured Revolving Credit Facility to backstop certain outstanding letters of credit.

Our operating partnership is the borrower under our 2018 Senior Secured Credit Facilities, which are guaranteed by our company and certain eligible subsidiaries of our operating partnership and secured by a pledge in the stock of certain subsidiaries of our operating partnership. Our 2018 Senior Secured Revolving Credit Facility is structured to include a borrowing base, which will allow us to borrow against the lesser of our Senior

Secured Term Loan A Facility balance outstanding and $450.0 million in revolving credit commitments, and the value of certain owned real estate assets, ground, capital and operating leased assets, with credit given for income from third-party managed warehouses. At December 31, 2017, the gross value of our assets included in the calculations under our 2018 Credit Agreement, was in excess of $1.9 billion, and had an effective borrowing base collateral value (after concentration limits and advance rates as calculated under the anticipated terms of our 2018 Credit Agreement) in excess of $1.1 billion.

Our 2018 Senior Secured Credit Facilities contain representations, covenants and other terms customary for a publicly traded REIT. In addition, our 2018 Senior Secured Credit Facilities contain certain financial covenants, as defined in the credit agreement, including:

•	a maximum leverage ratio of less than or equal to 60% of our total asset value;

•	a minimum borrowing base coverage ratio of greater than or equal to 1.00 to 1.00;

•	a minimum pro forma fixed charge coverage ratio of greater than or equal to 1.40 to 1.00 increasing to 1.50 to 1.00 in the first quarter of 2018;

•	a minimum borrowing base debt service coverage ratio of greater than or equal to 2.00 to 1.00;

•	a minimum tangible net worth requirement of greater than or equal to $900 million plus 70% of any future net equity proceeds following the completion of the IPO transactions; and

•	a maximum recourse secured debt ratio of less than or equal to 20% of our total asset value.

Our 2018 Senior Secured Credit Facilities are fully recourse to our operating partnership.

ANZ Loans

In June 2015, we entered into syndicated facility agreements in each of Australia and New Zealand, which we refer to collectively as the ANZ Loans, and separately as the Australian term loan and the New Zealand term loan. The ANZ Loans are non-recourse to us and our U.S. subsidiaries.

The Australian term loan is an AUD$203.0 million five-year syndicated facility. The $151.1 million net proceeds that we borrowed under this facility were used to repay the AUD$19.0 million mortgage loan on one of our facilities, return AUD$30.0 million of capital to our domestic subsidiary owning the equity of our Australian subsidiary, repay an intercompany loan totaling CAD$47.6 million, and return AUD$70.0 million to the United States in the form of a long-term intercompany loan and working capital. This facility is secured by our owned real property and equity of certain of our Australian subsidiaries and bears interest at a floating rate of Australian Bank Bill Swap Bid Rate plus 1.4%. The Australian term loan is fully prepayable without penalty.

The New Zealand term loan is a NZD$44.0 million five-year syndicated facility. The $29.3 million net proceeds that we borrowed under this facility were used to repay an intercompany loan plus interest totaling NZD$28.3 million, make a NZD$14.3 million dividend, and fund working capital. The facility is secured by our owned real property, leased assets and equity of certain of our New Zealand subsidiaries, and bears interest at a floating rate of New Zealand Bank Bill Swap Bid Rate plus 1.4%. The New Zealand term loan is fully prepayable without penalty.

As part of the ANZ Loans, we entered into interest rate swaps to effectively fix the interest rates on 75% of the notional balances.

Construction Loans

In February 2017, certain of our subsidiaries entered into a $24.1 million construction loan with the National Bank of Arizona to finance the development of an expansion to our Clearfield, Utah distribution facility. The facility was secured by a mortgage on the property and the repayment of the construction loan is guaranteed by us. This construction loan, which had an outstanding balance of $19.7 million at December 31, 2017, bore interest, at our election, at a floating rate of one-month LIBOR plus 3.25% or the bank defined prime rate (which may not be lower than LIBOR) and was scheduled to mature in February 2019.

In August 2017, certain of our subsidiaries entered into a $16.0 million construction loan with JPMorgan Chase Bank, N.A. to finance the development of a production advantaged facility in Middleboro, Massachusetts. The facility was secured by a mortgage on the property and the construction loan was supported by a limited repayment guaranty by us. This construction loan, which had no outstanding balance as of December 31, 2017, but on which we had drawn approximately $1.1 million in early January 2018, bore interest at a floating rate of one-month LIBOR plus 2.75% and was scheduled to mature in August 2020.

In connection with the IPO, both construction loans were repaid in full in January 2018.

2013 Mortgage Loans

On May 1, 2013, we entered into a mortgage financing in an aggregate principal amount of $322.0 million, which we refer to as the 2013 Mortgage Loans. The debt consists of a senior debt note and two mezzanine notes. The components are cross-collateralized and cross-defaulted. The senior debt note requires monthly principal payments. The mezzanine notes require no principal payments until the stated maturity date in May 2023. The interest rates on the notes are fixed and range from 3.81% to 11.50% per annum. The senior debt note and the two mezzanine notes remain subject to yield maintenance provisions. We used the net proceeds of these loans to refinance certain of the 2006 Mortgage Loans, as described below, acquire two warehouses, and fund general corporate purposes.

The 2013 Mortgage Loans are collateralized by 15 warehouses. The terms governing the 2013 Mortgage Loans require us to maintain certain cash amounts in accounts that are restricted as to their use for the respective warehouses. As of December 31, 2017, the amount of restricted cash associated with the 2013 Mortgage Loans was $3.4 million. Additionally, if we do not maintain certain financial thresholds, including a debt service coverage ratio of 1.10x, the cash generated will further be temporarily restricted and limited to the use for scheduled debt service and operating costs. The debt service coverage ratio as of December 31, 2017 was 1.70x. The 2013 Mortgage Loans are non-recourse to us subject to customary non-recourse carve-outs.

2010 Mortgage Loans

On December 15, 2010, we entered into a mortgage financing in an aggregate principal amount of $600.0 million, which we refer to as the 2010 Mortgage Loans. The debt includes six separate components, which are comprised of independent classes of certificates and seniority. The components are cross-collateralized and cross-defaulted. No principal payments are required on five of the six components until the stated maturity date in January 2021, and one component requires monthly principal payments of $1.4 million. Interest is payable monthly in an amount equal to the aggregate interest accrued on each component. The interest rates on five of the six components are fixed, and range from 3.86% to 7.45% per annum. One component has a variable interest rate equal to one-month LIBOR plus 1.51%, with one-month-LIBOR subject to a floor of 1.00% per annum. In addition, we maintain an interest rate cap on the variable rate tranche that caps one-month LIBOR at 6.0%. The fair value of the interest rate cap was nominal at December 31, 2017. The floating rate interest component is pre-

payable anytime without penalty; however, the fixed rate components remain subject to yield maintenance provisions. We used the net proceeds of these loans to refinance existing term loans, fund the acquisition of the acquired Versacold entities, and for general corporate purposes.

The 2010 Mortgage Loans were initially collateralized by 53 warehouses. In November 2014, we sold one of the warehouses collateralizing the 2010 Mortgage Loans for $9.5 million, and $6.0 million of the proceeds were used to pay down the 2010 Mortgage Loans. In 2015, we sold three warehouses for $9.4 million, and $6.1 million of the proceeds were used to pay down the 2010 Mortgage Loans. In 2017, we used a portion of the net proceeds from incremental borrowings under our Existing Senior Secured Term Loan B Facility to pay down $26.2 million of the 2010 Mortgage Loans. As a result, two warehouses were transferred from the collateral base of the 2010 Mortgage Loans to the Existing Senior Secured Revolving Credit Facility borrowing base, and one was released and positioned for sale. The terms governing the 2010 Mortgage Loans require us to maintain certain cash amounts in accounts that are restricted as to their use for the respective warehouses. As of December 31, 2017, the amount of restricted cash associated with the 2010 Mortgage Loans was $15.1 million. Additionally, if we do not maintain certain financial thresholds, including a debt service coverage ratio of 1.50x, the cash generated will further be temporarily restricted and limited to the use for scheduled debt service and operating costs. The debt service coverage ratio as of December 31, 2017 was 2.9x. The 2010 Mortgage Loans are non-recourse to us subject to customary non-recourse carve-outs.

Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses

We utilize a strategic approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.

Recurring Maintenance Capital Expenditures

Recurring maintenance capital expenditures are capitalized investments made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology systems. Examples of recurring maintenance capital expenditures related to our existing temperature-controlled warehouse network include replacing roofs, replacing refrigeration equipment, re-racking our warehouses, and implementing energy efficiency projects, such as LED lighting, motion-sensor technology, variable frequency drives for our fans and compressors, third-party tune-ups and real-time monitoring of energy consumption, rapid-close doors and alternative-power generation technologies. Examples of recurring maintenance capital expenditures related to personal property include expenditures on material handling equipment (e.g., fork lifts and pallet jacks) and related batteries. Examples of recurring maintenance capital expenditures related to information technology include expenditures on existing servers, networking equipment and current software. The following table sets forth our recurring maintenance capital expenditures for the years ended December 31, 2017, 2016 and 2015.

	Year ended December 31,
	2017	2016	2015
	(In thousands, except per cubic foot amounts)
Real estate	$44,102	$36,153	$34,011
Personal property	1,890	3,213	3,678
Information technology	3,914	5,079	3,996

Total recurring maintenance capital expenditures	$49,906	$44,445	$41,685

Total recurring maintenance capital expenditures per cubic foot	$0.053	$0.047	$0.043

Repair and Maintenance Expenses

We incur repair and maintenance expenses that include costs of normal maintenance and repairs and minor replacements that do not materially extend the life of the property or provide future economic benefits. Repair and maintenance expenses consist of expenses related to our existing temperature-controlled warehouse network and its existing supporting personal property and are reflected as operating expenses on our income statement. Examples of repair and maintenance expenses related to our warehouse portfolio include ordinary repair and maintenance on roofs, racking, walls, doors, parking lots and refrigeration equipment. Examples of repair and maintenance expenses related to personal property include ordinary repair and maintenance expenses on material handling equipment (e.g., fork lifts and pallet jacks) and related batteries. The following table sets forth our repair and maintenance expenses for the years ended December 31, 2017, 2016 and 2015.

	Year ended December 31,
	2017	2016	2015
	(In thousands, except per cubic foot amounts)
Real estate	$21,467	$20,956	$18,843
Personal property	31,254	30,888	31,257

Total repair and maintenance expenses	$52,721	$51,844	$50,100

Repair and maintenance expenses per cubic foot	$0.056	$0.055	$0.052

Growth and Expansion Capital Expenditures

Growth and expansion capital expenditures are capitalized investments made to support our customers and warehouse expansion and development initiatives and enhance our information technology platform. Examples of growth and expansion capital expenditures associated with expansion and development initiatives include funding of construction costs, increases to warehouse capacity and pallet positions and acquisitions of reusable incremental material handling equipment. Examples of growth and expansion capital expenditures to enhance our information technology platform include expenditures related to the delivery of new systems and software and customer interface functionality. The following table sets forth our growth and expansion capital expenditures for the years ended December 31, 2017, 2016 and 2015.

	Year ended December 31,
	2017	2016	2015
	(In thousands)
Expansion and development initiatives	$102,653	$27,529	$8,532
Information technology	5,973	4,649	4,031

Total growth and expansion capital expenditures	$108,626	$32,178	$12,563

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations as of December 31, 2017:

	Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Principal on mortgage and term loans	$1,753,955	$31,983	$257,291	$1,202,331	$262,350
Interest on mortgage and term loans (1)	377,468	90,084	172,847	108,285	6,252
Sale leaseback financing obligations (2)	236,612	16,575	33,916	34,970	151,151
Capital lease obligations, including interest	46,235	11,640	17,705	9,398	7,492
Operating leases	110,716	30,198	46,618	14,746	19,154
Construction Loan	19,671	—	19,671	—	—

Total (3)	$2,544,657	$180,480	$548,048	$1,369,730	$446,399

(1)

Interest payable is based on interest rates in effect at December 31, 2017. Amounts include variable-rate interest payments, which are calculated utilizing the applicable interest rates as of December 31, 2017.

(2)

Sale leaseback financing obligations are subject to multiple expiration dates and bear interest rates that vary from 7.0% to 19.6%. For more information, see Note 10 to our consolidated financial statements included in this Exhibit 99.1.

(3)

The table above excludes $0.8 million of estimated tax exposures, including interest and penalties, related to positions taken on U.S. federal and state income tax returns for our TRSs as of December 31, 2017. For more information on income taxes, see Note 16 to our consolidated financial statements included in this Exhibit 99.1.

(4)

The table also excludes $2.5 million aggregate fair value as of December 31, 2017 of two interest rate swap agreements expiring in June 2020. For more information on the interest rate swap agreements, see Note 8 to our consolidated financial statements included in this Exhibit 99.1. This table assumes the conversion of all 375,000 outstanding Series B preferred shares into an aggregate of 33,240,258 common shares (based upon the Series B preferred share conversion ratio as of as of December 31, 2017, and the payment of cash in lieu of fractional shares), which has been calculated as if the conversion had occurred on as of December 31, 2017, and assuming no accrued and unpaid distributions in respect of the Series B preferred shares at such time.

Historical Cash Flows

	Year ended December 31,
	2017	2016	2015
	(In thousands)
Net cash provided by operating activities	$163,327	$118,781	$106,521
Net cash used in investing activities	(138,831)	(41,653)	(51,532)
Net cash used in financing activities	(18,604)	(95,322)	(28,120)

Operating Activities

For the year ended December 31, 2017, our net cash provided by operating activities was $163.3 million, an increase of $44.5 million, or 37.5%, compared to $118.8 million for the year ended December 31, 2016. The increase was primarily attributable to operating income of $136.9 million for the year ended December 31, 2017, an increase of $16.4 million, or 13.6%, from $120.5 million for the the year ended December 31, 2016. Contributing to the increase in our net cash provided by operating activities are a $8.5 million decrease in interest payments and favorable changes in working capital primarily driven by better collections on accounts receivable from major customers in our domestic operations.

Our net cash provided by operating activities was $118.8 million for the year ended December 31, 2016, an increase of $12.3 million, or 11.5%, compared to $106.5 million for the year ended December 31, 2015. This change was mainly driven by the operating income generated in 2016, as well as the receipt of $3.1 million in net insurance proceeds from a business disruption at our Dallas facility.

Investing Activities

Our net cash used by investing activities was $138.8 million for the year ended December 31, 2017, an increase of $97.2 million, or 233.3%, compared to $41.7 million for the year ended December 31, 2016. Additions to property, plant, and equipment of $149.0 million during 2017 included, among others, the acquisition of a new warehouse facility in the United States of approximately $32.0 million, and construction in progress on three other warehouse facilities totalling $48.7 million. Total additions to property, plant, and equipment for the year ended December 31, 2017 were partially offset by net proceeds of $10.2 million associated primarily with the disposal of three domestic warehouse facilities.

Our net cash used in investing activities was $41.7 million for the year ended December 31, 2016, a decrease of $9.9 million, or 19.2%, compared to $51.5 million for the year ended December 31, 2015. Net cash used in investing activities for the year ended December 31, 2016 consisted of $74.9 million of additions to property, plant and equipment, comprised of recurring maintenance capital expenditures of $37.5 million, growth and expansion capital expenditures of $28.2 million and an asset acquisition of $9.2 million. These cash outflows were partially offset by $33.2 million of proceeds received from the sale of certain property, plant and equipment.

Financing Activities

Our net cash used in financing activities was $18.6 million for the year ended December 31, 2017, a decrease of $76.7 million, or 80.5%, compared to $95.3 million for the year ended December 31, 2016. Net cash used in financing activities for the year ended December 31, 2017 primarily consisted of $28.0 million of net repayments on the 2015 Senior Secured Revolving Credit Facility, a $26.2 million prepayment of the 2010 Mortgage Loans, $41.2 million of recurring repayments on our term and mortgage loans and lease obligations, $48.7 million of dividend distributions , and $4.2 million in financing costs mostly incurred for the expansion and second repricing of our Senior Secured Term Loan B Facility. These cash uses were partially offset by $110.0 million of proceeds received in connection with the expansion of our Senior Secured Term Loan B Facility and $19.7 million in proceeds received as part of a new loan for the construction of a warehouse facility.

Our net cash used in financing activities was $95.3 million for the year ended December 31, 2016, an increase of $67.2 million, or 239.0%, compared to $28.1 million for the year ended December 31, 2015. Net cash used in financing activities for the year ended December 31, 2016 primarily consisted of $375.0 million paid in early retirement of the 2006 Mortgage Loans, $48.7 million of dividend distributions, $37.2 million of recurring repayments on our term and mortgage loans and lease obligations, $34.7 million paid to extinguish a financing obligation in connection with the acquisition of two warehouse facilities we previously leased, and $10.8 million of debt issuance costs, partially offset by $383.1 million of proceeds received from the July 2016 refinancing of our Senior Secured Term Loan B Facility and $28.0 million of net borrowings on our 2015 Senior Secured Revolving Credit Facility. Cash used in financing activities for the year ended December 31, 2015 primarily consisted of $412.8 million of repayments on our term and mortgage loans and lease obligations, $48.7 million of dividend distributions, $45.0 million of repayments on our prior revolving credit facility, $14.8 million of debt issuance costs paid for the term loan under our Senior Secured Term Loan B Facility and ANZ Loans, and $12.7 million of repayment of seller financed notes issued for the acquisition of a warehouse facility. These cash outlays were partially offset by $505.9 million of proceeds from our Senior Secured Term Loan B Facility and ANZ Loans.

Withdrawal Liability from Multi-employer Plans

As of December 31, 2017, we participated in seven multiemployer pension plans administered by labor unions representing approximately half of our employees. We make periodic contributions to these plans pursuant to the terms of our collective bargaining agreements to allow the plans to meet their pension benefit obligations.

In the event that we withdraw from participation in any of the multiemployer pension plans in which we participate, the documents governing the applicable plan and applicable law could require us to make an additional contribution to the applicable plan in the amount of the unfunded vested benefits allocable to our participation in the plan, and we would have to reflect that as an expense on our consolidated statement of income and as a liability on our consolidated balance sheet. Our withdrawal liability for any multiemployer pension plan would depend on the extent of the plan’s funding of vested benefits as of the year in which the withdrawal occurs, and may vary depending on the funded status of the applicable multiemployer pension plan, whether there is a mass withdrawal of all participating employers and whether any other participating employer in the applicable plan withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to fund the unfunded liabilities associated with its participants in the plan. The present value of all benefits vested under each of the multiemployer plans that we participated in as of December 31, 2017 (based on the labor union’s assumptions used to fund such plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such plan allocable to such vested benefits. Based on the latest information available from plan administrators, we estimate our share of the aggregate withdrawal liability for the multiemployer pension plans in which we participate could have been as much as $319.3 million as of December 31, 2017, of which we estimate that certain of our customers are contractually obligated to make indemnification payments to us for approximately $289.0 millionn. However, there is no guarantee that, to the extent we incurred any such withdrawal liability, we would be successful in obtaining any indemnification payments therefor.

In the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could agree to discontinue participation in one or more plans, and in that event we could face a withdrawal liability. Additionally, we could be treated as withdrawing from a plan if the number of our employees participating in the plan is reduced to a certain degree over certain periods of time.

During the third quarter of 2017, we recorded a one-time charge of $9.2 million representing the present value of a liability associated with our withdrawal obligation under the New England Fund for hourly, unionized associates at four of our domestic warehouse facilities. The New England Fund is grossly underfunded in accordance with ERISA funding standards and, therefore, the terms of ERISA required the development of a rehabilitation plan, creating a new fund that minimizes the pension withdrawal liability. As a result, current employers participating in the New England Fund were given the opportunity to exit the New England Fund and convert to a new fund. We are obligated to pay our portion of the unfunded liability in respect thereof, estimated at $13.7 million, in equal monthly installments of approximately $38,000 over 30 years, interest free. Under the relevant U.S. GAAP standard, a participating employer withdrawing from a multiemployer pension plan should account for a loss contingency equal to the present value of the withdrawal liability, and amortize the difference between such present value and the estimated unfunded liability through interest expense over the repayment period.

Off-Balance Sheet Arrangements

As of December 31, 2017, we had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Inflation

Where possible, our contracts contain provisions designed to mitigate the adverse impact of inflation, and generally include rate escalation provisions. Additionally, our contracts typically provide us with the ability to be reimbursed for increases in power, property taxes, property insurance, and regulatory imposed costs to the extent such increases are outside the escalation provisions. For our customers on month-to-month warehouse rate agreements, we have the ability to adjust our rates every thirty days in order to compensate for changes in our costs of providing storage and handling services.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our historical financial condition and results of operations for the periods described is based on our audited consolidated financial statements and our unaudited interim consolidated financial statements, each of which has been prepared in accordance with U.S. GAAP. The preparation of these historical financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For more information on our significant accounting policies, see Note 2 to our consolidated financial statements included in this Exhibit 99.1. The following critical accounting discussion pertains to accounting policies management believes are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our financial condition, results of operations and cash flows to those of other companies.

Revenue Recognition

Our primary revenue source consists of rent, storage and warehouse services revenues. Additionally, we charge transportation fees to those customers who use our transportation services, where we act as the principal in the arrangement of the services. We also receive a reimbursement of substantially all expenses for warehouses that we manage on behalf of third-party owners, with all reimbursements recognized as revenues under the relevant accounting guidance. We also earn management fees, incentive fees upon achieving negotiated performance and cost-savings results, or an applicable mark-up on costs. Revenues from storage and handling are recognized over the period consistent with the transfer of the service to the customer. Multiple contracts with a single counterparty are accounted for as separate arrangements. We recognize transportation fees and expenses on a gross basis upon delivery of products on behalf of our customers. We also recognize management fees and related expense reimbursements as revenues as we perform management services and incur the expense.

Depreciation and Useful Lives of Real Estate Assets

We estimate the depreciable portion of our real estate assets and their related useful lives in order to record depreciation expense. Our ability to accurately estimate the depreciable portions of our real estate assets and their useful lives is critical to the determination of the appropriate amount of depreciation expense recorded and the carrying values of the underlying assets. Any change to the estimated depreciable lives of these assets would have an impact on the depreciation expense we recognize.

Amortization and Useful Lives of Identifiable Intangible Assets

We amortize identifiable intangible assets, other than trade name, which has an indefinite life and is reviewed periodically for impairment, over useful lives based on management’s historical experience and estimated cash flows. Any change in the actual results that differ from the initial assumptions could lead to adjustments in useful lives or impairments, either of which could have an adverse impact on our results of operations.

Impairment of Long-Lived Assets

Long-lived assets held and used are carried at cost and evaluated for impairment annually or when events or changes in circumstances indicate such an evaluation is warranted. A substantial amount of our assets consist of long-lived assets, including real estate and other intangible assets. The evaluation of our long-lived assets for impairment is a subjective process that includes determining whether indicators of impairment exist, such as significant declines in a warehouse’s revenues or cash flows, significant increases in estimated future maintenance costs, occupancy forecasts or other marketplace events that would lead us to believe that there is a decline in market value, which might indicate that the carrying value of our long-lived assets might not be recoverable. When any indicators of impairment exist, the evaluation of such long-lived assets then entails projections of future operating cash flows, which also involves significant judgment. Future events, or facts and circumstances that currently exist, that we have not yet identified, could cause us to conclude in the future that our long-lived assets are impaired. Any resulting impairment loss could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects, and on our ability to service our debt and make distributions to our shareholders.

During the year ended December 31, 2017, we recorded an impairment charge of $9.5 million associated with the planned disposal of certain facilities, and other idle facilities with a net book value in excess of their estimated fair value based on third-party appraisals or purchase offers. This amount is presented in the “Impairment of long-lived assets” line of the consolidated statements of operations for the year ended December 31, 2017 included in this Exhibit 99.1.

Other Impairments

In the second quarter of 2017, we evaluated the limestone inventory held at our Quarry operations, and determined that approximately $2.1 million of that inventory is not of saleable quality. As a result, we recognized an impairment charge for that amount, which is included in the “Cost of operations related to other revenues” line item of the consolidated statement of operations for the year ended December 31, 2017 included in this Exhibit 99.1.

Also during the quarter ended June 30, 2017, we recognized an impairment charge totaling $6.5 million related to its investments in two joint ventures in China accounted for under the equity method as it was determined that the recorded investments were no longer recoverable from the projected future cash flows expected to be received from the ventures. The estimated fair value of each investment was determined based on an assessment of the proceeds expected to be received from the potential sale, anticipated in the first half of 2018, of our investment interests to the joint venture partner based on current negotiations. The impairment charge is included within the “Impairment of partially owned entities” line item of the consolidated statement of operations for the year ended December 31, 2017 included in this Exhibit 99.1.

Goodwill Impairment Testing

We perform impairment testing of goodwill as of October 1 of each year, and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our reporting units are comprised of the following operations: U.S. warehouse, U.S. transportation, North America third-party managed, international warehouse, international third-party managed, and international transportation. The goodwill impairment test involves a two-step process. First, a comparison is performed of the fair value of each reporting unit with its aggregate carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step includes comparing the implied fair value of the affected reporting unit’s goodwill with the carrying amount of the goodwill. The results of our 2017 impairment test indicated that the estimated fair value of each of our reporting units was substantially in excess of the corresponding carrying amount as of October 1, and no impairment of goodwill existed. Our most valuable reporting unit, U.S. warehouse, had an estimated fair value approximately 82% greater than its carrying amount as of October 1, 2017.

We estimate the fair values of reporting units based upon the net present value of future cash flows based upon varying economic assumptions, including significant assumptions such as revenue growth rates, operating costs, maintenance costs and terminal value. These assumptions are based on risk-adjusted growth rates and discount factors accommodating conservative viewpoints that consider the full range of variability contemplated in the current and potential future economic situations. We also assess market-based multiples of other market-participant companies, further corroborating that our discounted cash flow models reflect fair value assumptions that are appropriately aligned with market-participant valuation multiples. If future changes to the fair value of our reporting units were to occur, we would be required to perform the second step of the goodwill impairment test to determine the ultimate amount of the impairment loss to record.

Income Taxes and REIT Election

As a REIT, we generally will not be subject to corporate-level U.S. federal income taxes if we meet minimum distribution requirements, and certain income, asset and share ownership tests. However, some of our subsidiaries are subject to U.S. federal, state and local taxes. In addition, foreign entities may also be subject to the taxes of the host country. An allocation is required to be estimated on our taxable income arising from our TRSs and international entities. A deferred tax component could arise based upon the differences in U.S. GAAP versus tax income for items such as depreciation and gain recognition.

We believe that we have been organized and operated, and intend to continue to operate, in a manner intended to qualify as a REIT under the Code and applicable state laws. A REIT generally does not pay corporate-level U.S. federal income taxes on its REIT taxable income that it distributes to its shareholders, and accordingly we do not pay U.S. federal income tax on the share of REIT taxable income that is distributed to our shareholders. We therefore do not estimate or accrue any U.S. federal income tax expense for income earned and distributed from REIT operations. This estimate could be incorrect, because, due to the complex nature of REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot be assured that we actually have satisfied or will satisfy the requirements for taxation as a REIT for any particular taxable year. For any taxable year that we fail or have failed to qualify as a REIT and for which applicable relief provisions do not or did not apply, we would be taxed at regular corporate rates on all of our taxable income, whether or not we made or make any distributions to our shareholders. Any resulting requirement to pay corporate income tax, including any applicable penalties or interest, could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects, and on our ability to service our debt and make distributions to our shareholders. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year for which qualification was lost. There can be no assurance that we would be entitled to any statutory relief.

Our operating partnership conducts various business activities in the United States, Australia, New Zealand, Argentina and Canada through several wholly-owned TRSs. A TRS is subject to income tax at regular corporate tax rates. Thus, income taxes for our TRSs are accounted for using the asset and liability method, under which deferred income taxes are recognized for (i) temporary differences between the financial reporting and tax bases of assets and liabilities and (ii) operating loss and tax credit carry-forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not they will be realized based on consideration of available evidence, including tax planning strategies.

Stock-Based Compensation

In accordance with FASB ASC Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718, we measure compensation cost for stock-based awards granted to employees and non-employee trustees under our equity incentive plans, which authorize the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, dividend equivalents with respect to our common shares, cash bonus awards, and performance compensation awards. All stock-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized on a straight-line basis as expense over the employee’s requisite service period, as adjusted for forfeitures. For the year ended December 31, 2017, 2016 and 2015, we recognized $2.4 million, $2.5 million and $3.1 million, respectively, of compensation expense relating to stock options and restricted stock units awarded to certain employees and non-employee trustees. Charges for stock-based compensation are included as a component of selling, general and administrative expenses in our consolidated statements of operations and comprehensive income. As of December 31, 2017, there was $5.2 million of unrecognized stock-based compensation expense related to stock options and restricted stock units, which will be recognized over a weighted-average period of 3.4 years.

We calculate the fair value of restricted stock units using a combination of a discounted cash flow method and a market comparable method.We calculate the fair value of stock options awarded as stock-based compensation using the Black-Scholes-Merton option-pricing model, which requires the use of subjective assumptions, including share price volatility, the expected life of the award, risk free interest rate and expected dividend yield. In developing our assumptions, we take into account the following:

•

As a result of our status as a private company for the last several years we have not had sufficient history to estimate the volatility of our common share price. We calculate the expected volatility based on reported data for selected reasonably similar publicly traded companies for which historical information is available. We plan to continue to use the guideline peer group volatility information until the historical volatility of our common shares is relevant to measure expected volatility for future award grants;

•	We determine the risk-free interest rate by reference to implied yields available from U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of the grant;

•	We assume dividend yield is based on our historical distributions paid, excluding distributions that resulted from activities to be one-time in nature;

•

Because we do not have sufficient history of exercise behavior, the expected term of the options is calculated using the assumption that the options will be exercised ratably from the date of vesting to the end of the contractual term for each vesting tranche of awards.

We did not grant any stock options during 2017. Our calculations of the fair value of stock options granted during the years ended December 31, 2016 and 2015 were made based on the Black-Scholes option-pricing model utilizing the following assumptions:

	2017	2016	2015
Weighted-average expected life	n/a	6.6 years	6.5 years
Risk-free interest rate	n/a	1.6%	1.9%
Expected volatility	n/a	33%	40%
Expected dividend yield	n/a	2.0%	4.0%

The following table summarizes stock option grants under our Equity Incentive Plan adopted in 2010, or the 2010 Plan, during the years ended December 31, 2017, 2016 and 2015:

Year Ended December 31	Grantee Type	# of Options Granted	Vesting Period	Weighted- Average Exercise Price	Grant Date Fair Value
2017	Employee group	—	—	—	—
2016	Employee group	1,355,000	5 years	$9.81	$4,674,750
2015	Employee group	1,280,000	5 years	$9.81	$1,625,000

The following table summarizes restricted stock unit grants under the 2010 Plan during the years ended December 31, 2017, 2016 and 2015:

Year Ended December 31	Grantee Type	# of Restricted Stock Units Granted	Vesting Period	Grant Date Fair Value
2017	Director group	18,348	2-3 years	$198,892
2017	Employee group	141,288	5 years	$1,897,498
2016	Director group	18,348	2-3 years	$198,892
2015	Director group	18,348	2-3 years	$113,758

In 2016, we amended the agreement granting YF ART Holdings warrants to purchase 18,574,619 common shares to extend the expiration date from December 10, 2016 to March 10, 2017. As a result of this modification, we calculated the change in the estimated fair value of the warrants before and after the extension date, and concluded that the change in the expiration date increased the estimated fair value of the warrants by $3.9 million, which we recognized as a charge to stock-based compensation expense for the year ended December 31, 2016.

We amended the warrant agreements several times during 2017, and ultimately extended the expiration date to January 31, 2018. In connection with each of these extensions, the fair value of these warrants decreased or did not materially change. As a result, no charges to stock-based compensation were required for the year ended December 31, 2017.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 2 to our consolidated financial statements included in this Exhibit 99.1.

ITEM 8. Financial Statements and Supplementary Data

Note: The information contained in this Item 8 has been updated to reflect a) the reclassification of an immaterial amount of unearned revenue to the allowance for doubtful accounts in the consolidated balance sheet as of December 31, 2017; b) the presentation of non-service cost components associated with the adoption of ASU 2017-07 in the Consolidated Statements of Operations for the years ended December 31, 2017, 2016 and 2015; and c) the cash flow presentation requirements associated with the adoption of ASU 2016-18 for the years ended December 31, 2017, 2016 and 2015. In addition, we have made changes to Note 2—Summary of Significant Accounting Policies, as applicable, to explain this recast information, and Note 24—Selected Quarterly Financial Data, as applicable, to reflect the presentation of non-service cost components associated with the adoption of ASU 2017-07 in “Total operating expense” and “Operating income” for the quarterly periods therein disclosed. We also adopted ASU 2016-15 retrospectively, but there were no changes to the historical amounts resulting from the adoption of this standard. There have been no other changes made since the filing of our 2017 Annual Report. For significant developments since the filing of the 2017 Annual Report, refer to other periodic reports filed with the SEC through the date of this Current Report on Form 8-K.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Trustees

Americold Realty Trust and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Americold Realty Trust and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule listed in the index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2010.

Atlanta, GA

March 29, 2018, except for the effects of the retrospective adoption of the Accounting Standards Updates and reclassification discussed in Note 2, as to which the date is September 11, 2018.

Americold Realty Trust and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	December 31,
	2017	2017	2016
	Pro forma (Note 1)	Historical
	Unaudited
Assets
Property, plant, and equipment:
Land	$389,443	$389,443	$384,855
Buildings and improvements	1,865,727	1,865,727	1,765,991
Machinery and equipment	555,453	555,453	532,855

	2,810,623	2,810,623	2,683,701
Accumulated depreciation and depletion	(1,010,903)	(1,010,903)	(923,686)

Property, plant, and equipment – net	1,799,720	1,799,720	1,760,015
Capitalized leases:
Buildings and improvements	16,827	16,827	16,827
Machinery and equipment	59,389	59,389	41,831

	76,216	76,216	58,658
Accumulated depreciation	(41,051)	(41,051)	(34,607)

Capitalized leases – net	35,165	35,165	24,051
Cash and cash equivalents	183,656	48,873	22,834
Restricted cash	21,090	21,090	40,096
Accounts receivable – net of allowance of $5,309 and $4,072 at December 31, 2017 (historical and pro forma) and 2016, respectively	200,006	200,006	199,751
Identifiable intangible assets – net	26,645	26,645	24,254
Goodwill	188,169	188,169	186,805
Investments in partially owned entities	15,942	15,942	22,396
Other assets	44,383	59,287	47,429

Total assets	$2,514,776	$2,394,897	$2,327,631

Liabilities, Series B Preferred Shares and shareholders’ equity (deficit)
Liabilities:
Borrowings under revolving line of credit	$—	$—	$28,000
Accounts payable and accrued expenses	240,188	241,259	210,469
Construction loan—net of deferred financing costs of $179 at December 31, 2017 historical, and zero at December 31, 2017 pro forma	—	19,492	—
Mortgage notes and term loans—net of discount and deferred financing costs of $31,996 and $35,916, in the aggregate, at December 31, 2017 (historical) and 2016, respectively, and $18,166 at December 31, 2017 pro forma	1,404,750	1,721,958	1,652,425
Sale-leaseback financing obligations	121,516	121,516	123,616
Capitalized lease obligations	38,124	38,124	27,932
Unearned revenue	18,848	18,848	17,863
Pension and postretirement benefits	16,756	16,756	21,799
Deferred tax liability—net	21,940	21,940	23,055
Multi-Employer pension plan withdrawal liability	9,134	9,134	—

Total liabilities	1,871,256	2,209,027	2,105,159
Commitments and Contingencies (Note 18)
Preferred shares of beneficial interest, $0.01 par value – authorized 375,000 Series B Cumulative Convertible Voting and Participating Preferred Shares; aggregate liquidation preference of $375,000; 375,000 shares issued and outstanding at December 31, 2017 (historical) and 2016, and no shares outstanding at December 31, 2017 pro forma	—	372,794	371,927
Shareholders’ equity (deficit):
Preferred shares of beneficial interest, $0.01 par value – authorized 1,000 Series A Cumulative Non-Voting Preferred Shares; aggregate liquidation preference of $125; 125 shares issued and outstanding at December 31, 2017 (historical) and 2016, and no shares outstanding at December 31, 2017 pro forma	—	—	—
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 69,370,609 shares issued and outstanding at December 31, 2017 (historical) and 2016, and 142,475,349 shares issued and outstanding at December 31, 2017 pro forma	1,424	694	694
Paid-in capital	1,250,951	394,082	392,591
Accumulated deficit and distributions in excess of net earnings	(608,625)	(581,470)	(532,196)
Accumulated other comprehensive loss	(230)	(230)	(10,544)

Total shareholders’ equity (deficit)	643,520	(186,924)	(149,455)

Total liabilities, Series B Preferred Shares and shareholders’ equity (deficit)	$2,514,776	$2,394,897	$2,327,631

See accompanying notes.

Americold Realty Trust and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
Revenues:
Rent, storage, and warehouse services revenues	$1,145,662	$1,080,867	$1,057,124
Third-party managed services	242,189	252,411	233,564
Transportation services	146,070	147,004	180,892
Other revenues	9,666	9,717	9,805

Total revenues	1,543,587	1,489,999	1,481,385
Operating expenses:
Rent, storage, and warehouse services cost of operations	797,334	766,822	749,375
Third-party managed services cost of operations	229,364	237,597	220,983
Transportation services cost of operations	133,120	132,586	166,587
Cost of operations related to other revenues	9,664	7,349	7,420
Depreciation, depletion, and amortization	116,741	118,571	125,720
Selling, general and administrative	101,778	96,728	88,786
Impairment of long-lived assets	9,473	9,820	9,415
Multi-Employer pension plan withdrawal expense	9,167	—	—

Total operating expenses	1,406,641	1,369,473	1,368,286

Operating income	136,946	120,526	113,099
Other (expense) income:
Loss from partially owned entities	(1,363)	(128)	(3,538)
Impairment of partially owned entities	(6,496)	—	—
Interest expense	(114,898)	(119,552)	(116,710)
Interest income	1,074	708	724
Loss on debt extinguishment and modification	(986)	(1,437)	(503)
Foreign currency exchange (loss) gain	(3,591)	464	(3,470)
Other expense, net	(1,944)	(1,368)	(544)

Income (loss) before income tax and gain (loss) from sale of real estate, net of tax	8,742	(787)	(10,942)
Income tax (expense) benefit:
Current	(13,051)	(6,465)	(11,929)
Deferred	3,658	586	2,292

Total income tax expense	(9,393)	(5,879)	(9,637)

Loss before gain (loss) from sale of real estate, net of tax	(651)	(6,666)	(20,579)
Gain (loss) from sale of real estate, net of tax	43	11,598	(597)

Net (loss) income	$(608)	$4,932	$(21,176)

Less distributions on preferred shares of beneficial interest—Series A	(16)	(16)	(16)
Less distributions on preferred shares of beneficial interest—Series B	(28,436)	(28,436)	(28,436)
Less accretion on preferred shares of beneficial interest – Series B	(867)	(936)	(1,006)

Net loss attributable to common shares of beneficial interest	$(29,927)	$(24,456)	$(50,634)

Weighted average common shares outstanding – basic	70,022	69,890	69,758

Weighted average common shares outstanding – diluted	70,022	69,890	69,758

Net loss per common share of beneficial interest—basic	$(0.43)	$(0.35)	$(0.73)

Net loss per common share of beneficial interest—diluted	$(0.43)	$(0.35)	$(0.73)

Distributions declared per common share of beneficial interest	$0.29	$0.29	$0.29

See accompanying notes.

Americold Realty Trust and Subsidiaries Consolidated Statements of Comprehensive Income (Loss) (In thousands)

	Year Ended December 31,
	2017	2016	2015
Net (loss) income	$(608)	$4,932	$(21,176)
Other comprehensive income (loss)—net of tax:
Adjustment to accrued pension liability	5,754	1,972	3,371
Change in unrealized net gain (loss) on foreign currency	4,444	(3,144)	(16,292)
Change in unrealized net loss on securities available for sale	—	—	(51)
Unrealized gain (loss) on cash flow hedge derivatives	116	(70)	(1,468)

Other comprehensive income (loss)	10,314	(1,242)	(14,440)
Total comprehensive income (loss)	$9,706	$3,690	$(35,616)

See accompanying notes.

Americold Realty Trust and Subsidiaries

Consolidated Statements of Shareholders’ Equity (Deficit)

( In thousands, except shares)

	Preferred Shares of					Accumulated
	Beneficial Interest		Common Shares of			Deficit and	Accumulated
	Series A		Beneficial Interest			Distributions in	Other
	Number	Par	Number of	Par	Paid-in	Excess of Net	Comprehensive
	of Shares	Value	Shares	Value	Capital	Earnings	Income (Loss)	Total
Balance—December 31, 2014	125	$—	69,370,609	$694	$384,989	$(418,620)	$5,138	$(27,799)
Net loss	—	—	—	—	—	(21,176)	—	(21,176)
Other comprehensive loss	—	—	—	—	—	—	(14,440)	(14,440)
Distributions paid on preferred shares of beneficial interest – Series A	—	—	—	—	—	(16)	—	(16)
Distributions paid on preferred shares of beneficial interest – Series B	—	—	—	—	—	(28,436)	—	(28,436)
Distributions paid on common shares of beneficial interest	—	—	—	—	—	(20,214)	—	(20,214)
Accretion on preferred shares of beneficial interest – Series B	—	—	—	—	(1,006)	—	—	(1,006)
Stock-based compensation expense	—	—	—	—	3,108	—	—	3,108

Balance—December 31, 2015	125	—	69,370,609	694	387,091	(488,462)	(9,302)	(109,979)
Net income	—	—	—	—	—	4,932	—	4,932
Other comprehensive loss	—	—	—	—	—	—	(1,242)	(1,242)
Distributions paid on preferred shares of beneficial interest – Series A	—	—	—	—	—	(16)	—	(16)
Distributions paid on preferred shares of beneficial interest – Series B	—	—	—	—	—	(28,436)	—	(28,436)
Distributions paid on common shares of beneficial interest	—	—	—	—	—	(20,214)	—	(20,214)
Accretion on preferred shares of beneficial interest – Series B	—	—	—	—	(936)	—	—	(936)
Stock-based compensation expense (Warrants)	—	—	—	—	3,900	—	—	3,900
Stock-based compensation expense (Stock Options and RSUs)	—	—	—	—	2,536	–	—	2,536

Balance—December 31, 2016	125	—	69,370,609	694	392,591	(532,196)	(10,544)	(149,455)
Net loss	—	—	—	—	—	(608)	—	(608)
Other comprehensive income	—	—	—	—	—	—	10,314	10,314
Distributions paid on preferred shares of beneficial interest – Series A	—	—	—	—	—	(16)	—	(16)
Distributions paid on preferred shares of beneficial interest – Series B	—	—	—	—	—	(28,436)	—	(28,436)
Distributions paid on common shares of beneficial interest	—	—	—	—	—	(20,214)	—	(20,214)
Accretion on preferred shares of beneficial interest – Series B	—	—	—	—	(867)	—	—	(867)
Stock-based compensation expense	—	—	—	—	2,358	—	—	2,358

Balance—December 31, 2017	125	$—	69,370,609	$694	$394,082	$(581,470)	$(230)	$(186,924)

See accompanying notes.

Americold Realty Trust and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2017	2016	2015
Operating activities:
Net (loss) income	$(608)	$4,932	$(21,176)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	116,741	118,571	125,720
Amortization of deferred financing costs and debt discount	8,604	7,193	6,672
Amortization of below market leases	151	196	520
Loss on debt extinguishment and modification, non-cash	400	871	503
Foreign exchange (gain) loss	3,591	(464)	3,470
Loss from and impairment of partially owned entities	7,859	128	3,538
Stock-based compensation expense (Warrants)	—	3,900	—
Stock-based compensation expense (Stock Options and Restricted Stock Units)	2,358	2,536	3,108
Deferred tax benefit	(3,658)	(586)	(2,292)
(Gain) loss from sale of real estate	(43)	(11,598)	597
(Gain) loss on sale of other assets	(107)	1,008	534
Impairment of inventory and long-lived assets	11,581	9,820	9,415
Multi-Employer pension plan withdrawal expense	9,134	—	—
Provision for doubtful accounts receivable	1,229	1,135	761
Changes in operating assets and liabilities:
Accounts receivable	1,597	(19,123)	(17,042)
Accounts payable and accrued expenses	18,202	(4,570)	2,738
Other	(13,704)	4,832	(10,545)

Net cash provided by operating activities	163,327	118,781	106,521
Investing activities:
Investment in joint ventures	—	—	(1,341)
Proceeds from the sale of property, plant, and equipment	10,163	33,215	9,474
Additions to property, plant, and equipment and intangible assets	(148,994)	(74,868)	(59,924)
Other investing activities, net	—	—	259

Net cash used in investing activities	(138,831)	(41,653)	(51,532)
Financing activities:
Distributions paid on beneficial interest shares – preferred – Series A	(16)	(16)	(16)
Distributions paid on beneficial interest shares – preferred – Series B	(28,436)	(28,436)	(28,436)
Distributions paid on beneficial interest shares – common	(20,214)	(20,214)	(20,214)
Proceeds from revolving line of credit	34,000	147,000	4,000
Repayment of revolving line of credit	(62,000)	(119,000)	(49,000)
Repayment of sale-leaseback financing obligations	(2,100)	(5,337)	(1,709)
Repayment of seller financed note	—	—	(12,700)
Repayment of capitalized lease obligations	(8,429)	(36,203)	(8,384)
Payment of debt issuance costs	(4,212)	(10,834)	(14,790)
Repayment of term loans, mortgage notes and construction loan	(56,868)	(405,360)	(402,795)
Proceeds from term loans and mortgage notes	110,000	383,078	505,924
Proceeds from construction loan	19,671	—	—

Net cash used in financing activities	(18,604)	(95,322)	(28,120)
Net increase (decrease) in cash, cash equivalents and restricted cash	5,892	(18,194)	26,869
Effect of foreign currency translation on cash, cash equivalents and restricted cash	1,141	(284)	(3,917)
Cash, cash equivalents and restricted cash:
Beginning of period	62,930	81,408	58,456

End of period	$69,963	$62,930	$81,408

Supplemental disclosures of cash flows information:
Acquisition of fixed assets under capitalized lease obligations	$18,614	$10,899	$9,005

Interest paid – net of amounts capitalized and defeasement costs	$106,557	$115,056	$108,070

Income taxes paid – net of refunds	$11,854	$10,898	$8,915

Acquisition of property, plant, and equipment on accrual	$20,942	$5,595	$3,266

Seller financed acquisition of property, plant and equipment	$—	$—	$12,800

See accompanying notes.

Americold Realty Trust and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(In thousands)

Reconciliation of cash, cash equivalents and restricted cash reported in the condensed consolidated balance sheets to the ending cash, cash equivalents and restricted cash balances above:

	As of December 31,
	2017	2016	2015
Cash and cash equivalents	$48,873	$22,834	$33,431
Restricted cash	21,090	40,096	47,977

Total cash, cash equivalents and restricted cash	$69,963	$62,930	$81,408

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of the Business

The Company

Americold Realty Trust (the Company or we) is a real estate investment trust (REIT) organized under Maryland law.

During 2010, the Company formed a Delaware limited partnership, Americold Realty Operating Partnership, L.P. (the Operating Partnership), and transferred substantially all of its interests in entities and associated assets and liabilities to the Operating Partnership. This structure is commonly referred to as an umbrella partnership REIT or an UPREIT structure. The REIT is the sole general partner of the Operating Partnership, owning 100% of the common general partnership interest as of December 31, 2017. As the sole general partner of the Operating Partnership, the REIT has full, exclusive and complete responsibility and discretion in the day-to-day management and control of the Operating Partnership.

The Operating Partnership includes numerous qualified REIT subsidiaries (QRSs). Additionally, the Operating Partnership conducts various business activities in the United States (U.S.), Australia, New Zealand, Argentina, and Canada through several wholly owned taxable REIT subsidiaries (TRSs).

Ownership

As of December 31, 2017, YF ART Holdings L.P., a partnership among investment funds affiliated with The Yucaipa Companies (Yucaipa) and Fortress Investment Group, LLC (Fortress), owned approximately 100% of the Company’s common shares of beneficial interest. Subsequent to the IPO described below, YF ART Holdings L.P. owns approximately 43.6% of the Company’s common shares, after giving effect to the full exercise of the underwriters’ option to purchase additional common shares during the IPO, and after giving effect to the sale by YF ART Holdings L.P. of 13,581,284 common shares in the IPO.

In addition, in connection with the IPO, Goldman and CMHI, as defined in Note 7, converted their Series B Preferred Shares into 28,808,224 and 4,432,034 common shares of the Company, respectively. After giving effect to the full exercise of the underwriters’ option to purchase additional common shares during the IPO, and after giving effect to the sale by Goldman of 5,163,716 common in the IPO, Goldman and CMHI own approximately 16.7% and 3.1% of the Company’s common shares, respectively.

Initial Public Offering

On January 23, 2018, we completed an initial public offering of our common shares, or IPO, in which we issued and sold 33,350,000 of our common shares, including 4,350,000 common shares pursuant to the exercise in full of the underwriters’ option to purchase additional common shares. The common shares sold in the offering were registered under the Securities Act pursuant to our Registration Statement on Form S-11 (File No. 333-221560), as amended, which was declared effective by the SEC on January 18, 2018. The common shares were sold at an initial offering price of $16.00 per share, which generated net proceeds of approximately $493.6 million to us, after deducting underwriting fees and other offering costs of approximately $40.0 million. We primarily used the net proceeds from the IPO to repay (i) $285.1 million of indebtedness outstanding under our Senior Secured Term Loan B Facility, including $3.0 million of accrued and unpaid interest and closing expense of $0.2 million; (ii) $20.9 million of indebtedness outstanding under our Clearfield, Utah and Middleboro, Massachussets construction loans, including a nominal amount of

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of the Business (continued)

accrued and unpaid interest; and (iii) to pay a stub period dividend totaling $3.1 million to the holders of record of our common shares, Series A Preferred Shares and Series B Preferred Shares as of January 22, 2018. Holders of the Series A Preferred Shares also received a redemption payment from the offering proceeds of $0.1 million. The remaining $184.4 million net proceeds from the IPO will be used for general corporate purposes.

The following is a list of other significant events that occurred in connection with the IPO:

•	All outstanding Series A Preferred Shares were redeemed resulting in a cash payment of approximately $0.1 million, including accrued and unpaid dividends;

•

All outstanding Series B Preferred Shares were converted into an aggregate of 33,240,258 common shares resulting in a cash payment of approximately $1.2 million of accrued and unpaid dividends. The redeemed and converted preferred shares are described in Note 7;

•

The cashless exercise by YF ART Holdings, an affiliate of Yucaipa, of all outstanding warrants to purchase 18,574,619 common shares, exercisable at a price of $9.81 per share, into an aggregate of 6,426,818 common shares based on a deemed valuation of $15.00 per share pursuant to the terms of the warrants;

•

The issuance of new senior secured credit facilities (2018 Senior Secured Credit Facilities), consisting of a five-year, $525.0 million senior secured term loan A facility (Senior Secured Term Loan A Facility), with net proceeds of $517.0 million, and a three-year, $400.0 million senior secured revolving credit facility (2018 Senior Secured Revolving Credit Facility). The 2018 Senior Secured Credit Facilities also have an additional $400.0 million accordion option. Upon the completion of the IPO, $525.0 million is outstanding under the Company’s Senior Secured Term Loan A Facility and no borrowings are outstanding under the Company’s 2018 Senior Secured Revolving Credit Facility. Borrowings under the Company’s 2018 Senior Secured Credit Facilities will bear interest, at the Company’s election, at the then-applicable margin plus an applicable LIBOR or base rate interest rate. The base rate is the greatest of the bank prime rate, the one-month LIBOR rate plus one percent or the federal funds rate plus one-half of one percent. The applicable margin varies between (i) in the case of LIBOR-based loans, 2.35% and 3.00% and (ii) in the case of base rate loans, 1.35% and 2.00%, in each case, based on changes in the Company’s total leverage. As of January 23, 2018, borrowings under our 2018 Senior Secured Credit Facilities bear interest at a floating rate of one-month LIBOR plus 2.50%. The Company paid a total of $8.7 million of issuance costs related to the 2018 Senior Secured Credit Facilities, of which $8.2 million were prepaid in escrow as of December 2017.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of the Business (continued)

On February 6, 2018, we amended the Credit Agreement with the lenders of our 2018 Senior Revolving Credit Facility to increase the aggregate revolving credit commitments on this facility by $50.0 million to $450.0 million. Concurrently, we utilized cash on hand to repay $50.0 million on our Senior Secured Term Loan A facility. As a result of these modifications, our total aggregate commitments under our 2018 Senior Credit Facilities remain unchanged at $925.0 million.

Pro forma balance sheet (Unaudited)

The unaudited pro forma balance sheet presented in the accompanying consolidated financial statements gives effect to the IPO transactions described above as if they had occurred as of December 31, 2017. The following table summarizes the pro forma adjustments made to each line item of the historical balance sheet to arrive to the pro forma presentation:

	Assets
	Cash and cash equivalents	Other assets
	(In thousands)
Historical balance at December 31, 2017	$48,873	$59,287

IPO transactions (Unaudited)
Redemption of Series A Preferred Shares, including stub period dividend	(134)	—
Conversion of Series B Preferred Shares, including stub period dividend	(1,198)	—
Stub period dividend distributions to common stockholders and participating holders of Series B Preferred Shares	(1,910)	—
IPO proceeds net of offering costs	493,556	—
Net proceeds from Senior Secured Term Loan A Facility	524,285	—
Repayment of Senior Secured Term Loan B Facility, including accrued interest through pay-off and closing expenses	(810,078)	—
Repayment of construction loans, including accrued interest	(19,738)	—
Reclassification of prepaid offering costs	—	(9,092)
Reclassification of prepaid issuance costs related to 2018 Senior Secured Credit Facilities	—	(8,245)
Deferred financing costs on 2018 Senior Secured Revolving Credit Facility	—	2,645
Write-off of deferred financing costs on construction loans	—	(212)
Repayment of Senior Secured Term Loan A Facility on February 6, 2018	(50,000)	—

Net change	134,783	(14,904)

Pro forma balance at December 31, 2017	$183,656	$44,383

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of the Business (continued)

Pro forma balance sheet (Unaudited)

	Liabilities
	Accounts payable and accrued expenses	Construction loan, net of deferred financing costs	Mortgage loans and term loans, net of discount and deferred financing costs
	(In thousands)
Historical balance at December 31, 2017	$241,259	$19,492	$1,721,958

IPO transactions (Unaudited)
Payment of accrued interest and accrued debt issuance costs	(1,071)	—	—
Repayment of Clearfield, UT construction loan	—	(19,492)	—
Refinancing of Senior Secured Term Loan B Facility with Senior Secured Term Loan A Facility, including reclassification of prepaid issuance costs	—	—	(267,706)
Repayment of Senior Secured Term Loan A Facility on February 6, 2018	—	—	(50,000)
Write-off of deferred financing costs in connection with the repayment of Senior Secured Term Loan A Facility on February 6, 2018	—	—	498

Net change	(1,071)	(19,492)	(317,208)

Pro forma balance at December 31, 2017	$240,188	$—	$1,404,750

	Mezzanine Equity	Shareholders’ equity
	Series B Cumulative Convertible Voting and Participating Preferred Shares	Common shares	Paid-in capital	Accumulated deficit and distributions in excess of net earnings
	(In thousands)
Historical balance at December 31, 2017	$372,794	$694	$394,082	$(581,470)

IPO transactions (Unaudited)
Issuance of common stock pursuant to the IPO, net of offering costs	—	334	484,604	—
Stub period dividend distribution to common stockholders and participating holders of Series B Preferred Shares	—	—	—	(1,910)
Redemption of Series A Preferred Shares and distribution of stub period dividend	—	—	(133)	(1)
Conversion of Series B Preferred Shares and distribution of stub period dividend	(372,794)	332	372,462	(1,198)
Cashless exercise of YF ART Holdings warrants	—	64	(64)	—
Loss on debt extinguishment and modification	—	—	—	(21,359)
Interest expense through pay-off of debt	—	—	—	(2,687)

Net change	(372,794)	730	856,869	(27,155)

Pro forma balance at December 31, 2017	$—	$1,424	$1,250,951	$(608,625)

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of the Business (continued)

Business and Industry Information

The Company has a large global presence of temperature-controlled warehouses, with the largest network in the U.S. We are organized as a self-administered and self-managed REIT with significant operating, acquisition and development experience. As of December 31, 2017, we operated a global network of 158 temperature-controlled warehouses encompassing 933.9 million cubic feet, with 140 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. In addition, the Company holds a minority interest in the China JV, as described in Note 3, which owns or operates 13 temperature-controlled warehouses located in China. The Company also owns and operates a limestone quarry through a subsidiary of ART Quarry.

The Company provides its customers with technological tools to review real-time detailed inventory information via the Internet. In addition, the Company manages customer-owned warehouses for which it earns fixed and incentive fees.

2. Summary of Significant Accounting Policies

Customer Information

The Company’s customers consist primarily of national, regional, and local food manufacturers, distributors, retailers, and food service organizations. For the years ended December 31, 2017, 2016 and 2015, one customer accounted for more than 10% of our total revenues, with $198.6 million, $210.5 million and $196.0 million, respectively. The substantial majority of this customer’s business relates to our third-party managed segment. Of the revenues received from this customer, $183.1 million, $196.1 million and $180.4 million represented reimbursements for certain expenses we incurred during the years ended December 31, 2017, 2016 and 2015, respectively, that were offset by matching expenses included in our third-party managed cost of operations.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (GAAP).

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries where the Company exerts control. Investments in which the Company does not have control, and is not considered to be the primary beneficiary of a Variable Interest Entity (VIE), but where the Company exercises significant influence over the operating and financial policies of the investee, are accounted for using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Property, Plant, Equipment, and Leasehold Improvements

Property, plant, equipment, and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets or, if less, the term of the underlying lease. Depreciation begins in the month an asset is placed into service. Useful lives range from 5 to 40 years for buildings and building improvements and 3 to 20 years for machinery and equipment. Depletion on the limestone quarry is computed by the units-of-production method based on estimated recoverable units. The Company periodically reviews the appropriateness of the estimated useful lives of its long-lived assets.

Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. When non-real estate assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed, and any resulting gain or loss is included in the other income (expense) line on the accompanying consolidated statements of operations. Gains or losses from the sale of real estate assets are reported in a separate caption after income tax expense or benefit.

Costs incurred to develop software for internal use and purchased software are capitalized and included in the machinery and equipment line on the consolidated balance sheet. Capitalized software is amortized over the estimated life of the software which ranges from 3 to 10 years. Amortization of previously capitalized amounts was $5.0 million, $4.6 million and $4.4 million for 2017, 2016 and 2015, respectively, and is included in the depreciation, depletion, and amortization expense line on the accompanying consolidated statements of operations.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Activity in real estate facilities during the years ended December 31, 2017 and 2016 is as follow:

	2017	2016
	(In thousands)
Operating facilities, at cost:
Beginning balance	$2,382,343	$2,379,980
Capital expenditures	52,555	46,761
Acquisitions	27,958	8,922
Newly developed warehouse facilities	60,598	—
Disposition	(20,780)	(36,628)
Impairment	(9,473)	(9,820)
Conversion of leased assets to owned	—	(5,331)
Impact of foreign exchange rate changes	13,455	(1,541)

Ending balance	2,506,656	2,382,343

Accumulated depreciation:
Beginning balance	(692,390)	(629,404)
Depreciation expense	(86,169)	(85,296)
Dispositions	11,143	21,885
Impact of foreign exchange rate changes	(2,590)	425

Ending balance	(770,006)	(692,390)

Total real estate facilities	$1,736,650	$1,689,953
Non-real estate assets	98,235	94,113

Total property, plant and equipment and capital leases, net	$1,834,885	$1,784,066

The total real estate facilities amounts in the table above include $90.5 million and $91.6 million of assets under sale-leaseback agreements accounted for as a financing as of December 31, 2017 and 2016, respectively. The Company does not hold title in these assets under sale-leaseback agreements. During 2017, the Company acquired a new facility for a total cost of $31.9 million, which included $3.9 million of intangible assets associated with an in-place lease. In addition, the Company disposed of two idle warehouse facilities and one operating warehouse facility with a net book value of $9.2 million for an aggregate amount of $9.2 million. As of December 31, 2017, the Company held for sale an idle facility of the Warehouse segment with a carrying amount of $2.6 million, which is included in “Property, plant, and equipment – net” in the accompanying consolidated balance sheet.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment when events or changes in circumstances (such as decreases in operating income and declines in occupancy) indicate that the carrying amounts may not be recoverable. A comparison is made of the expected future operating cash flows of the long-lived assets on an undiscounted basis to their carrying amounts.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

If the carrying amounts of the long-lived assets exceed the sum of the expected future undiscounted cash flows, an impairment charge is recognized in an amount equal to the excess of the carrying amount over the estimated fair value of the long-lived assets, which the Company calculates based on projections of future cash flows and appraisals with significant unobservable inputs classified as Level 3 of the fair value hierarchy. The Company determined that individual warehouse properties constitute the lowest level of independent cash flows for purposes of considering possible impairment.

For the years ended December 31, 2017, 2016 and 2015, the Company recorded impairment charges of $9.5 million, $9.8 million and $5.7 million, respectively, in the “Impairment of long-lived assets” line item of the accompanying consolidated statements of operations. These charges were associated with the planned disposal of certain facilities, and other idle facilities of the Company, with a net book value in excess of their estimated fair value based on third-party appraisals or purchase offers. These impaired assets related to the Warehouse segment.

In 2015, the “Impairment of long-lived assets” line included another charge related to below-market leasehold interests—see the section “Leasehold Interests—Below Market Leases” below for more information.

Impairment of Other Assets

During the second quarter of 2017, the Company evaluated the limestone inventory held at its Quarry operations, and determined that approximately $2.1 million of that inventory is not of saleable quality. As a result, the Company recognized an impairment charge for that amount, which is included in the “Cost of operations related to other revenues” line item of the accompanying consolidated statement of operations for the year ended December 31, 2017.

Also during the quarter ended June 30, 2017, the Company recognized an impairment charge totaling $6.5 million related to its investments in two joint ventures in China accounted for under the equity method as it was determined that the recorded investments were no longer recoverable from the projected future cash flows expected to be received from the ventures. The estimated fair value of each investment was determined based on an assessment of the proceeds expected to be received from the potential sale, anticipated in the first half of 2018, of the Company’s investment interests to the joint venture partner based on current negotiations. The impairment charge is included in the “Impairment of partially owned entities” line item in the accompanying consolidated statement of operations for the year ended December 31, 2017.

Capitalized Leases

Capitalized leases are recorded at the lower of the present value of future minimum lease payments or the fair market value of the property. Capital lease assets are depreciated on a straight-line basis over the estimated asset life if ownership of the leased assets is transferred by the end of the lease term or there is a bargain purchase option. If the lease does not transfer ownership at the end of the lease term or there is no bargain purchase option, then the capital lease assets are depreciated on a straight-line basis using the lesser of the asset’s useful life or the lease term. Depreciation expense on assets acquired under capitalized leases is included in the “Depreciation, depletion, and amortization” expense line on the accompanying consolidated statements of operations.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits, and short-term liquid investments purchased with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. As of December 31, 2017 and 2016, the Company held $26.8 million and $12.7 million, respectively, of cash and cash equivalents in bank accounts of its foreign subsidiaries.

Restricted Cash

Restricted cash relates to cash on deposit and cash restricted for the payment of certain property repairs or obligations related to warehouse properties collateralized by mortgage notes, cash on deposit for certain workers’ compensation programs, cash collateralization of certain outstanding letters of credit, and proceeds from the sale of assets intended to be used to complete like-kind exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code.

Restricted cash balances as of December 31, 2017 and 2016 are as follows:

	2017	2016
	(In thousands)
2010 mortgage notes’ escrow accounts	$15,149	$14,670
2013 mortgage notes’ escrow accounts	795	989
2013 mortgage notes’ cash managed accounts	2,612	3,506
Other escrow accounts	—	16,574
Cash restricted for insurance claims	—	64
Cash on deposit for workers’ compensation program in Australia	2,130	3,897
Term deposit for New Zealand subsidiary office lease bond	404	396

Total restricted cash	$21,090	$40,096

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount. The Company periodically evaluates the collectability of amounts due from customers and maintains an allowance for doubtful accounts for estimated amounts uncollectible from customers. Management exercises judgment in establishing these allowances and considers the balance outstanding, payment history, and current credit status in developing these estimates. Specific accounts are written off against the allowance when management determines the account is uncollectible.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

The following table provides a summary of activity of the allowance for doubtful accounts, and includes the reclassification of $0.3 million from “Unearned revenue” to “Amounts written off, net of recoveries” as of December 31, 2017 to conform to the presentation of a similar reclassification as of March 31, 2018:

	Balance at beginning of year	Provision for doubtful accounts	Amounts written off, net of recoveries	Balance at end of year
Allowance for doubtful accounts:	(In thousands)
Year ended December 31, 2015	$2,161	761	(559)	$2,363
Year ended December 31, 2016	$2,363	1,135	574	$4,072
Year ended December 31, 2017	$4,072	1,229	8	$5,309

Starting in 2016, the Company began charging interest on delinquent billings, and recorded it as “Interest income” in the consolidated statement of operation, offset by a bad debt provision equal to the amount of interest charged until collected.

Identifiable Intangibles Assets

Identifiable intangibles consist of a trade name and customer relationships.

Indefinite-Lived Assets

The trade name asset, with a carrying amount of $15.1 million as of December 31, 2017 and 2016, relates to “Americold” and has an indefinite life; thus, it is not amortized. The Company evaluates the carrying value of its trade name each year as of October 1, and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the trade name below its carrying amount. There were no impairments to the Company’s trade name for the years ended December 31, 2017, 2016 and 2015.

Finite-Lived Assets

Customer relationship assets are the Company’s largest finite-lived assets amortized over 6 to 20 years using a straight-line or accelerated amortization method dependent on the estimated benefits, which reflects the pattern in which economic benefits of intangible assets are expected to be realized by the Company. Customer relationship amortization expense for the years ended December 31, 2017, 2016 and 2015 was $0.9 million, $1.8 million and $2.7 million, respectively. The weighted-average remaining life of the customer relationship assets is 10.0 years as of December 31, 2017. The Company reviews amortizable intangible assets for impairment when circumstances indicate the carrying amount may not be recoverable. There were no impairments to customer relationship assets for the years ended December 31, 2017, 2016 and 2015.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Leasehold Interests—Below Market Leases

In reference to certain temperature-controlled warehouses where the Company is the lessee, below-market and above-market leases are amortized on a straight-line basis over the remaining lease terms in a manner that adjusts lease expense to the market rate in effect as of the acquisition date. In 2015, the Company recognized a charge of $3.7 million on one of its below-market leasehold interests in the “Impairment of long-lived assets” line of the accompanying consolidated statement of operations for the year ended December 31, 2015. There were no such impairments in 2017 or 2016.

Deferred Financing Costs

Direct financing costs are deferred and amortized over the terms of the related agreements as a component of interest expense. The Company amortizes such costs based on the effective interest rate or on a straight-line basis. The Company uses the latter approach when the periodic amortization approximates the amounts calculated under the effective-interest rate method. Deferred financing costs related to revolving line of credits are classified as other assets, whereas deferred financing costs related to long-term debt are netted against “Mortgages notes and term loan” in the consolidated balance sheets.

Goodwill

The Company evaluates the carrying value of goodwill each year as of October 1 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When evaluating whether goodwill is impaired, the Company compares the fair value of its reporting units to its carrying amounts, including goodwill. The Company estimates the fair value of its reporting units based upon a combination of the net present value of future cash flows and a market-based approach. Future cash flows are estimated based upon varying economic assumptions. Significant assumptions are revenue growth rates, operating costs, maintenance costs, and a terminal value calculation. The assumptions are based on risk-adjusted growth rates and discount factors accommodating conservative viewpoints that consider the full range of variability contemplated in the current and potential future economic situations. The market-based multiples approach assesses the financial performance and market values of other market-participant companies. If the estimated fair value of each of the reporting units exceeds the corresponding carrying value, no impairment of goodwill exists. If a reporting unit’s carrying amount exceeds its fair value, an impairment loss would be calculated by comparing the implied fair value of goodwill to the reporting unit’s carrying amount. The excess of the fair value of the reporting unit over the amount assigned for fair value to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. There were no goodwill impairment charges for the years ended December 31, 2017, 2016 and 2015.

Revenue Recognition

Revenues for the Company include rent, storage and warehouse services (collectively, Warehouse Revenue), third-party managed services for locations or logistics services managed on behalf of customers (Third-Party Managed Revenue), transportation services (Transportation Revenue), and revenue from the sale of quarry products (Other Revenue).

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Warehouse Revenue

The Company’s customer arrangements generally include rent, storage and service elements that are priced separately. In a few instances where the Company provides rental, storage and warehouse services under the terms of a bundled warehousing agreement, the Company uses a cost model to allocate the considerations related to the rental of temperature-controlled storage space and warehousing service deliverables.

Revenues from storage and handling are recognized over the period consistent with the transfer of the service to the customer. Multiple contracts with a single counterparty are accounted for as separate arrangements.

Third-Party Managed Revenue

The Company provides management services for which the contract compensation arrangement includes: reimbursement of operating costs, fixed management fee, and contingent performance-based fees (Managed Services). Managed Services fixed fees are recognized as revenue as the management services are performed ratably over the service period. Managed Services performance-based fees are recognized as revenue when the achievement target has been met.

Cost reimbursements related to Managed Services arrangements are recognized as revenue as the services are performed and costs are incurred. Managed Services fees and related cost reimbursements are presented on a gross basis as the Company is the principal in the arrangement. Multiple contracts with a single counterparty are accounted for as separate arrangements.

Transportation Revenue

The Company records transportation revenue and expenses upon delivery of the product. Because the Company is the principal in the arrangement of transportation services for its customers, revenues and expenses are presented on a gross basis.

Other Revenue

Other Revenue primarily includes the sale of limestone produced by the Company’s quarry business. Revenues from the sale of limestone are recognized upon delivery to customers.

Income Taxes

The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Code . Under those sections, a REIT that distributes at least 100% of its REIT taxable income, as defined in the Code, as a dividend to its shareholders each year and that meets certain other conditions will not be taxed on that portion of its taxable income that is distributed to its shareholders for U.S. federal income tax purposes. Through cash dividends, the Company, for tax purposes, has distributed an amount equal to or greater than its REIT taxable income for the years ended December 31, 2017, 2016 and 2015. As of December 31, 2017 and 2016, the Company has met all the requirements to qualify as a REIT. Thus, no provision for federal income taxes was made for the years ended December 31, 2017, 2016 and 2015, except as needed for the Company’s U.S. TRSs, for the Company’s foreign entities, and a REIT excise tax payment in 2017 disclosed in Note 16 of these financial statements. To qualify as a REIT, an entity cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year (undistributed E&P). The Company believes that it currently has no undistributed E&P. However, to the extent there is a determination (within the meaning of Section 852(e)(1)) of the Code that the Company has undistributed earnings and profits (as determined for U.S. federal income tax purposes) accumulated (or acquired from another entity) from any taxable year in which the Company (or

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

any other entity that converts to a QRS that was acquired during the year) was not a REIT or a QRS, the Company will take all necessary steps to permit the Company to avoid the loss of its REIT status, including, but not limited to: 1) within the 90-day period beginning on the date of the determination, making one or more qualified designated distributions (within the meaning of the Section 852(e)(2)) of the Code in an amount not less than such undistributed earnings and profits over the interest payable under section 852(e)(3) of the Code; and 2) timely paying to the IRS the interest payable under Section 852(e)(3) of the Code resulting from such a determination.

If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes at regular corporate rates and may not be able to qualify as a REIT for the four subsequent taxable years. Even as a REIT, it may be subject to certain state and local income and franchise taxes, and to U.S. federal income and excise taxes on undistributed taxable income and on certain built-in gains.

The Company has elected TRS status for some of the consolidated subsidiaries. This allows the Company to provide services that would otherwise be considered impermissible for REITs. Many of the foreign countries in which we have operations do not recognize REITs or do not accord REIT status under their respective tax laws to our entities that operate in their jurisdiction. Accordingly, the Company recognizes income tax expense for the U.S. federal and state income taxes incurred by the TRSs, taxes incurred in certain U.S. states and foreign jurisdictions, and interest and penalties associated with unrecognized tax benefit liabilities, as applicable.

Taxable REIT Subsidiary

The Company has elected to treat certain of its wholly owned subsidiaries as TRSs. A TRS is subject to U.S. federal and state income taxes at regular corporate tax rates. Thus, income taxes for the Company’s TRSs are accounted for using the asset and liability method, under which deferred income taxes are recognized for (i) temporary differences between the financial reporting and tax bases of assets and liabilities and (ii) operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled.

The Company records a valuation allowance for deferred tax assets when it estimates that it is more likely than not that future taxable income will be insufficient to fully use a deduction or credit in a specific jurisdiction. In assessing the need for the recognition of a valuation allowance for deferred tax assets, we consider whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized and adjust the valuation allowance accordingly. We evaluate all significant available positive and negative evidence as part of our analysis. Negative evidence includes the existence of losses in recent years. Positive evidence includes the forecast of future taxable income by jurisdiction, tax-planning strategies that would result in the realization of deferred tax assets, reversal of existing deferred tax liabilities, and the presence of taxable income in prior carryback years. The underlying assumptions we use in forecasting future taxable income require significant judgment and take into account our recent performance. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which temporary differences are deductible or creditable.

The Company accrues liabilities when it believes that it is more likely than not that it will not realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with ASC 740-10, Uncertain Tax Positions. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax (expense) benefit in the accompanying consolidated statements of operations.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

The earnings of certain foreign subsidiaries, including any other components of the outside basis difference, are considered to be indefinitely reinvested. If our plans change in the future or if we elect to repatriate the unremitted earnings of our foreign subsidiaries in the form of dividends or otherwise, we would be subject to additional income taxes which would result in a higher effective tax rate. As disclosed in Note 16 of these financial statements, the U.S. government enacted comprehensive tax legislation on December 22, 2017 which imposed a one-time inclusion for our REIT or tax for our TRS on the deemed repatriation of unremitted foreign earnings and profits.

With respect to the foreign subsidiaries owned directly by the REIT, any unremitted earnings would not be subject to additional U.S. level taxes because the REIT would distribute 100% of such earnings or would be subject to a participation exemption beginning in 2018.

Pension and Post-Retirement Benefits

The Company has defined benefit pension plans that cover certain union and nonunion employees. The Company also participates in multi-employer union defined benefit pension plans under collective bargaining agreements for certain union employees. The Company also has a post-retirement benefit plan to provide life insurance coverage to eligible retired employees. The Company also offers defined contribution plans to all of its eligible employees. Contributions to multi-employer union defined benefit pension plans are expensed as incurred, as are the Company’s contributions to the defined contribution plans. For the defined benefit pension plans and the post-retirement benefit plan, an asset or a liability is recorded in the consolidated balance sheet equal to the funded status of the plan, which represents the difference between the fair value of the plan assets and the projected benefit obligation at the consolidated balance sheet date. The Company utilizes the services of a third-party actuary to assist in the assessment of the fair value of the plan assets and the projected benefit obligation at each measurement date. Certain changes in the value of plan assets and the projected benefit obligation are not recognized immediately in earnings but instead are deferred as a component of accumulated other comprehensive income (loss) and amortized to earnings in future periods. The service cost component of net periodic pension and other postretirement benefits (OPEB) (income) expense be presented in the same income statement line item as other employee compensation costs, while the remaining components of net periodic pension and OPEB (income) expense are to be presented outside operating income.

Foreign Currency Gains and Losses

The local currency is the functional currency for the Company’s operations in Australia, New Zealand, Argentina, and Canada. For these operations, assets and liabilities are translated at the rates of exchange on the consolidated balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency into U.S. dollars are included as a separate component of shareholders’ equity in accumulated other comprehensive income (loss) until a partial or complete liquidation of the Company’s net investment in the foreign operation.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

From time to time, the Company’s foreign operations may enter into transactions that are denominated in a currency other than their functional currency. These transactions are initially recorded in the functional currency of the subsidiary based on the applicable exchange rate in effect on the date of the transaction. On a monthly basis, these transactions are remeasured to an equivalent amount of the functional currency based on the applicable exchange rate in effect on the remeasurement date. Any adjustment required to remeasure a transaction to the equivalent amount of functional currency is recorded in the consolidated statements of operations of the foreign subsidiary as a component of foreign exchange gain or loss.

Foreign currency transaction gains and losses resulting from the remeasurement of long-term intercompany loans denominated in currencies other than a subsidiary’s functional currency are recognized as a component of accumulated other comprehensive income (loss) if a repayment of these loans is not anticipated. Foreign currency transaction gains and losses on the remeasurement of short-term intercompany loans denominated in currencies other than a subsidiary’s functional currency are recognized as a component of other income (expense).

Recently Adopted Accounting Standards

Clarifying the Definition of a Business

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not a business. The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in ASC 606, Revenue from Contracts with Customers. ASU 2017-01 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those years. ASU 2017-01 will be applied prospectively to any transactions occurring within the period of adoption. Early adoption is permitted, including for interim or annual periods in which the financial statements have not been issued or made available for issuance. The Company early adopted ASU 2017-01 as of the beginning of its fiscal year 2017.

Stock Compensation, Improvements to Employee Share-Based Payment Accounting

In March 2016, the FASB issued Compensation—Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). Under this ASU, entities are required to recognize the income tax effects of awards in the income statement when the awards vest or are settled (i.e., additional paid-in capital or APIC pools will be eliminated). The guidance on employers’ accounting for an employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation and for forfeitures is changing. The guidance was effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company adopted ASU 2016-09 as of the beginning of its fiscal year 2017. The adoption of this new ASU did not have a material effect on the Company’s consolidated financial statements.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships

In March 2016, the FASB issued ASU 2016-05, Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships (a consensus of the FASB Emerging Issues Task Force). ASU 2016-05 clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require de-designation of that hedging relationship provided that all other hedge accounting criteria (including those in paragraphs 815-20-35-14 through 35-18) continue to be met. For public companies, the amendments in ASU 2016-05 are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. An entity has an option to apply the amendments in ASU 2016-05 on either a prospective basis or a modified retrospective basis. The Company adopted ASU 2016-05 as of the beginning of its fiscal year 2017. The adoption of this new ASU did not have a material effect on the Company’s consolidated financial statements.

Future Adoption of Accounting Standards

Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU provides financial statement preparers with an option to reclassify stranded tax effects within AOCI to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded. The amendments are effective for all organizations for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Organizations should apply the proposed amendments either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company is evaluating the impact of adopting ASU 2018-02.

Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU refines and expands hedge accounting for both financial (e.g., interest rate) and commodity risks. Its provisions create more transparency around how economic results are presented, both on the face of the financial statements and in the footnotes. It also makes certain targeted improvements to simplify the application of hedge accounting guidance. ASU 2017-12 is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption, including adoption in an interim period, is permitted. The Company believes the adoption of ASU 2017-12 will not have a material effect on its consolidated financial statements.

Compensation—Stock Compensation (Topic 718)

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This update provides guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. ASU 2017-09 is effective for all entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. Early adoption for public business entities is permitted, including adoption in any interim period, for reporting periods for which financial statements have not yet been issued. The Company believes the adoption of ASU 2017-09 will not have a material effect on its consolidated financial statements.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Simplifying the Test for Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update eliminates step two of the goodwill impairment test, and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. For public business entities that are SEC filers, this ASU is effective for annual and any interim impairment tests for periods beginning after December 15, 2019. Early adoption is allowed for all entities as of January 1, 2017, for annual and any interim impairment tests occurring after January 1, 2017. The Company believes the adoption of ASU 2017-04 will not have a material effect on its consolidated financial statements.

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. For public companies, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company believes the adoption of ASU 2016-01 will not have a material effect on its consolidated financial statements.

Lease accounting

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The following are some of the key provisions of this update:

Lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. Similar to today, lessors will classify leases as operating, direct financing, or sales-type.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Existing sale-leaseback guidance, including guidance applicable to real estate, is replaced with a new model applicable to both lessees and lessors. A sale-leaseback transaction will qualify as a sale only if (1) it meets the sale guidance in the new revenue recognition standard, (2) the leaseback is not a finance lease or a sales-type lease, and (3) a repurchase option, if any, is priced at the asset’s fair value at the time of exercise and the asset is not specialized. If the transaction fails sale treatment, the buyer and seller will reflect it as a financing.

For public business entities, the standard is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. The Company is currently evaluating the potential impact of adopting ASU 2016-02 on its consolidated financial statements.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, to clarify the principles used to recognize revenue for all entities. ASU 2014-09 provides new guidance related to the core principle that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. During 2016, the FASB issued additional ASUs to clarify certain aspects of ASU 2014-09, including ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net) in March 2016, and ASU 2016-10, Identifying Performance Obligations and Licensing in April 2016. For public companies, this new guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted for annual periods beginning after December 15, 2016, including interim periods within that reporting period. The Company will adopt this guidance in the first quarter of 2018 applying the modified retrospective method.

Currently, the Company is in the final phases of its implementation plan and has substantially completed its assessment of expected impacts on its consolidated financial statements, business processes, accounting systems and controls. The Company is currently implementing changes to its processes and controls for impacted areas and drafting the initial adoption and ongoing disclosure requirements.

The Company does not expect the standard to have a material impact to the amount or timing of revenues recognized for its revenue arrangements. Additionally, the Company does not expect to record a cumulative effect adjustment as of the date of adoption. However, the Company expects to be impacted on presentation and disclosures in its financial statements, including but not limited to the separate classification of revenues that do not fall within the scope of ASU 2014-09, adding additional disclosures relating to contracts that contain performance obligations extending beyond the end of our reporting period, and quantifying and disclosing methods of transferring services as it pertains to satisfying performance obligations.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Standards Retrospectively Adopted

Compensation—Retirement Benefits

In March 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The new standard requires that the service cost component of net periodic pension and other postretirement benefits (OPEB) (income) expense be presented in the same income statement line item as other employee compensation costs, while the remaining components of net periodic pension and OPEB (income) expense are to be presented outside operating income. Retrospective application of the change in income statement presentation is required, while the change in capitalized benefit cost is to be applied prospectively. ASU 2017-07 is effective for public business entities for fiscal years beginning after December 15, 2017. Early adoption is permitted in the first financial statements (interim or annual) issued for a fiscal year, provided all provisions of the ASU (income statement presentation and capitalization of service cost) are adopted. The Company retrospectively adopted ASU 2017-07, which resulted in the reclassification of non-service cost components from “Selling, general and administrative” expense to “Other expense, net” for all periods presented in the accompanying consolidated statements of operations. See “Recast of Financial Information” at the end of this Note 2 for details.

Statement of Cash Flows, Restricted Cash

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. Under this new guidance, entities will be required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet is required. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those years. Early adoption is permitted. The Company retrospectively adopted ASU 2016-18, which resulted in the recast of various cash flows subtotals and the inclusion of a reconciliation, for all periods presented, of the totals in the accompanying statements of cash flows to the related captions in the accompanying consolidated balance sheets. See “Recast of Financial Information” at the end of this Note 2 for details.

Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued Cash Payments (a consensus of the Emerging Issues Task Force) (ASU 2016-15), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. This new guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those years. Early adoption is permitted. Entities will have to apply the guidance retrospectively, but if it is impracticable to do so for an issue, the amendments related to that issue would be applied prospectively. The Company retrospectively adopted ASU 2016-15, but there were no changes to the historical amounts resulting from the adoption of this standard.

2. Summary of Significant Accounting Policies (continued)

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

Recast of Financial Information

The following tables summarize the retrospective adoption of ASU 2017-07, ASU 2016-18 and ASU 2016-15, for the historical periods presented, and an immaterial balance sheet reclassification as of December 31, 2017.

To reclassify an immaterial amount of allowance of doubtful accounts incorrectly included in unearned revenue as of December 31, 2017:

Consolidated Balance Sheet impacted line items as of December 31, 2017

(In thousands)

	As reported (Pro Forma)	Recast amount	As recast (Pro Forma)
Accounts receivable – net of allowance of $5,309, as recast	$200,354	$(348)	$200,006
Total assets	2,515,124	(348)	2,514,776
Unearned revenue	19,196	(348)	18,848
Total liabilities	1,871,604	(348)	1,871,256
Total liabilities, Series B Preferred Shares and shareholders’ equity	2,515,124	(348)	2,514,776

	As reported (Historical)	Recast amount	As recast (Historical)
Accounts receivable – net of allowance of $5,309, as recast	$200,354	$(348)	$200,006
Total assets	2,395,245	(348)	2,394,897
Unearned revenue	19,196	(348)	18,848
Total liabilities	2,209,375	(348)	2,209,027
Total liabilities, Series B Preferred Shares and shareholders’ equity	2,395,245	(348)	2,394,897

To reflect the retrospective application of ASU 2017-07, “Compensation—Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”, which the Company adopted on January 1, 2018:

Consolidated Statement of Operations impacted line items for the year ended December 31, 2017

(In thousands)

	As reported	Recast amount	As recast
Selling, general and administrative expense	$104,640	$(2,862)	$101,778
Total operating expense	1,409,503	(2,862)	1,406,641
Operating income	134,084	2,862	136,946
Other income (expense), net	918	(2,862)	(1,944)

Consolidated Statement of Operations impacted line items for the year ended December 31, 2016

(In thousands)

	As reported	Recast amount	As recast
Selling, general and administrative expense	$100,238	$(3,510)	$96,728
Total operating expense	1,372,983	(3,510)	1,369,473
Operating income	117,016	3,510	120,526
Other income (expense), net	2,142	(3,510)	(1,368)

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Consolidated Statement of Operations impacted line items for the year ended December 31, 2015

(In thousands)

	As reported	Recast amount	As recast
Selling, general and administrative expense	$91,222	$(2,436)	$88,786
Total operating expense	1,370,722	(2,436)	1,368,286
Operating income	110,663	2,436	113,099
Other income (expense), net	1,892	(2,436)	(544)

To reflect the retrospective application of ASU 2016-18, “Statement of Cash Flows (Topic 230), Restricted Cash”, which the Company adopted on January 1, 2018:

Consolidated Statement of Cash Flows impacted line items for the year ended December 31, 2017

(In thousands)

	As reported	Recast amount	As recast
Restricted cash outflows	$503,191	$(503,191)	$—
Restricted cash inflows	(483,912)	483,912	—
Net cash used in investing activities	(119,552)	(19,279)	(138,831)
Net increase in cash, cash equivalents and restricted cash	25,171	(19,279)	5,892
Effect of foreign currency translation	868	273	1,141
Cash, cash equivalents and restricted cash:
Beginning of period	22,834	40,096	62,930
End of period	48,873	21,090	69,963

Consolidated Statement of Cash Flows impacted line items for the year ended December 31, 2016

(In thousands)

	As reported	Recast amount	As recast
Restricted cash outflows	$639,798	$(639,798)	$—
Restricted cash inflows	(631,877)	631,877	—
Net cash used in investing activities	(33,732)	(7,921)	(41,653)
Net decrease in cash, cash equivalents and restricted cash	(10,273)	(7,921)	(18,194)
Effect of foreign currency translation	(324)	40	(284)
Cash, cash equivalents and restricted cash:
Beginning of period	33,431	47,977	81,408
End of period	22,834	40,096	62,930

Consolidated Statement of Cash Flows impacted line items for the year ended December 31, 2015

(In thousands)

	As reported	Recast amounts	As recast
Restricted cash outflows	$658,369	$(658,369)	$—
Restricted cash inflows	(673,667)	673,667	—
Net cash used in investing activities	(66,830)	15,298	(51,532)
Net increase in cash, cash equivalents and restricted cash	11,571	15,298	26,869
Effect of foreign currency translation	(3,233)	(684)	(3,917)
Cash, cash equivalents and restricted cash:
Beginning of period	25,093	33,363	58,456
End of period	33,431	47,977	81,408

3. Equity-Method Investments

During 2010, the Company, through its wholly owned subsidiaries, made total cash investments of $46.2 million in two newly-formed Hong Kong entities, China Merchants Americold Holdings Logistics Company Limited (CMAL) and China Merchants Americold Holdings Company Limited (CMAH, together with CMAL, the Joint Venture). Through these subsidiaries, the Company acquired a 49% interest in the Joint Venture, while China Merchants Holdings International Company (CMHI) acquired the remaining 51% interest in the Joint Venture. CMHI is a Hong Kong based entity that is part of the China Merchants Group. Other affiliates of CMHI subsequently purchased 50,000 shares of the Company’s Series B Preferred Shares. As such, CMHI is considered a related party of the Company. The Joint Venture was formed with the purpose of acquiring, owning, and operating temperature-controlled warehouses, primarily in the People’s Republic of China. During 2015, the Company made an additional capital contribution of $1.3 million for general corporate purposes to the Joint Venture. As of December 31, 2017, the Joint Venture operated 13 warehouses in the People’s Republic of China.

The Company translates amounts in Chinese yuan to U.S. dollars when accounting for its interest in the Joint Venture. As a result, the Company must also adjust the carrying value of its investment in the Joint Venture for its proportionate share of the cumulative unrealized foreign currency translation gains and losses each period. The Company accounts for its investment in the Joint Venture as an equity-method investment, as the Company has a 49% equity interest, but cannot control it. In accounting for its interest in the Joint Venture as an equity-method investment, the Company includes its proportionate share of the Joint Venture’s net income or loss as an increase or decrease in the carrying value of the equity-method investment. In addition, the Company continuously monitors its investment in the Joint Venture to determine whether an other-than-temporary decline in the investment value has occurred.

In 2017, the Company recognized an impairment charge totaling $6.5 million related to our investment in the Joint Venture as we determined that the recorded investment was no longer recoverable from the projected future cash flows expected to be received from the Joint Venture. The estimated fair value of this investment was determined based on an assessment of the proceeds expected to be received from the potential sale of our investment interests to the joint venture partner based on current negotiations.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

3. Equity-Method Investments (continued)

The condensed summary financial information for the Company’s Joint Venture is as follows:

	2017
Condensed results of operations	CMAL	CMAH	Total
	(In thousands)
Revenues	$38,662	$12,294	$50,956
Operating (loss) income	(2,052)	314	(1,738)
Net loss	(2,479)	(296)	(2,775)
Company’s loss from partially owned entities	(1,143)	(220)	(1,363)

	2016
Condensed results of operations	CMAL	CMAH	Total
	(In thousands)
Revenues	$34,945	$9,389	$44,334
Operating (loss) income	(2,184)	4,281	2,097
Net (loss) income	(2,645)	2,791	146
Company’s (loss) income from partially owned entities	(1,396)	1,268	(128)

	2015
Condensed results of operations	CMAL	CMAH	Total
	(In thousands)
Revenues	$39,310	$8,299	$47,609
Operating (loss) income	(3,696)	805	(2,891)
Net (loss) income	(4,376)	205	(4,171)
Company’s (loss) income from partially owned entities	(3,712)	174	(3,538)

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

3. Equity-Method Investments (continued)

	2017
Condensed balance sheet information	CMAL	CMAH	Total
	(In thousands)
Property, plant and equipment, net	$13,108	$24,559	$37,667
Cash and cash equivalent	7,935	915	8,850
Accounts receivable	6,416	1,805	8,221
Goodwill and other intangible assets	15,905	344	16,249
Due from related parties	5,900	14,414	20,314
Other assets	6,206	3,745	9,951

Total assets	$55,470	$45,782	$101,252

Debt	$9,611	$6,350	$15,961
Accounts payable	4,651	611	5,262
Due to related parties	17,824	11,384	29,208
Other liabilities	4,483	2,183	6,666

Total liabilities	$36,569	$20,528	$57,097

Equity including non-controlling interest	$18,901	$25,254	$44,155

Company’s equity investment before impairment	$9,379	$11,059	$20,438
Less: Company’s impairment in equity investment	(4,060)	(2,436)	(6,496)

Company’s equity investment	$5,319	$8,623	13,942

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

3. Equity-Method Investments (continued)

	2016
Condensed balance sheet information	CMAL	CMAH	Total
	(In thousands)
Property, plant and equipment, net	$14,397	$24,754	$39,151
Cash and cash equivalent	11,827	1,031	12,858
Accounts receivable	5,881	1,500	7,381
Goodwill and other intangible assets	14,902	356	15,258
Due from related parties	2,059	10,773	12,832
Other assets	8,339	2,366	10,705

Total assets	$57,405	$40,780	$98,185

Debt	$12,942	$10,760	$23,702
Accounts payable	2,179	290	2,469
Due to related parties	12,913	2,580	15,493
Other liabilities	9,243	3,322	12,565

Total liabilities	$37,277	$16,952	$54,229

Equity including non-controlling interest	$20,128	$23,828	$43,956

Company’s equity investment	$9,861	$10,535	$20,396

The Company has an investment in another joint venture that is also accounted for as an equity-method investment since the Company can exert significant influence over the operations, but cannot control the joint venture. The carrying amount of this other investment was $2.0 million as of December 31, 2017 and 2016, respectively.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

4. Goodwill and Intangible Assets

The changes in the carrying amount of the Company’s goodwill by reportable segment for the years ended December 31, 2017, 2016 and 2015 are as follows:

	Warehouse	Third-party managed	Transportation	Total
	(In thousands)
December 31, 2014	$174,283	$3,309	$12,507	$190,099
Impact of foreign currency translation	(2,785)	(130)	(259)	(3,174)

December 31, 2015	171,498	3,179	12,248	186,925
Impact of foreign currency translation	196	(123)	(57)	16
Write-offs	(112)	—	(24)	(136)

December 31, 2016	171,582	3,056	12,167	186,805
Impact of foreign currency translation	972	8	384	1,364

December 31, 2017	$172,554	$3,064	$12,551	$188,169

The write-offs in the table above relates to the residual goodwill allocated to the Company’s operations in Argentina.

Intangible assets subject to amortization as of December 31, 2017 and 2016 are as follows:

	Customer relationships	Above-market leases	In-place lease	Below-market leases	Total
	(In thousands)
Gross	$33,788	$—	$—	$9,126	$42,914
Accumulated Amortization	(28,395)	—	—	(5,341)	(33,736)

Net definite lived intangible assets	$5,393	$—	$—	$3,785	9,178

Indefinite lived intangible asset (Trade name)					15,076

Identifiable intangible assets – net, December 31, 2016					$24,254

Gross	$33,788	$—	$—	$9,126	$42,914
Additions	—	143	3,778	—	3,921
Accumulated Amortization	(29,328)	(16)	(430)	(5,492)	(35,266)

Net definite lived intangible assets	$4,460	$127	$3,348	$3,634	11,569

Indefinite lived intangible asset (Trade name)					15,076

Identifiable intangible assets – net, December 31, 2017					$26,645

During 2017, as part of an addition to the Company’s domestic cold storage operations in the Warehouse segment, the Company was assigned a tenant lease. This transaction resulted in the recognition of above-market and in-place lease intangible assets that will be amortized over the remaining term of the tenant lease.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

4. Goodwill and Intangible Assets (continued)

Amortization of the above market lease asset is recorded as a reduction to lease revenue, while amortization of the in-place lease is recorded as amortization expense.

The following table describes the estimated amortization of intangible assets for the next five years and thereafter. In addition, the table describes the net impact on rent expense due to the amortization of below-market leases for the next five years and thereafter:

	Estimated Amortization of Customer Relationships and In-Place Lease Intangible Assets	Estimated Net Decrease to Lease Revenue Related to Amortization of Above- Market Leases	Estimated Net Increase to Lease Expense Related to Amortization of Below- Market Leases
	(In thousands)
Years Ending December 31:
2018	$1,417	$22	$151
2019	1,329	22	151
2020	1,238	22	151
2021	1,151	22	151
2022	1,063	22	151
Thereafter	1,610	17	2,879

Total	$7,808	$127	$3,634

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

5. Other Assets

Other assets as of December 31, 2017 and 2016 are as follows:

	2017	2016
	(In thousands)
Prepaid accounts and IPO costs	$25,108	$12,370
Various insurance and workers’ compensation receivables	12,040	13,536
Inventory and supplies	10,396	12,735
Marketable securities—(Deferred compensation plan)	2,483	2,017
Other receivables and straight-line rent	4,532	2,891
Utility and lease deposits	1,851	1,846
Deferred financing costs	1,374	2,034
Current income taxes receivable	950	—
Deferred tax assets	553	—

	$59,287	$47,429

6. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of December 31, 2017 and 2016 are as follows:

	2017	2016
	(In thousands)
Trade payables	$88,422	$64,428
Accrued workers’ compensation expenses	32,041	36,901
Accrued payroll	22,657	19,138
Accrued vacation and long service leave	15,718	14,203
Accrued health benefits	9,332	8,367
Accrued property taxes	15,067	13,908
Accrued utilities	6,004	6,332
Income taxes payable (receivable)	784	(328)
Other accrued expenses	51,234	47,520

	$241,259	$210,469

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

7. Redeemable Preferred Shares

Series A Cumulative Non-Voting Preferred Shares

In January 2009, the Company issued 125 Series A Cumulative Non-Voting Preferred Shares of beneficial interest, par value $0.01 per share (Series A Preferred Shares) for proceeds of $0.1 million. The Series A Preferred Shares may be redeemed by the Company at any time by notice for a price, payable in cash, equal to 100% of each share’s liquidation value of $1,000, plus all accrued and unpaid dividends, plus, if applicable, a redemption premium. As of December 31, 2017, the Company may redeem the Series A Preferred Shares without payment of a redemption premium. Holders of the Series A Preferred Shares are entitled to receive dividends semiannually at a per annum rate equal to 12.5% of the liquidation value. Refer to Note 1 for a description of the pro forma redemption of the Series A Preferred Shares in connection with the IPO.

Series B Cumulative Convertible Voting Preferred Shares

During 2010, the Company’s Board of Trustees approved a series of agreements and documents that effected the conversion of 375,000 authorized and unissued preferred shares of the Company into 375,000 Series B Cumulative Convertible Voting Preferred Shares of beneficial interest, par value $0.01 per share (Series B Preferred Shares), and simultaneously authorized the sale and issuance of the 375,000 Series B Preferred Shares. On December 15, 2010, the Company issued 375,000 of the Series B Preferred Shares for proceeds of $368.5 million. Of this amount, 325,000 Series B Preferred Shares were issued to affiliates of the Goldman Sachs Group (Goldman) and 50,000 Series B Preferred Shares were issued to an affiliate of CMHI. As discussed in Note 3, affiliates of CHMI are also the majority partner in the Company’s Joint Venture.

The Series B Preferred Shares contain certain conversion features, the terms of which are dependent upon the nature of the conversion event. At each holder’s option, the Series B Preferred Shares may be converted into a number of the Company’s common shares of beneficial interest (common shares), the conversion rate being based upon a variable price index, as defined. As of December 31, 2017, each Series B Preferred Share was convertible at the holder’s option into approximately 88 of the Company’s common shares. If all holders of the Series B Preferred Shares had elected to convert all of their shares in this manner on December 31, 2017, approximately 33,240,000 common shares of the Company would have been issued for the 375,000 Series B Preferred Shares. The Series B Preferred Shares contain certain preemptive rights, anti-dilution provisions, and protections in the event of a recapitalization. The Series B Preferred Shares have the equivalent voting rights as the common shares. The Series B Preferred Shares are senior to any junior securities, and upon a qualifying liquidation event, as defined, each holder of the Series B Preferred Shares would receive the greater of $1,000 cash per share, plus all accrued and unpaid dividends, or the payment that would be paid in connection with such liquidation event in respect of the number of common shares into which such Series B Preferred Shares could be converted.

Holders of the Series B Preferred Shares are entitled to a 5.0% annual fixed cash dividend (Fixed Dividend) based on the liquidation preference of $1,000 per share plus all accrued and unpaid dividends. Additionally, the holders of the Series B Preferred Shares are entitled to participate in dividends paid to holders of the Company’s common shares by receiving a dividend in an amount and in a kind equal to and equivalent to what the holder would have received had such holder held the number of common shares for such common share dividend into which the Series B Preferred Share could be converted on the record date (Participating Dividend). Beginning in 2011, and each year thereafter, if Participating Dividends paid annually to the holders of the Series B Preferred Share do not equal or exceed 2.5% of the $1,000 per share

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

7. Redeemable Preferred Shares (continued)

liquidation preference, then holders are entitled to a dividend for the shortfall. Dividends are only payable when declared by the Company’s Board of Trustees, but accrued and unpaid dividends are cumulative and payable upon any conversion or redemption event, as defined, for the Series B Preferred Shares. There were no accrued or unpaid Fixed Dividends to the holders of the Series B Preferred Shares as of December 31, 2017 and 2016, respectively.

In the event that the Company completes a qualifying IPO, each outstanding Series B Preferred Share plus any accrued and unpaid dividends will be automatically converted into the Company’s common shares based on the then-existing conversion price. In the event that the Company completes a non-qualifying IPO, each outstanding Series B Preferred Share will be automatically converted into one Series C Preferred Share. A qualifying IPO is defined as an IPO in which a) the aggregate gross proceeds to the Company are at least $250 million (before deduction of underwriting discounts, commissions and expenses), and b) the offering price per common shares is greater than or equal to 135% of the Series B Preferred Share’s conversion price in effect upon the consummation of such qualified IPO.

Upon the occurrence of the tenth anniversary of the issuance date of the Series B Preferred Shares, December 15, 2020, and each subsequent anniversary thereafter, the holders of the Series B Preferred Shares outstanding on the redemption date may, at their option, require the Company to redeem the Series B Preferred Shares in, at the Company’s option, either cash or the Company’s common shares based on the current market price. The redemption value upon such an event will be $1,000 per share, plus all accrued and unpaid dividends. Separately, upon a change in control event, the Series B Preferred Shares will be redeemable, at the option of the holder, at 101% of the liquidation preference for cash.

Given that the Series B Preferred Shares are redeemable at the option of the holder on the tenth anniversary of the issuance date, the Company is required to classify these shares in mezzanine equity.

The carrying amount of the Series B Preferred Shares was initially recorded net of discount and offering costs totaling approximately $10.0 million. The carrying amount is increased by periodic accretions through accumulated deficit and distributions in excess of net earnings in the consolidated statements of shareholders’ equity, so that the carrying amount will equal the mandatory redemption value as of December 15, 2020, plus any accrued and unpaid dividends. As of December 31, 2017 and 2016, the carrying amount of the Series B Preferred Shares was $372.8 million and $371.9 million, respectively. Refer to Note 1 for a description of the pro forma conversion of the Series B Preferred Shares in connection with the IPO.

Series C Convertible Voting Preferred Shares

Contemporaneously with the authorization of the conversion and issuance of the Series B Preferred Shares by the Board of Trustees discussed above, the Board of Trustees also authorized the conversion of an additional 375,000 authorized and unissued preferred shares into 375,000 Series C Convertible Voting Preferred Shares (Series C Preferred Shares). As discussed above, the Series C Preferred Shares are potentially issuable to the holders of the Series B Preferred Shares upon conversion in connection with a non-qualifying IPO. As of December 31, 2017 and 2016, no Series C Preferred Shares were issued or outstanding. The IPO discussed in Note 1 met the definition of a qualifying IPO and, therefore, the Series C Preferred Shares are no longer issuable after December 31, 2017.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

8. Debt

The Company’s outstanding borrowings as of December 31, 2017 and 2016 are as follows:

		Contractual Interest Rate	Effective Interest Rate as of December 31, 2017	2017		2016
				(In thousands)
	Stated maturity date			Carrying Amount	Fair Value[1]	Carrying Amount	Fair Value[1]
2010 Mortgage Loans
Component A-1	1/2021	3.86%	4.40%	$56,941	$58,151	$73,619	$75,828
Component A-2-FX	1/2021	4.96%	5.38%	150,334	159,918	150,334	162,361
Component A-2-FL2	1/2021	L+1.51%	3.45%	48,654	49,019	74,899	76,083
Component B	1/2021	6.04%	6.48%	60,000	64,875	60,000	66,450
Component C	1/2021	6.82%	7.28%	62,400	68,718	62,400	69,420
Component D	1/2021	7.45%	7.92%	82,600	91,686	82,600	87,969
2013 Mortgage Loans
Senior note	5/2023	3.81%	4.14%	194,223	195,194	200,252	201,455
Mezzanine A	5/2023	7.38%	7.55%	70,000	68,950	70,000	68,436
Mezzanine B	5/2023	11.50%	11.75%	32,000	31,840	32,000	31,351
ANZ Term Loans
Australia Term Loan [2]	6/2020	BBSY+1.40%	4.51%	158,645	160,628	146,789	148,803
New Zealand Term Loan [2]	6/2020	BKBM+1.40%	5.12%	31,240	31,631	30,615	31,031
Senior Secured Term Loan B Facility [2]	12/2022	L+3.75%	5.79%	806,918	806,918	704,833	704,833

Total principal amount of mortgage notes and term loans				1,753,955	1,787,528	1,688,341	1,724,020
Less deferred financing costs				(25,712)	n/a	(28,473)	n/a
Less debt discount				(6,285)	n/a	(7,443)	n/a

Total mortgage notes and term loans, net of deferred financing costs and debt discount				$1,721,958	$1,787,528	$1,652,425	$1,724,020

2015 Senior Secured Revolving Credit Facility [1,2]	12/2018	L+3.00%	3.92%	$—	$—	$28,000	$28,000

Construction Loans
Warehouse Clearfield, UT [2]	2/2019	L+3.25%	5.18%	$19,671	$19,671	$—	$—
Less deferred financing costs				(179)	n/a	—	n/a

				$19,492	$19,671	$—	$—

Warehouse Middleboro, MA [2]	8/2020	L+2.75%	—	$—	$—	$—	$—

(1)

The carrying amount of the 2015 Senior Secured Revolving Credit Facility approximates its fair value due to the short-term maturity of the instrument. See Note 12 for information on the determination of fair value for other outstanding borrowings.

(2)	L = one-month LIBOR; BBSY= Bank Bill Swap Bid Rate (applicable in Australia); BKBM = Bank Bill Reference Rate (applicable in New Zealand).

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

8. Debt (continued)

Pre-IPO Senior Secured Credit Facilities

In December 2015, we entered into a credit agreement with various lenders providing senior secured credit facilities that consisted of a $325.0 million senior secured term loan, which we refer to as our Senior Secured Term Loan B Facility, and a $135.0 million senior secured revolving credit facility, which we refer to as our 2015 Senior Secured Revolving Credit Facility, and, collectively with our Senior Secured Term Loan B Facility, our pre-IPO Senior Secured Credit Facilities. The net proceeds from the Senior Secured Term Loan B Facility of $314.4 million were used to repay a portion of the 2006 Mortgage Notes—Pool 2 tranche. Borrowings under our Senior Secured Term Loan B Facility and 2015 Senior Secured Revolving Credit Facility bore interest, at inception, of 5.50% per year plus one-month LIBOR with a 1% floor, and 3.25% per year plus one-month LIBOR, respectively.

In April 2016, we upsized the commitments under our 2015 Senior Secured Revolving Credit Facility by $15.0 million to increase the aggregate borrowing capacity under that credit facility to $150.0 million.

In July 2016, we issued a $385.0 million incremental term loan under our Senior Secured Term Loan B Facility and used the net proceeds to repay, among other things, the balance of our 2006 Mortgage Loans. In connection with this refinancing, we lowered the credit spread on the initial tranche of our Senior Secured Term Loan B Facility from 5.50% to 4.75% per year plus one-month LIBOR with a 1% floor.

In January 2017, we lowered the credit spread on the outstanding tranches of the Senior Secured Term Loan B Facility from 4.75% to 3.75% per year plus one-month LIBOR with a 1% floor.

In February 2017, we obtained an increase in the size of our 2017 Senior Secured Revolving Credit Facility of $20.0 million, for a total commitment of $170.0 million.

In May 2017, we issued a $110.0 million incremental term loan under our Senior Secured Term Loan B Facility and used the net proceeds to release, among other things, three properties from the 2010 Mortgage Loans collateral pool (as described below), and repay $26.2 million of our 2010 Mortgage Loans. Two of these properties were added to the borrowing base supporting our 2015 Senior Secured Revolving Credit Facility.

Borrowings under our 2015 Senior Secured Revolving Credit Facility bore interest, at our election, at the then-applicable margin plus an applicable one-month LIBOR or base rate interest rate. Base rate was defined as the greatest of the bank prime rate, the one-month LIBOR rate plus one percent or the federal funds rate plus one-half of one percent. The applicable margin varied between (i) in the case of LIBOR-based loans, 3.00% and 3.50% and (ii) in the case of base rate loans, 2.00% and 2.50%, in each case, based on changes in our credit ratings. In addition, any undrawn portion of our 2015 Senior Secured Revolving Credit Facility was subject to an annual 0.40% commitment fee. As of December 31, 2017, borrowings under our 2015 Senior Secured Revolving Credit Facility bore interest at 3.00% per year plus one-month LIBOR, or 4.57% per annum. As of that date, we had no amounts outstanding under the 2015 Senior Secured Revolving Credit Facility, but we applied approximately $33.8 million of that credit facility to backstop certain outstanding letters of credit. In connection with entering into the original agreement and subsequent amendments for the 2015 Senior Secured Revolving Credit Facility, we capitalized approximately $3.4 million of debt issuance costs, which we amortize as interest expense under the effective interest method.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

8. Debt (continued)

As of December 31, 2017, the $1.2 million unamortized balance of these debt issuance costs is included in “Other assets” in the accompanying consolidated balance sheet.

After giving effect to the May 2017 amendments described above, the outstanding tranches of term loans under our Senior Secured Term Loan B Facility bore interest, at our election, at (i) 3.75% per year plus one-month LIBOR with a 1.0% floor or (ii) 2.75% per year plus a base rate with a 2.0% floor. The principal amount of the term loans outstanding under our Senior Secured Term Loan B Facility was subject to principal amortization in quarterly installments of approximately $2.0 million until the maturity date thereof, with a final payment of the balance that was due on December 1, 2022. As of December 31, 2017, $806.9 million were outstanding under our Senior Secured Term Loan B Facility, which was prepayable without premium or penalty. In connection with entering into the agreement and subsequent amendments for the Senior Secured Term Loan B Facility, we capitalized a total Original Issue Discount (OID) of $8.4 million and incurred debt issuance costs of approximately $21.6 million, of which $18.8 million were capitalized. The OID and capitalized debt issuance costs are amortized as interest expense under the effective interest method. As of December 31, 2017, approximately $21.0 million unamortized balance of OID and debt issuance costs related to the Senior Secured Term Loan B Facility, in the aggregate, is classified as a contra-liability to the “Mortgage notes and term loan” line item of the accompanying consolidated balance.

Our pre-IPO Senior Secured Credit Facilities were guaranteed by certain subsidiaries of our operating partnership and are secured by a pledge in the stock of certain subsidiaries of our operating partnership, and contained certain financial covenants relating to the maintenance of a specified borrowing base coverage ratio, a total leverage ratio and a fixed charge coverage ratio and other customary covenants.

ANZ Loans

In June 2015, we entered into syndicated facility agreements in each of Australia and New Zealand, which we refer to collectively as the ANZ Loans, and separately as the Australian term loan and the New Zealand term loan. The ANZ Loans are non-recourse to us and our domestic subsidiaries.

The Australian term loan is an AUD$203.0 million five-year syndicated facility. The $151.1 million net proceeds that we borrowed under this facility were used to repay the AUD$19.0 million mortgage loan on one of our facilities, return AUD$30.0 million of capital to our domestic subsidiary owning the equity of our Australian subsidiary, repay an intercompany loan totaling CAD$47.6 million, and return AUD$70.0 million to the United States in the form of a long-term intercompany loan and working capital. This facility is secured by our owned real property and equity of certain of our Australian subsidiaries and bears interest at a floating rate of Australian Bank Bill Swap Bid Rate plus 1.4%. The Australian term loan is fully prepayable without penalty.

The New Zealand term loan is a NZD$44.0 million five-year syndicated facility. The $29.3 million net proceeds that we borrowed under this facility were used to repay an intercompany loan plus interest totaling NZD$28.3 million, make a NZD$14.3 million dividend, and fund working capital. The facility is secured by our owned real property, leased assets and equity of certain of our New Zealand subsidiaries, and bears interest at a floating rate of New Zealand Bank Bill Swap Bid Rate plus 1.4%.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

8. Debt (continued)

The New Zealand term loan is fully prepayable without penalty. In connection with entering into the agreement for the ANZ Loans, the Company capitalized direct transaction-related costs and expenses of approximately $6.3 million as debt issuance costs. As part of the ANZ Loans, we entered into interest rate swaps to effectively fix the interest rates on 75% of the notional balances.

Construction Loans

In February 2017, certain of our subsidiaries entered into a $24.1 million construction loan with the National Bank of Arizona to finance the development of an expansion to our Clearfield, Utah distribution facility. The facility is secured by a mortgage on the property and the repayment of the construction loan is guaranteed by us. The construction loan bears interest, at our election, at a floating rate of one-month LIBOR plus 3.25% or the bank defined prime rate (which may not be lower than LIBOR) and is scheduled to mature in February 2019.

In August 2017, certain of our subsidiaries entered into a $16.0 million construction loan with JPMorgan Chase Bank, N.A. to finance the development of a production advantaged facility in Middleboro, Massachusetts. The facility is secured by a mortgage on the property and the construction loan is supported by a limited repayment guaranty by us. The construction loan bore interest at a floating rate of one-month LIBOR plus 2.75% and was scheduled to mature in August 2020.

In connection with the IPO, both construction loans were paid off.

2013 Mortgage Loans

On May 1, 2013, we entered into a mortgage financing in an aggregate principal amount of $322.0 million, which we refer to as the 2013 Mortgage Loans. The debt consists of a senior debt note and two mezzanine notes. The components are cross-collateralized and cross-defaulted. The senior debt note requires monthly principal payments. The mezzanine notes require no principal payments until the stated maturity date in May 2023. The interest rates on the notes are fixed and range from 3.81% to 11.50% per annum. The senior debt note and the two mezzanine notes remain subject to yield maintenance provisions. We used the net proceeds of these loans to refinance certain of the 2006 Mortgage Loans, as described below, acquire two warehouses, and fund general corporate purposes.

The 2013 Mortgage Loans are collateralized by 15 warehouses. The terms governing the 2013 Mortgage Loans require us to maintain certain cash amounts in accounts that are restricted as to their use for the respective warehouses. As of December 31, 2017, the amount of restricted cash associated with the 2013 Mortgage Loans was $3.4 million. Additionally, if we do not maintain certain financial thresholds, including a debt service coverage ratio of 1.10x, the cash generated will further be temporarily restricted and limited to the use for scheduled debt service and operating costs. The debt service coverage ratio as of December 31, 2017 was 1.70x. The 2013 Mortgage Loans are non-recourse to us subject to customary non-recourse carve-outs.

2010 Mortgage Loans

On December 15, 2010, we entered into a mortgage financing in an aggregate principal amount of $600.0 million, which we refer to as the 2010 Mortgage Loans. The debt includes six separate components, which are comprised of independent classes of certificates and seniority. The components are cross-collateralized and cross-defaulted. No principal payments are required on five of the six components until

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

8. Debt (continued)

the stated maturity date in January 2021, and one component requires monthly principal payments of $1.4 million. Interest is payable monthly in an amount equal to the aggregate interest accrued on each component. The interest rates on five of the six components are fixed, and range from 3.86% to 7.45% per annum. One component has a variable interest rate equal to one-month LIBOR plus 1.51%, with one-month-LIBOR subject to a floor of 1.00% per annum. In addition, we maintain an interest rate cap on the variable rate tranche that caps one-month LIBOR at 6.0%. The fair value of the interest rate cap was nominal at December 31, 2017. The floating rate interest component is pre-payable anytime without penalty; however, the fixed rate components remain subject to yield maintenance provisions. We used the net proceeds of these loans to refinance existing term loans, fund the acquisition of the acquired Versacold entities, and for general corporate purposes.

The 2010 Mortgage Loans were initially collateralized by 53 warehouses. In November 2014, we sold one of the warehouses collateralizing the 2010 Mortgage Loans for $9.5 million, and $6.0 million of the proceeds were used to pay down the 2010 Mortgage Loans. In 2015, we sold three warehouses for $9.4 million, and $6.1 million of the proceeds were used to pay down the 2010 Mortgage Loans. In 2017, we used a portion of the net proceeds from incremental borrowings under our Existing Senior Secured Term Loan B Facility to pay down $26.2 million of the 2010 Mortgage Loans. As a result, two warehouses were transferred from the collateral base of the 2010 Mortgage Loans to the Existing Senior Secured Revolving Credit Facility borrowing base, and one was released and positioned for sale. The terms governing the 2010 Mortgage Loans require us to maintain certain cash amounts in accounts that are restricted as to their use for the respective warehouses. As of December 31, 2017, the amount of restricted cash associated with the 2010 Mortgage Loans was $15.1 million. Additionally, if we do not maintain certain financial thresholds, including a debt service coverage ratio of 1.50x, the cash generated will further be temporarily restricted and limited to the use for scheduled debt service and operating costs. The debt service coverage ratio as of December 31, 2017 was 2.9x. The 2010 Mortgage Loans are non-recourse to us subject to customary non-recourse carve-outs.

Debt Covenants

The Company’s pre-IPO Senior Secured Credit Facilities, the ANZ Term Loans and the various mortgage loans require financial statements reporting, periodic requirements to report compliance with established thresholds and performance measurements, and affirmative and negative covenants that govern allowable business practices of the Company. The affirmative and negative covenants include continuation of insurance, maintenance of collateral, the maintenance of REIT status, and the Company’s ability to enter into certain types of transactions or exposures in the normal course of business. The 2015 Senior Secured Credit Facility requires compliance with other financial covenants on a quarterly or on occurrence basis, including a leverage ratio, a fixed-charge coverage ratio, a maximum dividend payout threshold, and earnings thresholds, as defined. The mortgage loans also require compliance with other financial covenants, including a debt coverage ratio and cash flow calculation, as defined. As of December 31, 2017, the Company was in compliance with all debt covenants.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

8. Debt (continued)

The aggregate maturities of the Company’s total indebtedness as of December 31, 2017, including amortization of principal amounts due under the Term Loan B and mortgage notes for each of the next five years and thereafter, are as follows:

Years Ending December 31:	(In thousands)
2018	$31,983
2019	52,790
2020	224,172
2021	420,870
2022	781,461
Thereafter	262,350

Aggregate principal amount of debt	1,773,626
Less unamortized discount and deferred financing costs	(32,176)

Total debt net of discount and deferred financing costs	$1,741,450

Special Purpose Entity (SPE) Separateness

Each of the Company’s legal entities listed in the table below is a special purpose, bankruptcy remote entity, meaning that such entity’s assets and credit are not available to satisfy the debt and other obligations of either the Company or any of its other affiliates.

Legal Entity/SPE	Related Obligation
ART Mortgage Borrower Propco 2010—4 LLC	2010 Mortgage Notes
ART Mortgage Borrower Propco 2010—5 LLC
ART Mortgage Borrower Propco 2010—6 LLC
ART Mortgage Borrower Opco 2010—4 LLC
ART Mortgage Borrower Opco 2010—5 LLC
ART Mortgage Borrower Opco 2010—6 LLC
ART Mortgage Borrower Propco 2013 LLC	2013 Mortgage Notes
ART Mortgage Borrower Opco 2013 LLC

For financial reporting purposes, the assets, liabilities, results of operations, and cash flows of each legal entity in the table above are included in the Company’s consolidated financial statements. Because each legal entity is separate and distinct from the Company and its affiliates, the creditors of each legal entity have a claim on the assets of such legal entity prior to those assets becoming available to the legal entity’s equity holders and, therefore, to the creditors of the Company or its other affiliates.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

9. Derivative Financial Instruments

At December 31, 2017, in addition to the interest rate cap with a nominal fair value described in Note 8, the Company’s derivative instruments included the following interest rate swap agreements designated as cash flow hedges:

Effective Date	Notional amount	Fixed Interest Rate Paid	Variable Interest Rate Received		Expiration Date
6/29/2015	AUD 152 million	2.66%	AU-BBR-BBSY	(a)	6/26/2020
6/29/2015	NZD 33 million	3.53%	NZD-BBR-BID	(b)	6/26/2020

(a)	Variable interest rate received is based on Australian Bank Bill Swap Bid Rate.
(b)	Variable interest rate received is based on New Zealand Bank Bill Swap Bid Rate.

The Company’s objectives for utilizing derivative instruments is to reduce its exposure to fluctuations in cash flows due to changes in the variable interest rates related to the ANZ Loans. The Company’s strategy to achieve that objective involves entering into interest rate swap contracts.

As of December 31, 2017 and 2016, the aggregate fair values of these cash flow hedges were $2.5 million and $2.4 million, respectively, which are included in the “Accounts payable and accrued expenses” line of the accompanying balance sheets. The Company determines the fair value of these derivative instruments using a present value calculation with significant observable inputs classified as Level 2 of the fair value hierarchy. Approximately $1.8 million of aggregate fair values as of December 31, 2017 represents the estimated unrealized loss that is expected to be reclassified out of accumulated other comprehensive income (AOCI) into pre-tax earnings within the twelve months from the balance sheet date. The actual amounts reclassified into earnings are dependent on future movements in interest rates. The following table summarizes the impact of the Company’s cash flow hedges on the results of operations, comprehensive loss and AOCI for the years ended December 31, 2017 and 2016:

Interest Rate Swaps Designated as Cash Flow Hedges	Loss Recognized as AOCI on Derivatives, Net of Tax (Effective Portion)	Consolidated Statements of Operations Classification	Loss Reclassified from AOCI into Earnings, Net of Tax (Effective Portion)
	(In thousands)		(In thousands)
2017	$1,422	Interest expense	$1,547
2016	$1,538	Interest expense	$1,139

The Company’s derivatives have been designated as cash flow hedges; therefore, the effective portion of the changes in the fair value of derivatives will be recognized in AOCI. As the critical terms of the interest rate swaps match the underlying debt being hedged, no ineffectiveness is recognized on these swaps and, therefore, all unrealized changes in fair value are recorded in AOCI. The Company classifies cash inflows and outflows from derivatives within operating activities on the statement of cash flows. Amounts reclassified from AOCI into earnings related to realized gains and losses on interest rate swaps are recognized when interest payments or receipts occur related to the swap contracts, which correspond to when interest payments are made on the Company’s hedged debt.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

10. Sale-Leasebacks of Real Estate

The Company’s outstanding sale-leaseback financing obligations of real estate-related long-lived assets as of December 31, 2017 and 2016 are as follows:

	Maturity	Interest Rate as of December 31, 2017	2017	2016
			(In thousands)
1 warehouse – 2010	8/2030	10.34%	$19,457	$19,579
11 warehouses – 2007	9/2017 to 9/2027	7.00%–19.59%	102,059	104,037

Total sale-leaseback financing obligations			$121,516	$123,616

In September 2010, the Company entered into a transaction by which it assigned to an unrelated third party its fixed price “in the money” purchase option of $18.3 million on a warehouse it was leasing in Ontario, California. The purchase option was exercised in September 2010, and the Company simultaneously entered into a new 20-year lease agreement with the new owner and received $1.0 million of consideration to use towards warehouse improvements. Under the terms of the new lease agreement, the Company will exercise control over the asset for more than 90% of the asset’s remaining useful life, and it has a purchase option within the last six months of the initial lease term at 95% of the fair market value as of the date such option is exercised. The transaction was accounted for as a financing whereby the Company recognized a long-lived asset equal to the purchase price of $18.2 million, a receivable of $1.0 million for the additional consideration, and a financing obligation of $19.2 million. During 2017 and 2016, the principal balance was amortized by nominal amounts. The long-lived asset is being depreciated on a straight-line basis over its remaining economic useful life and a proportionate amount of each periodic rental payment is being charged to interest expense on the effective-interest-rate method.

In September 2007, the Company completed a sale-leaseback of 11 warehouses for gross proceeds of $170.7 million. Concurrent with the sale, the Company agreed to lease the properties for various initial terms of 10 to 20 years. The rent increases annually by 1.75%. The lease terms can be extended up to four times at the discretion of the Company, each for a five-year period. The leases are guaranteed by an unsecured indemnity from a related party and the Company had the ability to extend the lease through a period which exceeds 90.0% of the assets’ remaining useful lives. The transaction was accounted for as a financing with an amount of each periodic rental payment being charged to interest expense. The assets continue to be reflected as long-lived assets and depreciated over their remaining useful lives. In July 2013, the lease agreements for six of the 11 warehouses were amended. The amendments extended the expiration date on four of the warehouse leases to September 27, 2027, reduced the annual rent increases from 1.75% to 0.50% on five of the warehouse leases and released the guarantee by the unsecured indemnity from the related party. All of the 11 warehouses subject to the sale-leaseback transaction continue to be accounted for as a financing.

In February 1996, the Company entered into a sale-leaseback agreement for one warehouse, which was accounted for as a financing. During 2011, the Company elected to extend the lease term for an additional five-year period ending in February 2016, with the option to purchase the property for fair market value in August 2016. The Company exercised its option and purchased the property on September 15, 2016 for $3.5 million. As a result, the Company recorded interest expense of $0.3 million to account for the difference between the purchase price of the warehouse and the balance of the lease obligation extinguished.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

10. Sale Leasebacks of Real Estate (continued)

As of December 31, 2017, future minimum lease payments, inclusive of certain obligations to be settled with the residual value of related long-lived assets upon expiration of the lease agreement, of the sale-leaseback financing obligations are as follows:

Years Ending December 31:	(In thousands)
2018	$16,575
2019	16,829
2020	17,087
2021	17,351
2022	17,619
Thereafter	151,151

Total minimum payments	236,612
Interest portion	(115,096)

Present value of net minimum payments	$121,516

11. Lease Commitments

The Company has entered into capital and operating lease agreements for equipment and warehouses. The lease terms generally range from five to 20 years, with renewal or purchase options.

As of December 31, 2017, future minimum lease payments under capital leases are as follows:

Years Ending December 31:	(In thousands)
2018	$11,640
2019	9,281
2020	8,424
2021	6,987
2022	2,411
Thereafter	7,492

Total minimum lease payments	46,235
Interest portion	(8,111)

Present value of net minimum payments	$38,124

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

11. Lease Commitments (continued)

As of December 31, 2017, future minimum lease payments under operating leases are as follows:

Years Ending December 31:	(In thousands)
2018	$30,198
2019	26,246
2020	20,372
2021	9,486
2022	5,260
Thereafter	19,154

Total minimum lease payments	$110,716

Rent expense, inclusive of month-to-month rental charges, for the years ended December 31, 2017, 2016 and 2015 was $42.3 million, $40.4 million and $43.9 million, respectively.

12. Fair Value Measurements

The Company categorizes assets and liabilities that are recorded at fair values into one of three tiers based upon fair value hierarchy. These tiers include: Level 1, defined as quoted market prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, defined as unobservable inputs that are not corroborated by market data. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and revolving line of credit approximate their fair values due to the short-term maturities of the instruments.

The Company’s mortgage notes, term loan and construction loans are reported at their aggregate principal amount less unamortized original issue discount and deferred financing costs on the accompanying consolidated balance sheets. The fair value of these financial instruments is estimated based on the present value of the expected coupon and principal payments using a discount rate that reflects the projected performance of the collateral asset as of each valuation date. The inputs used to estimate the fair value of the Company’s mortgage notes, term loans and construction loans are comprised of Level 2 inputs, including senior industrial commercial real estate loan spreads, corporate industrial loan indexes, risk-free interest rates, and Level 3 inputs, such as future coupon and principal payments, and projected future cash flows of the collateral asset.

The Company’s financial assets and liabilities recorded at fair value on a recurring basis include certain investments included in cash equivalent money market funds and restricted cash assets. The Company’s cash equivalent money market funds and restricted cash assets are valued at quoted market prices in active markets for identical assets (Level 1), which the Company receives from the financial institutions that hold such investments on its behalf. The fair value hierarchy discussed above is also applicable to the Company’s pension and other post-retirement plans. The Company uses the fair value hierarchy to measure the fair value of assets held by various plans. Refer to Note 17 for the fair value of the pension plan assets. The Company recognizes transfers between levels within the hierarchy as of the beginning of the reporting period. There were no transfers between levels within the hierarchy for the years ended December 31, 2017, 2016 and 2015.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

12. Fair Value Measurements (continued)

The Company’s assets and liabilities measured or disclosed at fair value are as follows:

		Fair Value
	Fair Value	December 31,
	Hierarchy	2017	2016
		(In thousands)
Measured at fair value on a recurring basis:
Cash and cash equivalents	Level 1	$48,873	$22,834
Restricted cash	Level 1	21,090	40,096
Interest rate swap liability	Level 2	2,463	2,439
Assets held by various pension plans:
	Level 1	32,626	28,601
	Level 2	33,102	29,122
Measured at fair value on a non-recurring basis:
Long-lived assets written down:
Property, plant and equipment	Level 3	2,576	8,610
Disclosed at fair value:
Mortgage notes, term loans and construction loan	Level 3	$1,807,199	$1,724,020

13. Dividends and Distributions

In order to comply with the REIT requirements of the IRC, the Company is generally required to make common share distributions (other than capital gain distributions) to its shareholders at least equal to 90% of its REIT taxable income, as defined in the IRC, computed without regard to the dividends paid deduction and net capital gains. The Company’s common share dividend policy is to distribute a percentage of cash flow to ensure distribution requirements of the IRS are met while allowing the Company to retain cash to meet other needs, such as principal amortization, capital improvements and other investment activities.

Common share dividends are characterized for U.S. federal income tax purposes as ordinary income, qualified dividend, capital gains, non-taxable income return of capital, or a combination of the four. Common share dividends that exceed current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and generally reduce the shareholder’s basis in the common share. To the extent that a dividend exceeds both current and accumulated earnings and profits and the shareholder’s basis in the common share, it will generally be treated as a gain from the sale or exchange of that shareholder’s common share. At the beginning of each year, we notify our shareholders of the taxability of the common share dividends paid during the preceding year. The payment of common share dividends is dependent upon our financial condition, operating results, and REIT distribution requirements and may be adjusted at the discretion of the Company’s Board of Trustees.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

13. Dividends and Distributions (continued)

The following tables summarize dividends declared and distributions paid to the holders of common shares and Series B Preferred Shares in 2017, 2016 and 2015:

2017
Month Declared	Dividend Per Share	Distributions Paid			Month Paid
		Common Shares	Series B Preferred Shares
(In thousands, except per share amounts)
March	$0.073	$5,053	$2,421		April
June	0.073	5,054	2,422		July
September	0.073	5,053	2,421		October
December	0.073	5,054	2,422		December

		$20,214	9,686	(a)

Series B Preferred Shares—Fixed Dividend			18,750	(b)

Total distributions paid to Series B Preferred Shares holders			$28,436

(a)	Participating Dividend.
(b)	Paid in equal quarterly amounts along with the Participating Dividend.

2016
Month Declared	Dividend Per Share	Distributions Paid			Month Paid
		Common Shares	Series B Preferred Shares
(In thousands, except per share amounts)
March	$0.073	$5,053	$2,421		April
June	0.073	5,054	2,422		July
September	0.073	5,053	2,421		October
December	0.073	5,054	2,422		December

		$20,214	9,686	(a)

Series B Preferred Shares—Fixed Dividend			18,750	(b)

Total distributions paid to Series B Preferred Shares holders			$28,436

(a)	Participating Dividend.
(b)	Paid in equal quarterly amounts along with the Participating Dividend.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

13. Dividends and Distributions (continued)

2015
Month Declared	Dividend Per Share	Distributions Paid			Month Paid
		Common Shares	Series B Preferred Shares
(In thousands, except per share amounts)
March	$0.049	$3,380	$1,620		April
June	0.049	3,380	1,620		July
September	0.049	3,380	1,620		October
December	0.145	10,074	4,826		December

		$20,214	9,686	(a)

Series B Preferred Shares—Fixed Dividend			18,750	(b)

Total distributions paid to Series B Preferred Shares holders			$28,436

(a)	Participating Dividend.
(b)	Paid in equal quarterly amounts along with the Participating Dividend.

For income tax purposes, distributions to preferred and common shareholders are characterized as ordinary income, capital gains, or as a return of shareholder invested capital. The composition of the Company’s distributions per common share and per preferred share is as follows:

Common Shares	2017	2016	2015
Ordinary income	85%	100%	100%
Capital gains	0%	0%	0%
Return of capital	15%	0%	0%

	100%	100%	100%

Preferred Shares	2017	2016	2015
Ordinary income	100%	100%	100%
Capital gains	0%	0%	0%
Return of capital	0%	0%	0%

	100%	100%	100%

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

14. Warrants

On December 10, 2009, the Company issued to affiliates of Yucaipa warrants to purchase 18,574,619 additional common shares at an exercise price of $9.81 per share (Warrants), which were exercisable at any time at the option of Yucaipa through December 10, 2016. In 2015, Yucaipa contributed the Warrants to YF ART Holdings L.P.

On December 7, 2016, the Company amended the agreement granting the Warrants to YF ART Holdings L.P. to extend the expiration date from December 10, 2016 to March 10, 2017. As a result of this modification, the Company calculated the change in the estimated fair value of the Warrants before and after the extension date, and concluded that the change in the expiration date increased the estimated fair value of the Warrants by $3.9 million, which the Company recognized as a charge to stock-based compensation expense for the year ended December 31, 2016.

On March 10, 2017, YF ART Holdings L.P. did not exercise its option to purchase additional common shares under the Warrants, and the Company amended the Warrants agreement several times during 2017, and ultimately extended the Warrants expiration date to January 31, 2018. The Company calculated the change in the estimated fair value of the Warrants before and after each extension date in 2017, and concluded that the change in the expiration date, in each case, did not increase the estimated fair value of the Warrants. Therefore, the Company did not recognize any charges associated with the Warrants during the year ended December 31, 2017.

As discussed in Note 1, in connection with the IPO the Warrants were exercised in full on a cashless basis resulting in the issuance of 6,426,818 common shares.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

15. Share-Based Compensation

During December 2008, the Company and the common shareholders approved the Equity Incentive Plan (2008 Plan), whereby the Company may issue either stock options or stock appreciation rights based upon a reserved pool of 4,900,025 common shares. The Company awarded no options in 2017, 2016 or 2015 under the 2008 Plan. During December 2010, the Company and the common shareholders approved the 2010 Equity Incentive Plan (2010 Plan), whereby the Company may issue stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, and/or dividend equivalents with respect to the Company’s common shares, cash bonus awards, and/or performance compensation awards to certain eligible participants, as defined, based upon a reserved pool of 3,849,976 of the Company’s common shares. All awards granted were authorized under the 2008 Plan or the 2010 Plan. All share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized on a straight-line basis as expense over the employees’ requisite service period as adjusted for forfeitures. The following table summarizes stock option grants under the 2010 Plan during the years ended December 31, 2017, 2016 and 2015:

Year Ended December 31	Grantee Type	# of Options Granted	Vesting Period	Weighted- Average Exercise Price	Grant Date Fair Value
2017	Employee group	—	—	—	—
2016	Employee group	1,355,000	5 years	$9.81	$4,674,750
2015	Employee group	1,280,000	5 years	$9.81	$1,625,000

Restricted stock units are nontransferable until vested and the holders are not entitled to receive dividends with respect to the units until the issuance of a common share. Prior to the issuance of a common share, the grantees of restricted stock units are not entitled to vote the shares. Restricted stock unit awards vest in equal annual increments over the vesting period.

The following table summarizes restricted stock unit grants under the 2010 Plan during the years ended December 31, 2017, 2016 and 2015:

Year Ended December 31	Grantee Type	# of Restricted Stock Units Granted	Vesting Period	Grant Date Fair Value
2017	Director group	18,348	2-3 years	$198,892
2017	Employee group	141,288	5 years	$1,897,498
2016	Director group	18,348	2-3 years	$198,892
2015	Director group	18,348	2-3 years	$113,758

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

15. Share-Based Compensation (continued)

The Company did not grant any stock options during 2017. The Company’s calculations of the fair value of stock options granted during the years ended December 31, 2016 and 2015 were determined based on the Black-Scholes option-pricing model utilizing the following assumptions:

	2017	2016	2015
Weighted-average expected life	n/a	6.6 years	6.5 years
Risk-free interest rate	n/a	1.6%	1.9%
Expected volatility	n/a	33%	40%
Expected dividend yield	n/a	2.0%	4.0%

Since the Company does not have a sufficient history of exercise behavior, the expected term is calculated using the assumption that the options will be exercised ratably from the date of vesting to the end of the contractual term for each vesting tranche of awards. The risk-free interest rate is based on the U.S. Treasury yield curve for the period of the expected term of the stock option. Expected volatility is calculated using an index of publicly traded peer companies.

The estimation of stock awards that will ultimately vest requires judgment for the amount that will be forfeited, and to the extent actual results or updated estimates differ from current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including employee class, economic environment, and historical experience. The Company re-evaluates its estimated forfeiture rate annually. A 1% change to the estimated forfeiture rate would not have a material impact on stock-based compensation expense for the year ended December 31, 2017. Estimated forfeiture rates for the employee group at December 31, 2017, 2016 and 2015 were 41.6%, 39.8% and 40.3%, respectively.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

15. Share-Based Compensation (continued)

The following tables provide a summary of option activity under the 2008 Plan and 2010 Plan for the three years ended December 31, 2017:

Options	Shares (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)
Outstanding as of December 31, 2016	6,313	$9.72	6.8
Granted	—	—
Exercised	—	—
Forfeited or expired	(835)	9.66

Outstanding as of December 31, 2017	5,478	9.72	6.0

Exercisable as of December 31, 2017	3,509	$9.68	5.0

Options	Shares (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)
Outstanding as of December 31, 2015	5,808	$9.69	7.0
Granted	1,355	9.81
Exercised	—	—
Forfeited or expired	(850)	9.67

Outstanding as of December 31, 2016	6,313	9.72	6.8

Exercisable as of December 31, 2016	3,087	$9.62	5.2

Options	Shares (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)
Outstanding as of December 31, 2014	4,978	$9.57	7.6
Granted	1,280	9.81
Exercised	—	—
Forfeited or expired	(450)	8.71

Outstanding as of December 31, 2015	5,808	9.69	7.0

Exercisable as of December 31, 2015	2,578	$9.46	5.3

The total fair value at grant date of stock option awards that vested during 2017, 2016 and 2015 was approximately $1.6 million, $1.3 million and $1.0 million, respectively. As of December 31, 2017, the Company’s exercisable and outstanding stock options had an intrinsic value of approximately $22.2 million and $29.4 million, respectively, using a price per share of $16.00.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

15. Share-Based Compensation (continued)

A summary of restricted stock awards activity under the 2010 Plan as of December 31, 2017 and 2016, and changes during the year then ended, are as follows:

Year Ended December 31, 2017
Restricted Stock	Units (In thousands)	Weighted- Average Grant Date Fair Value (Per Unit)
Non-vested as of December 31, 2016	132	$9.26
Granted	160	13.13
Vested (1)	(132)	9.26
Forfeited	(54)	13.43

Non-vested as of December 31, 2017	106	$12.98

Year Ended December 31, 2016
Restricted Stock	Units (In thousands)	Weighted- Average Grant Date Fair Value (Per Unit)
Non-vested as of December 31, 2015	246	$9.01
Granted	18	10.84
Vested (1)	(132)	9.00
Forfeited	—	—

Non-vested as of December 31, 2016	132	$9.26

Year Ended December 31, 2015
Restricted Stock	Units (In thousands)	Weighted- Average Grant Date Fair Value (Per Unit)
Non-vested as of December 31, 2014	365	$9.10
Granted	18	6.20
Vested (1)	(137)	8.89
Forfeited	—	—

Non-vested as of December 31, 2015	246	$9.01

As of December 31, 2017, the Company’s vested and outstanding restricted stock units had an intrinsic value of approximately $11.0 million and $12.0 million, respectively, using a price per share of $16.00.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

15. Share-Based Compensation (continued)

(1)

For certain vested restricted stock units, common shares shall not be issued until the first to occur of: (1) termination of service; (2) change in control; (3) death; or (4) disability, as defined in the 2010 Plan. For certain vested restricted stock units, common shares shall not be issued until the first to occur of: (1) change in control or (2) set cliff vesting dates, as defined in the 2010 Plan. Holders of vested restricted stock units are not entitled to receive dividends or vote the shares until common shares are issued. For the year ended December 31, 2017, no common shares were issued for vested restricted stock units.

Aggregate stock-based compensation charges related to stock options and restricted stock units were $2.4 million, $2.5 million and $3.1 million during the years ended December 31, 2017, 2016 and 2015, respectively, and were included as a component of “Selling, general and administrative” expense on the accompanying consolidated statements of operations. As of December 31, 2017, there was $5.2 million of unrecognized stock-based compensation expense related to stock options and restricted stock units, which will be recognized over a weighted-average period of 3.4 years.

In connection with the IPO, the Company issued 729,375 restricted stock units to certain of its non-employee trustees and certain employees under the 2017 Equity Incentive Plan (2017 Plan), which is described in a Form S-8 the Company filed with the SEC on January 19, 2018.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

16. Income Taxes

As discussed in Note 2, the Company operates in compliance with REIT requirements for federal income tax purposes. As a REIT, the Company must distribute at least 90 percent of its taxable income (including dividends paid to it by its TRSs). In addition, the Company must meet a number of other organizational and operational requirements. It is management’s intention to adhere to these requirements and maintain the Company’s REIT status. Most states where we operate conform to the federal rules recognizing REITs. Certain subsidiaries have made an election with the Company to be treated as TRSs in conjunction with the Company’s REIT election; the TRS elections permit us to engage in certain business activities in which the REIT may not engage directly. A TRS is subject to federal and state income taxes on the income from these activities. A provision for taxes of the TRSs and of foreign branches of the REIT is included in our consolidated financial statements.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation in the form of the TCJA that significantly revises the U.S. tax code effective January 1, 2018 by, among other things, lowering the corporate income tax rate from a top marginal rate of 35% to a flat 21%, imposing a mandatory one-time deemed repatriation of unremitted foreign earnings (commonly referred to as the “transition tax”), limiting deductibility of interest expense and certain executive compensation, and implementing a territorial tax system. The full impact of this change in tax law is provisional and subject to further analysis. The Company has estimated an immaterial one-time inclusion of unremitted earnings to the REIT and TRSs. These amounts will be subject to adjustment as we finalize the relevant computations and as additional IRS rules and guidance on the TCJA provisions are adopted.

The Company’s calculation of its remaining outside basis difference is not considered material because most foreign subsidiaries, except Canada and Argentina discussed further below, are owned by the REIT which does not record deferred taxes. Determining the amount of unrecognized deferred tax liability related to any outside basis difference in the Canadian and Argentine subsidiaries which are not owned directly by the REIT (i.e., basis differences other than those subject to the one-time transition tax) is not practicable due to the complexities of the hypothetical calculation in determining residual taxes on undistributed earnings, including applicability of any additional local withholding tax and other indirect tax consequence that may arise due to the distribution of these earnings. In addition, the Company does not expect to remit earnings from its Canadian and Argentine subsidiaries that are owned by a TRS. Undistributed earnings of the Canadian and Argentine subsidiaries amounted to approximately $15.4 million at December 31, 2017. Those earnings are considered to be permanently reinvested and the Company could be subject to withholding taxes payable to various foreign countries upon remittance.

The global intangible low-taxed income (“GILTI”) provisions of the TCJA impose a tax on the income of certain foreign subsidiaries in excess of a specified return on tangible assets used by the foreign companies. FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. Given the complexity of the GILTI provisions, the Company is still evaluating the effects of the GILTI provisions and has not yet determined the new accounting policy. At December 31, 2017, the Company is still unable to make a reasonable estimate and has not reflected any adjustments related to GILTI in the Company’s consolidated financial statements.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

16. Income Taxes (continued)

Following is a summary of the income/(loss) before income taxes in the U.S. and foreign operations:

	2017	2016	2015
	(In thousands)
U.S.	$(11,212)	$(9,626)	$(35,124)
Foreign	19,997	20,437	23,585

Pre-tax income (loss)	$8,785	$10,811	$(11,539)

The (expense) benefit for income taxes for the years ended December 31, 2017, 2016 and 2015 is as follows:

	2017	2016	2015
	(In thousands)
Current
U.S. federal	$(4,848)	$430	$(594)
State	(644)	381	(407)
Foreign	(7,559)	(7,276)	(10,928)

Total current portion	(13,051)	(6,465)	(11,929)
Deferred
U.S. federal	2,277	(797)	(1,137)
State	(72)	(64)	259
Foreign	1,453	1,447	3,170

Total deferred portion	3,658	586	2,292

Income tax expense	$(9,393)	$(5,879)	$(9,637)

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

16. Income Taxes (continued)

Income tax (expense) benefit attributable to loss before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate of 34% to loss before income taxes. The reconciliation between the statutory rate and reported amount is as follows:

	2017	2016	2015
	(In thousands)
Income taxes at statutory rates	$(2,987)	$(3,676)	$3,923
Earnings from REIT—not subject to tax	(425)	(672)	(13,362)
State income taxes, net of federal income tax benefit	(445)	615	(725)
Provision to return	(205)	(416)	(382)
Foreign rate differential	751	688	914
Valuation allowance	2,950	(1,542)	(299)
Non-deductible expenses	(2,345)	(873)	(1,065)
IRS audit adjustments	—	—	2,079
Change in uncertain tax positions	94	564	981
Amended returns/refunds	—	360	(222)
Foreign taxes	—	257	(257)
Effect of Tax Cuts and Jobs Act	(3,113)	—	—
Net operating loss carryforwards adjustments	—	—	(1,176)
Quarry tax basis in land	—	(3,025)	—
Other deferred adjustment—Foreign	(83)	794	—
Investment in foreign subsidiary	—	616	—
REIT excise tax	(4,772)	—	—
Other	1,187	431	(46)

Total	$(9,393)	$(5,879)	$(9,637)

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

16. Income Taxes (continued)

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of December 31, 2017 and 2016 are as follows:

	2017	2016
	(In thousands)
Deferred tax assets:
Net operating loss and credits carryforwards	$6,592	$3,887
Accrued expenses	26,263	35,376
Stock-based compensation	3,511	6,399
Other assets	356	384

Total gross deferred tax assets	36,722	46,046
Less: valuation allowance	(15,910)	(21,069)

Total net deferred tax assets	20,812	24,977
Deferred tax liabilities:
Intangible assets and goodwill	(5,197)	(7,094)
Property, plant, and equipment	(34,758)	(40,650)
Other liabilities	(1,495)	(288)

Total gross deferred tax liabilities	(41,450)	(48,032)

Net deferred tax liability	$(20,638)	$(23,055)

As of December 31, 2017, the Company has U.S. federal net operating loss carryforwards of approximately $19.6 million, which will expire between 2032 and 2036. The Company has state net operating loss carryforwards of approximately $7.1 million from its TRSs, which will expire at various times between 2018 and 2036. The Company has Alternative Minimum Tax credit carryforwards in the amount of $0.6 million that can be used to offset regular tax until 2021 or any unused credit will be refunded in 2021. Additionally, the Company has a federal Research and Experimentation Credit of approximately $0.4 million that will expire between 2036 and 2037.

The Company established a valuation allowance against the net deferred tax assets exclusive of indefinite-lived intangibles for one of its U.S. TRSs in 2014. In assessing the need for measuring and recording a valuation allowance existence or adjustment, the Company considers recent operating results, the expected scheduled reversal of deferred tax liabilities, projected future taxable benefits and tax planning strategies. As a result of this assessment, the Company increased the valuation allowance from 2016 to 2017 by $0.8 million from $21.1 million to $21.9 million. Due to enactment of the TCJA, the Company revalued the deferred tax assets and liabilities of its domestic TRSs, resulting in a decrease of the valuation allowance of $6.0 million and a total valuation allowance of $15.9 million for the year ended December 31, 2017.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

16. Income Taxes (continued)

The following table summarizes the activity related to our gross unrecognized tax benefits for the years ended December 31, 2017, 2016 and 2015:

	Tax	Interest	Penalties	Total
	(In thousands)
Balance at December 31, 2014*	$2,634	$198	$188	$3,020
Increases related to current-year tax positions	—	36	22	58
Decreases related to prior-year tax positions	(241)	(2)	—	(243)
Decreases due to lapse in statute of limitations	(879)	(128)	(183)	(1,190)

Balance at December 31, 2015*	1,514	104	27	1,645
Increases related to current-year tax positions	—	21	—	21
Decreases due to lapse in statute of limitations	(657)	(106)	(19)	(782)

Balance at December 31, 2016*	857	19	8	884
Increases related to current-year tax positions	—	3	—	3
Decreases related to prior-year tax positions	—	(4)	(8)	(12)
Decreases due to lapse in statute of limitations	(73)	(12)	—	(85)

Balance at December 31, 2017*	$784	$6	$—	$790

*	Balance would favorably affect the Company’s effective tax rate if recognized.

The Company’s unrecognized tax benefits include exposures related to positions taken on U.S. federal, state, and foreign income tax returns as of December 31, 2017. There are no material unrecognized tax benefits related to positions taken in and after 2014. The Company believes that it is reasonably possible that approximately $0.4 million of its unrecognized tax benefits related U.S. federal and state exposures may be reduced by the end of 2018 as a result of a lapse of the statute of limitations and settlements with tax authorities.

In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities and the Company has accrued a liability when it believes it is more likely than not that the tax position claimed on tax returns will not be sustained by the taxing authorities on the technical merits of the position. Changes in the recognition of the liability are reflected in the period in which the change in judgment occurs.

The Company accrues interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position, but could possibly be material to the Company’s consolidated results of operations or cash flow in a given quarter or annual period.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

16. Income Taxes (continued)

As of December 31, 2017, the Company is generally no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2014. However, for U.S. income tax purposes, tax years 2008, 2009, and 2010 were open as of December 31, 2017 to the extent that net operating losses were generated in those years that continue to be subject to adjustments from taxing authorities.

In the fourth quarter of 2016, the Company filed a ruling request with the IRS for confirmation of a tax position for which it believes qualifies (more likely than not) for the treatment historically applied by the Company. The Company settled the positions with the IRS in December 2017 and was required to make an excise tax payment in the amount of $4.3 million including interest to resolve the matter for years prior to 2017 with an expected payment of $0.7 million to be made to resolve the 2017 year. The payments, excluding interest, are included in Current Income Tax (Expense) Benefit in the consolidated statement of operations for the year ended December 31, 2017.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans

Defined Benefit Pension and Post-Retirement Plans

The Company has defined benefit pension plans that cover certain union and nonunion employees in the U.S. Benefits under these plans are based either on years of credited service and compensation during the years preceding retirement or on years of credited service and established monthly benefit levels. The Company also has a post-retirement plan that provides life insurance coverage to eligible retired employees (collectively, with the defined benefit plans, the U.S. Plans). The Company froze benefit accruals for the U.S. Plans for nonunion employees effective April 1, 2005, and these employees no longer earn additional pension benefits. The Company also has a defined benefit plan that covers certain employees in Australia and is referenced as superannuation (the Offshore Plan). The Company uses a December 31 measurement date for the U.S. Plans and the Offshore Plan.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

Actuarial information regarding these plans is as follows:

	December 31, 2017
	Retirement Income Plan	National Service-Related Pension Plan	Other Post-Retirement Benefits	Superannuation	Total
	(In thousands)
Change in benefit obligation:
Benefit obligation – January 1, 2017	$(45,249)	$(30,801)	$(703)	$(2,769)	$(79,522)
Service cost	(65)	(504)	—	(153)	(722)
Interest cost	(1,583)	(1,256)	(22)	(120)	(2,981)
Actuarial loss	(1,070)	(1,734)	(14)	(142)	(2,960)
Benefits paid	2,581	890	—	632	4,103
Other - plan change	—	—	48	(181)	(133)
Plan participants’ contributions	—	—	—	(43)	(43)
Foreign currency translation gain	—	—	—	(226)	(226)

Benefit obligation – end of year	(45,386)	(33,405)	(691)	(3,002)	(82,484)

Change in plan assets:
Fair value of plan assets – January 1, 2017	33,962	21,044	—	2,717	57,723
Actual return on plan assets	5,344	3,308	—	262	8,914
Employer contributions	1,493	1,056	48	379	2,976
Benefits paid	(2,581)	(890)	—	(632)	(4,103)
Other - plan change	—	—	(48)	—	(48)
Plan participants’ contributions	—	—	—	43	43
Foreign currency translation gain	—	—	—	223	223

Fair value of plan assets – end of year	38,218	24,518	—	2,992	65,728

Funded status	$(7,168)	$(8,887)	$(691)	$(10)	$(16,756)

Amounts recognized on the consolidated balance sheet as of December 31, 2017:
Pension and post-retirement liability	$(7,168)	$(8,887)	$(691)	$(10)	$(16,756)
Accumulated other comprehensive loss (income)	7,625	5,303	(58)	238	13,108
Amounts in accumulated other comprehensive loss consist of:
Net loss (gain)	7,625	5,303	(58)	53	12,923
Prior service cost	—	—	—	184	184
Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net loss (gain)	(2,518)	(398)	14	54	(2,848)
Amortization of net loss (gain)	(1,889)	(814)	1	—	(2,702)
Amortization of prior service cost	—	(212)	—	(9)	(221)
Amount recognized due to special event	—	—	4	116	120
Foreign currency translation loss	—	—	—	(51)	(51)

Total recognized in other comprehensive loss (income)	$(4,407)	$(1,424)	$19	$110	$(5,702)

Information for plans with accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$45,386	$33,405	$691	$3,002	$82,484

Accumulated benefit obligation	$45,361	$33,406	$691	$2,100	$81,558

Fair value of plan assets	$38,218	$24,518	$—	$2,992	$65,728

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

	December 31, 2016
	Retirement Income Plan	National Service-Related Pension Plan	Other Post-Retirement Benefits	Superannuation	Total
	(In thousands)
Change in benefit obligation:
Benefit obligation – January 1, 2016	$(47,155)	$(29,127)	$(768)	$(2,473)	$(79,523)
Service cost	(108)	(516)	—	(130)	(754)
Interest cost	(1,767)	(1,288)	(25)	(104)	(3,184)
Actuarial loss	(486)	(725)	(7)	(74)	(1,292)
Benefits paid	1,496	855	—	39	2,390
Other - plan change	2,771	—	97	—	2,868
Plan participants’ contributions	—	—	—	(42)	(42)
Foreign currency translation gain	—	—	—	15	15

Benefit obligation – end of year	(45,249)	(30,801)	(703)	(2,769)	(79,522)

Change in plan assets:
Fair value of plan assets – January 1, 2016	34,721	19,909	—	2,461	57,091
Actual return on plan assets	1,711	973		118	2,802
Employer contributions	1,797	1,017	97	146	3,057
Benefits paid	(1,496)	(855)	—	(39)	(2,390)
Other - plan change	(2,771)	—	(97)	0	(2,868)
Plan participants’ contributions	—	—	—	42	42
Foreign currency translation loss	—	—	—	(11)	(11)

Fair value of plan assets – end of year	33,962	21,044	—	2,717	57,723

Funded status	$(11,287)	$(9,757)	$(703)	$(52)	$(21,799)

Amounts recognized on the consolidated balance sheet as of December 31, 2016:
Pension and post-retirement liability	$(11,287)	$(9,757)	$(703)	$(52)	$(21,799)
Accumulated other comprehensive loss (income)	12,031	6,728	(77)	128	18,810
Amounts in accumulated other comprehensive loss consist of:
Net loss (gain)	12,031	6,516	(77)	128	18,598
Prior service cost	—	212	—	—	212
Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net loss	845	996	7	115	1,963
Amortization of net loss (gain)	(2,125)	(745)	3	—	(2,867)
Amortization of prior service cost	—	(212)	—	—	(212)
Amount recognized due to special event	(834)	—	11	—	(823)
Foreign currency translation loss	—	—	—	(33)	(33)

Total recognized in other comprehensive loss (income)	$(2,114)	$39	$21	$82	$(1,972)

Information for plans with accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$45,249	$30,801	$703	$2,769	$79,522

Accumulated benefit obligation	$45,216	$30,801	$703	$1,939	$78,659

Fair value of plan assets	$33,962	$21,044	$—	$2,717	$57,723

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

The components of net period benefit cost for the years ended December 31, 2017, 2016 and 2015 are as follows:

	December 31, 2017
	Retirement Income Plan	National Service-Related Pension Plan	Other Post-Retirement Benefits	Superannuation	Total
	(In thousands)
Components of net periodic benefit cost:
Service cost	$65	$504	$—	$153	$722
Interest cost	1,583	1,256	22	120	2,981
Expected return on plan assets	(1,757)	(1,175)	—	(174)	(3,106)
Amortization of net loss (gain)	1,889	815	(1)	—	2,703
Amortization of prior service cost/(credit)	—	212	—	9	221
Effect of settlement	—	—	(4)	67	63

Net pension benefit cost	$1,780	$1,612	$17	$175	$3,584

	December 31, 2016
	Retirement Income Plan	National Service-Related Pension Plan	Other Post-Retirement Benefits	Superannuation	Total
	(In thousands)
Components of net periodic benefit cost:
Service cost	$108	$516	$—	$131	$755
Interest cost	1,767	1,288	25	104	3,184
Expected return on plan assets	(2,072)	(1,244)	—	(163)	(3,479)
Amortization of net loss (gain)	2,125	745	(3)	—	2,867
Amortization of prior service cost/(credit)	—	212	—	—	212
Effect of settlement	737	—	(11)	—	726

Net pension benefit cost	$2,665	$1,517	$11	$72	$4,265

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

	December 31, 2015
	Retirement Income Plan	National Service- Related Pension Plan	Other Post- Retirement Benefits	Superannuation	Total
	(In thousands)
Components of net periodic benefit cost:
Service cost	$129	$658	$—	$134	$921
Interest cost	1,782	1,195	24	87	3,088
Expected return on plan assets	(2,435)	(1,406)	—	(147)	(3,988)
Amortization of net loss (gain)	2,032	1,093	(1)	—	3,124
Amortization of prior service cost/(credit)	—	212	—	—	212
Effect of settlement	—	—	—	—	—

Net pension benefit cost	$1,508	$1,752	$23	$74	$3,357

The Company recognizes all changes in the fair value of plan assets and net actuarial gains or losses at December 31 each year. Prior service costs and gains/losses are amortized based on a straight-line method over the average future service of members that are expected to receive benefits.

All actuarial gains/losses are exposed to amortization over an average future service period of 6.13 years for the Retirement Income Plan, 7.42 years for the National Service-Related Pension Plan, and 6.06 years for Other Post-Retirement Benefits as of December 31, 2017.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

The weighted average assumptions used to determine benefit obligations and net period benefit costs for the years ended December 31, 2017, 2016 and 2015 are as follows:

	December 31, 2017
	Retirement Income Plan	National Service- Related Pension Plan	Other Post- Retirement Benefits	Superan- nuation
Weighted-average assumptions used to determine obligations (balance sheet):
Discount rate	3.35%	3.65%	3.10%	3.70%
Rate of compensation increase	3.50%	N/A	N/A	4.00%
Weighted-average assumptions used to determine net periodic benefit cost (statement of operations):
Discount rate	3.75%	4.15%	3.40%	4.20%
Expected return on plan assets	7.00%	7.00%	N/A	6.00%
Rate of compensation increase	3.50%	N/A	N/A	4.00%

	December 31, 2016
	Retirement Income Plan	National Service- Related Pension Plan	Other Post- Retirement Benefits	Superan- nuation
Weighted-average assumptions used to determine obligations (balance sheet):
Discount rate	3.75%	4.15%	3.40%	4.20%
Rate of compensation increase	3.50%	N/A	N/A	4.00%
Weighted-average assumptions used to determine net periodic benefit cost (statement of operations):
Discount rate	4.00%	4.50%	3.50%	3.90%
Expected return on plan assets	7.50%	7.50%	N/A	6.50%
Rate of compensation increase	3.50%	N/A	N/A	4.00%

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

	December 31, 2015
	Retirement Income Plan	National Service- Related Pension Plan	Other Post- Retirement Benefits	Superan- nuation
Weighted-average assumptions used to determine obligations (balance sheet):
Discount rate	4.00%	4.50%	3.50%	4.20%
Rate of compensation increase	3.50%	N/A	N/A	4.00%
Weighted-average assumptions used to determine net periodic benefit cost (statement of operations):
Discount rate	3.76%	3.76%	3.30%	3.90%
Expected return on plan assets	7.50%	7.50%	N/A	6.50%
Rate of compensation increase	3.50%	N/A	N/A	4.00%

The estimated net loss for the defined benefit plans in the U.S. that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2018 is $2.0 million. There is no estimated prior service cost associated with this plan to be amortized from accumulated other comprehensive income during 2018.

The estimated net gain for the other post-retirement benefit plan in the U.S. that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2018 is nominal. There is no estimated prior service cost associated with this plan to be amortized from accumulated other comprehensive income during 2018.

There is no estimated net gain for the Offshore Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2018. The estimated prior service cost associated with this plan to be amortized from accumulated other comprehensive income during 2018 is nominal.

The Company determines the expected return on plan assets based on their market value as of December 31 of each year, as adjusted for a) expected employer contributions, b) expected benefit distributions, and c) estimated administrative expenses.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

Plan Assets

The Company’s overall investment strategy is to achieve a mix of investments for long-term growth and near-term benefit payments. The Company invests in both U.S. and non-U.S. equity securities, fixed-income securities, and real estate.

The allocations of the U.S. Plans’ and the Offshore Plan’s investments by fair value as of December 31, 2017 and 2016 are as follows:

	U.S. Plans			Offshore Plan
	Actual		Target Allocation	Actual		Target Allocation
	2017	2016		2017	2016
U.S. equities	35%	35%	25–55%	16%	16%	15%
Non-U.S. equities	25%	25%	15–45%	42%	41%	37%
Fixed-income securities	35%	35%	15–40%	16%	16%	22%
Real estate	5%	5%	0–5%	7%	7%	7%
Cash and other	—	—	—	19%	20%	19%

To develop the assumption for the long-term rate of return on assets, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the U.S. Plans’ and Offshore Plan’s assets and the effect of periodic rebalancing, consistent with the Company’s investment strategies. For 2018, the Company expects to receive a long-term rate of return of 7.0% for the U.S. Plans and 6.0% for the Offshore Plan. All plans are invested to maximize the return on assets while minimizing risk by diversifying across a broad range of asset classes.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

The fair values of the Company’s pension plan assets as of December 31, 2017, by category, are as follow:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2017
	(In thousands)
Assets
U.S. equities:
Large cap(1)	$—	$16,313	$—	$16,313
Medium cap(1)	—	3,137	—	3,137
Small cap(1)	1,255	1,255	—	2,510
Non-U.S. equities:
Large cap(2)	11,922	—	—	11,922
Emerging markets(3)	3,765	—	—	3,765
Fixed-income securities:
Money markets(4)	—	3,133	—	3,133
U.S. bonds(5)	9,411	3,137	—	12,548
Non-U.S. bonds(5)	6,273	—	—	6,273
Real estate(6)	—	3,137	—	3,137
Common/collective trusts		2,990		2,990

Total assets	$32,626	$33,102	$—	$65,728

1.	Includes funds that primarily invest in U.S. common stock.
2.	Includes funds that invest primarily in foreign equity and equity-related securities.
3.	Includes funds that invest primarily in equity securities of companies in emerging market countries.
4.	Includes funds that invest primarily in short-term securities, such as commercial paper.
5.	Includes funds either publicly traded (Level 1) or within a separate account (Level 2) held by a regulated investment company. These funds hold primarily debt and fixed-income securities.
6.

Includes funds in a separate account held by a regulated investment company that invest primarily in commercial real estate and includes mortgage loans which are backed by the associated properties. The Company can call the investment in these assets with no restrictions.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

The fair values of the Company’s pension plan assets as of December 31, 2016, by category, are as follows:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2016
	(In thousands)
Assets
U.S. equities:
Large cap(1)	$—	$14,299	$—	$14,299
Medium cap(1)	—	2,750	—	2,750
Small cap(1)	1,100	1,100	—	2,200
Non-U.S. equities:
Large cap(2)	10,450	—	—	10,450
Emerging markets(3)	3,300	—	—	3,300
Fixed-income securities:
Money markets(4)	—	2,756	—	2,756
U.S. bonds(5)	8,249	2,750	—	10,999
Non-U.S. bonds(5)	5,502	—	—	5,502
Real estate(6)	—	2,750	—	2,750
Common/collective trusts	—	2,717	—	2,717

Total assets	$28,601	$29,122	$—	$57,723

The U.S. Plans’ assets are in commingled funds that are valued using net asset values. The net asset values are based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The pension assets are classified as Level 1 when the net asset values are based on a quoted price in an active market.

The U.S. Plans’ assets are classified as Level 2 when the net asset value is based on a quoted price on a private market that is not active and the underlying investments are traded on an active market.

The Offshore Plans are common/collective trusts and commingled trusts investments, which invest in other collective trust funds otherwise known as the underlying funds. The Company’s interests in the commingled trust funds are based on the fair values of the investments of the underlying funds and therefore are classified as Level 2.

As of December 31, 2017 and 2016, the Company does not have any investments classified as Level 3.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

Cash Flow

The Company expects to contribute $3.2 million to all plans in 2018.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid for all plans as of December 31, 2017:

Years Ending December 31:	(In thousands)
2018	$7,473
2019	5,021
2020	4,490
2021	4,942
2022	4,781
Thereafter	23,687

$50,394

Multi-Employer Plans

The Company contributes to a number of multi-employer benefit plans under the terms of collective bargaining agreements that cover union-represented employees. These plans generally provide for retirement, death, and/or termination benefits for eligible employees within the applicable collective bargaining units, based on specific eligibility/participation requirements, vesting periods, and benefit formulas. The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

•	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other current or former participating employers.

•

If a participating employer stops contributing to the multi-employer plan without paying its unfunded liability, the unfunded obligations of the plan may be borne by the remaining participating employers.

•

If the Company chooses to cease participation in a multi-employer plan, such full withdrawal is subject to the payment of any unfunded liability applicable to the Company, referred to as a withdrawal liability. Additionally, such withdrawal is subject to collective bargaining.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

The table below outlines the Company’s participation in multi-employer pension plans for the periods ended December 31, 2017, 2016 and 2015, and sets forth the contributions into each plan. The “EIN/Pension Plan Number” column provides the Employer Identification Number (EIN) and the three-digit plan number. The most recent Pension Protection Act zone status available in 2017 and 2016 relates to the plans’ two most recent fiscal year-ends. The zone status is based on information that we received from the plans’ administrators and is certified by each plan’s actuary. Among other factors, plans certified in the red zone are generally less than 65% funded, plans certified in the orange zone are (i) less than 80% funded and (ii) have an accumulated funding deficiency or are expected to have a deficiency in any of the next six plan years, plans certified in the yellow zone are less than 80% funded, and plans certified in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates whether a financial improvement plan (FIP) for yellow/orange zone plans, or a rehabilitation plan (RP) for red zone plans, is either pending or has been implemented. As of December 31, 2017, all plans that have either a FIP or RP requirement have had the respective FIP or RP implemented (see table below).

The Company’s collective-bargained contributions satisfy the requirements of all implemented FIPs and RPs and do not currently require the payment of any surcharges. In addition, minimum contributions outside the agreed-upon contractual rate are not required. For the plans detailed in the following table, the expiration dates of the associated collective bargaining agreements range from July 31, 2018 to June 30, 2026. For all the plans detailed in the following table, the Company has not contributed more than 5% of the total plan contribution for 2017, 2016 and 2015.

The Company contributes to multi-employer plans that cover approximately 60% of union employees. The amounts charged to expense on the accompanying consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015 were $17.0 million, $16.6 million and $16.1 million, respectively. Projected minimum contributions required for the upcoming fiscal year are approximately $16.9 million.

During the third quarter of 2017, the Company recorded a charge of $9.2 million representing the present value of a liability associated with its withdrawal obligation under the New England Teamsters & Trucking Industry Multi-Employer Pension Fund (Fund) for hourly, unionized associates at four of its domestic warehouse facilities. The Fund is grossly underfunded in accordance with Employee Retirement Income Security Act of 1974 (ERISA) funding standards and, therefore, ERISA required the Fund to develop a Rehabilitation Plan. The Fund Trustees chose to create a new fund that minimizes the pension withdrawal liability. As a result, current employers participating in the Fund were given the opportunity to exit the Fund and convert to a new fund. The Company’s portion of the unfunded liability, estimated at $13.7 million, will be repaid in equal monthly installments of approximately $38 thousand over 30 years, interest free. Under the relevant U.S. GAAP standard, a participating employer withdrawing from a multi-employer plan should account for a loss contingency equal to the present value of the withdrawal liability, and amortize difference between such present value and the estimated unfunded liability through interest expense over the repayment period.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

	EIN/Pension Plan Number	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented	Americold Contributions			Surcharge Imposed
Pension Fund		2017	2016		2017	2016	2015
					(In thousands)
Central Pension Fund of the International Union of Operating Engineers and Participating Employers (2)	36-6052390	Green	Green	No	$3	$2	$32	No
Central States SE & SW Areas Health and Welfare Pension Plans (1)	36-6044243	Red	Red	Yes/ Implemented	8,427	8,608	7,964	No
New England Teamsters & Trucking Industry Pension Plan (3)	04-6372430	Red	Red	Yes/ Implemented	566	641	661	No
Alternative New England Teamsters & Trucking Industry Pension Plan	04-6372430	Green	Green	No	98	—	—	No
I.U.O.E Stationary Engineers Local 39 Pension Fund (1)	94-6118939	Green	Green	No	197	151	154	No
United Food & Commercial Workers International Union-Industry Pension Fund (4)	51-6055922	Green	Green	No	87	83	90	No
Western Conference of Teamsters Pension Fund (1)	91-6145047	Green	Green	No	7,265	6,809	6,811	No
Minneapolis Food Distributing Industry Pension Plan (1)	41-6047047	Green	Green	Yes/ Implemented	326	337	358	No

				Total Contributions	$16,969	$16,631	$16,070

(1)	The status information is for the plans’ year end at December 31, 2017 and 2016.
(2)	The status information is for the plans’ year end at January 31, 2017 and 2016.
(3)	The status information is for the plans’ year end at September 30, 2017 and 2016. The Company withdrew from the multi-employer plan on October, 31, 2017.
(4)	The status information is for the plans’ year end at June 30, 2017 and 2016.

Government-Sponsored Plans

The Company contributes to certain government-sponsored plans in Australia and Argentina. The amounts charged to expense on the accompanying consolidated statements of operations and for the years ended December 31, 2017, 2016 and 2015 were $5.4 million, $4.8 million and $4.4 million, respectively.

Defined Contribution Plan

The Company has defined contribution employee benefit plans, which cover all eligible employees. The plans also allow contributions by plan participants in accordance with Section 401(k) of the IRC. The Company matches a percentage of each employee’s contributions consistent with the provisions of the plans. The amounts charged to expense on the accompanying consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015 were $3.6 million, $3.6 million and $3.3 million, respectively.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

17. Employee Benefit Plans (continued)

Deferred Compensation

The Company has deferred compensation and supplemental retirement plan agreements with certain of its executives. The agreements provide for certain benefits at retirement or disability and also provide for survivor benefits in the event of death of the employee. The Company contribution amounts charged to expense relative to this plan were nominal for the years ended December 31, 2017, 2016 and 2015.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

18. Commitments and Contingencies

Letters of Credit

As of December 31, 2017 and 2016, there were $33.8 million and $35.3 million, respectively, of outstanding letters of credit issued on the Company’s 2015 Revolving Line of Credit.

Bonds

The Company had outstanding surety bonds of $2.7 million and $3.5 million as of December 31, 2017 and 2016, respectively. These bonds were issued primarily in connection with insurance requirements, special real estate assessments and construction obligations.

Construction Commitments

As of December31, 2017, the Company had the following construction commitments related to its new-build warehouse facilities:

Commitment start period	Committed construction cost (in thousands)	Construction completion period
Q2 2017	10,970	Q3 2018
Q4 2017	58,080	Q4 2018

Total construction commitments	$69,050

Collective Bargaining Agreements

As of December 31, 2017, approximately 53% of the Company’s labor force is covered by collective bargaining agreements, and 85 of our 158 warehouses have unionized associates that are governed by 72 different collective bargaining agreements. During 2018, the Company will be renegotiating 12 collective bargaining agreements, covering associates at 21 warehouses, that have or will expire before the end of the year. The Company does not anticipate any workplace disruptions during this renewal process.

Legal Proceedings

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency suggests that a loss is probable, and the amount can be reasonably estimated, then a loss is recorded.

In addition to the matters discussed below, the Company may be subject to litigation and claims arising from the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such matters is not expected to have a material impact on the Company’s financial condition, results of operations, or cash flows.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

18. Commitments and Contingencies (continued)

Kansas Breach of Settlement Agreement Litigation

This case was served against the Company in Wyandotte County, Kansas, on January 17, 2013, alleging breach of a 1994 Settlement Agreement reached with customers of our predecessor company, Americold Corporation. The plaintiffs originally brought claims in 1992 arising from a fire the previous year in an underground warehouse facility.

In 1994, a settlement was reached whereby Americold Corporation agreed to the entry of a $58.7 million judgment against it and assigned its rights to proceed against its insurer to satisfy the judgment. The settlement agreement contained a standard “cooperation provision” where Americold Corporation agreed to sign any documents and to take any actions necessary to fulfill the intent of the settlement agreement. The plaintiffs then sued Americold Corporation’s insurance company to recover the amounts of the settlement. After decades of litigation, the case was ultimately dismissed in 2012, and the Kansas Supreme Court ruled that the 1994 consent judgment had expired.

On September 24, 2012, the plaintiffs filed a separate claim in the district court of Wyandotte County, Kansas, alleging that the Company and one of its subsidiaries, Americold Logistics, LLC, as successors to Americold Corporation, are liable for the full amount of the judgment, based upon the vague allegation that the Company failed to execute a document or take action to keep the judgment alive and viable.

On February 7, 2013, the Company removed the case to the U.S. federal court and filed a motion to dismiss the case on several grounds, which the plaintiffs vigorously opposed. On October 4, 2013, the court granted our motion and dismissed the case in full. Only one plaintiff appealed the dismissal to the U.S. Court of Appeals where oral argument was heard in November 2014 before the Tenth Circuit in Denver. The Court of Appeals ordered the case remanded to the Kansas State Court, finding U.S. federal diversity jurisdiction did not exist over the Company. The Company petitioned the U.S. Supreme Court for an Oral Argument that occurred on January 19, 2016.

On March 7, 2016, the United States Supreme Court handed down a decision in the Kansas Breach of Settlement Agreement Litigation case. The decision was contrary to the position that the Company argued and the matter was remanded back to Kansas state court for further proceedings. Regardless of the venue, the Company remains confident that its defenses on the merits of plaintiffs’ claims are strong under Kansas law and the chance of any liability is remote.

Following remand to Kansas state court, Plaintiffs initially petitioned the court to amend their complaint that would result in the plaintiffs dropping the claim for damages and seeking an Order of Specific Performance-namely to require Americold sign a new document to reinstate the judgment assigned in the 1994 Settlement Agreement. No amended complaint was filed however and Plaintiffs filed a later motion to add back the damages claim, which was granted in February 2018. The parties now find themselves at the exact same position as when the case was initially filed. Americold maintains its position that any such renewal of the judgment is ineffective as a matter of law, its defenses are strong and the likelihood of any liability is remote.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

18. Commitments and Contingencies (continued)

Environmental Matters

The Company is subject to a wide range of environmental laws and regulations in each of the locations in which the Company operates. Compliance with these requirements can involve significant capital and operating costs. Failure to comply with these requirements can result in civil or criminal fines or sanctions, claims for environmental damages, remediation obligations, the revocation of environmental permits, or restrictions on the Company’s operations.

The Company records accruals for environmental matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. The Company adjusts these accruals periodically as assessment and remediation efforts progress or as additional technical or legal information become available. The Company recorded nominal environmental liabilities in accounts payable and accrued expenses as of December 31, 2017 and 2016. The Company believes it is in compliance with applicable environmental regulations in all material respects. Under various U.S. federal, state, and local environmental laws, a current or previous owner or operator of real estate may be liable for the entire cost of investigating, removing, and/or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the contamination. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for the entire clean-up cost. There are no individually material remediation accruals. Most of the Company’s warehouses utilize ammonia as a refrigerant. Ammonia is classified as a hazardous chemical regulated by the Environmental Protection Agency, and an accident or significant release of ammonia from a warehouse could result in injuries, loss of life, and property damage.

Occupational Safety and Health Act (OSHA)

The Company’s warehouses located in the U.S. are subject to regulation under OSHA, which requires employers to provide employees with an environment free from hazards, such as exposure to toxic chemicals, excessive noise levels, mechanical dangers, heat or cold stress, and unsanitary conditions. The cost of complying with OSHA and similar laws enacted by states and other jurisdictions in which we operate can be substantial, and any failure to comply with these regulations could expose us to substantial penalties and potentially to liabilities to employees who may be injured at our warehouses. The Company records accruals for OSHA matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company believes that it is in compliance with all OSHA regulations and that no material unrecorded liabilities exist as of December 31, 2017 and 2016.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

19. Accumulated Other Comprehensive (Loss) Income

The Company reports activity in AOCI for unrealized holding gains and losses on available-for-sale securities, foreign currency translation adjustments, investments in foreign subsidiaries, unrealized gains and losses on cash flow hedge derivatives, and minimum pension liability adjustments (net of tax). The activity in AOCI for the years ended December 31, 2017, 2016 and 2015 is as follows:

	2017	2016	2015
	(In thousands)
Pension and other postretirement benefits:
Balance at beginning of period, net of tax	$(12,880)	$(14,852)	$(18,223)
Gain (loss) arising during the period	2,663	(1,963)	19
Less: Tax benefit	(49)	(33)	(16)

Net gain (loss) arising during the period	2,712	(1,930)	35
Amortization of net loss and prior service cost(1)	3,042	3,902	3,336
Less: (Tax benefit)/Tax expense (2)	—	—	—

Net amount reclassified from AOCI to net loss	3,042	3,902	3,336
Other comprehensive income, net of tax	5,754	1,972	3,371

Balance at end of period, net of tax	(7,126)	(12,880)	(14,852)
Foreign currency translation adjustments:
Balance at beginning of period, net of tax	3,874	7,018	23,310
Gain (loss) on foreign currency translation	4,444	(3,144)	(16,847)
Less: Tax benefit	—	—	(555)

Net gain/(loss) on foreign currency translation	4,444	(3,144)	(16,292)

Balance at end of period, net of tax	8,318	3,874	7,018
Cash flow hedge derivatives:
Balance at beginning of period, net of tax	(1,538)	(1,468)	—
Unrealized loss on cash flow hedge derivatives	(1,387)	(1,359)	(2,311)
Less: Tax expense/(Tax benefit)	44	(150)	(613)

Net loss on cash flow hedge derivatives	(1,431)	(1,209)	(1,698)
Net amount reclassified from AOCI to net loss (interest expense)	1,547	1,139	230

Balance at end of period, net of tax	(1,422)	(1,538)	(1,468)
Available-for-sale securities:
Balance at beginning of period, net of tax	—	—	51
Unrealized gain on available-for-sale securities		—	100

Net unrealized gain (loss) on available-for-sale securities	—	—	100
Gain reclassified to net income	—	—	(151)

Balance at end of period, net of tax	—	—	0

Accumulated other comprehensive loss	$(230)	$(10,544)	$(9,302)

(1)	Amounts reclassified from AOCI for pension liabilities are recorded in selling, general, and administrative expenses in the consolidated statements of operations.
(2)	Deferred tax impact of amounts reclassified from AOCI for pension liabilities are recorded in deferred income tax expense (benefit) in the consolidated statements of operations.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

20. Related-Party Transactions

Transactions with Goldman and CMHI

As of December 31, 2017, affiliates of Goldman were part of the lending group that had $25.0 million, or 14.7%, of the commitments under the amended 2015 Revolving Credit Facility. Another affiliate of Goldman is one of the participating lenders in the ANZ Loans (with a 2.5% participation in the Australia Term Loan and 31.8% in the New Zealand Term Loan), for which the Company paid a performance fee to Goldman. As a member of the lending group, the Company is required to pay certain fees to Goldman, which may include interest on borrowings, unused facility fees, letter of credit participation fees, and letter of credit facility fees. The Company paid to Goldman interest expense and fees totaling approximately $0.9 million, $2.0 million and $6.0 million in 2017, 2016 and 2015, respectively. Interest payable to Goldman was nominal as of December 31, 2017 and 2016. Goldman is also the counterparty to the interest rate swap agreements described in Note 9. Payments under the interest rate swap agreements are not included in the figures above and totaled approximately $1.5 million in 2017 and $1.1 million in 2016.

In December 2017, the Company prepaid in escrow a $0.2 million fee to Goldman for its share of the 2018 Senior Secured Credit Facilities commitment. In connection with the IPO, Goldman and CMHI converted their Series B Preferred Shares into 28,808,224 and 4,432,034 common shares, respectively. After giving effect to the full exercise of the underwriters’ option to purchase additional common shares during the IPO, and after giving effect to the sale by Goldman of 5,163,716 common shares in the IPO, Goldman and CMHI own approximately 16.7% and 3.1% of the company’s common shares, respectively.

In connection with the IPO, Goldman received a refund from the underwriters of approximately $1.6 million, which represents the underwriting discount on the gross proceeds received by the selling shareholders.

Transactions with Fortress and YF ART Holdings L.P.

Fortress held $48.5 million aggregate principal amount of the Senior Secured Term Loan B Facility as of December 31, 2017. The Company paid approximately $2.2 million and $0.8 million in interest expense to Fortress during 2017 and 2016, respectively. The Company also paid out principal amortization to Fortress of approximately $0.5 million and $0.2 million in 2017 and 2016, respectively.

In connection with the IPO, YF ART Holdings L.P. received a refund from the underwriters of approximately $4.2 million, which represents the underwriting discount on the gross proceeds received by the selling shareholders.

On March 8, 2018, YF ART Holdings L.P. entered into a financing agreement pledging 54,952,774 common shares of beneficial interest, $0.01 par value per share, representing approximately 38.6% of the Company’s issued and outstanding common shares as of March 8, 2018. YF ART Holdings L.P. used the proceeds from the financing agreement to pay in full the outstanding investment, including the preferred return on an investment vehicle affiliated with Fortress Investment Group LLC, which directly beneficially owns 7,235,529 common shares of the Company.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

21. Geographic Concentrations

The following table provides geographic information for the Company’s total revenues for the years ended December 31, 2017, 2016 and 2015, and total assets as of December 31, 2017 and 2016:

	Total Revenues			Total Assets
	2017	2016	2015	2017	2016
	(In thousands)
U.S.	$1,253,879	$1,212,799	$1,221,344	$2,078,187	$2,047,142
Australia	219,738	207,035	189,481	244,841	208,115
New Zealand	33,289	33,676	33,073	54,672	54,800
Argentina	18,319	19,780	22,117	11,598	12,695
Canada	18,362	16,709	15,370	5,599	4,879

	$1,543,587	$1,489,999	$1,481,385	$2,394,897	$2,327,631

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

22. Segment Information

Our principal operations are organized into four reportable segments: Warehouse, Third-Party Managed, Transportation and Quarry.

•

Warehouse. Our primary source of revenues consists of rent and storage and warehouse services fees. Our rent and storage and warehouse services revenues are the key drivers of our financial performance. Rent and storage revenues consist of recurring, periodic charges related to the storage of frozen and perishable food and other products in our warehouses. We also provide these customers with a wide array of handling and other warehouse services, such as (1) receipt, handling and placement of products into our warehouses for storage and preservation, (2) retrieval of products from storage upon customer request, (3) blast freezing, which involves the rapid freezing of non-frozen products, including individual quick freezing for agricultural produce and seafood, (4) case-picking, which involves selecting product cases to build customized pallets, (5) kitting and repackaging, which involves assembling custom product packages for delivery to retailers and consumers, and labeling services, (6) order assembly and load consolidation, (7) exporting and importing support services, (8) container handling, (9) cross-docking, which involves transferring inbound products to outbound trucks utilizing our warehouse docks without storing them in our warehouses, and (10) government-approved temperature-controlled storage and inspection services. We may charge our customers in advance for storage and outbound handling fees. Cost of operations for our warehouse segment consists of power, other facilities costs, labor and other costs.

•

Third-Party Managed. We receive management and incentive fees, as well as reimbursement of substantially all expenses, for warehouses and logistics services that we manage on behalf of third-party owners/customers. Cost of operations for our third-party managed segment are reimbursed on a pass-through basis (typically within two weeks), with all reimbursements, plus an applicable mark-up, recognized as revenues under the relevant accounting guidance.

•

Transportation. We charge transportation fees, including fuel surcharges, to our customers for whom we arrange the transportation of their products. Cost of operations for our transportation segment consist primarily of third-party carrier charges, which are impacted by factors affecting those carriers.

•

Quarry. In addition to our primary business segments, we own a limestone quarry in Carthage, Missouri. Revenues are generated from the sale of limestone mined at our quarry. Cost of operations for our quarry consist primarily of labor, equipment, fuel and explosives.

Our reportable segments are strategic business units separated by product and service offerings. Each reportable segment is managed separately and requires different operational and marketing strategies. The accounting polices used in the preparation of our reportable segments financial information are the same as those used in the preparation of its consolidated financial statements.

Our chief operating decision maker uses revenues and segment contribution to evaluate segment performance. We calculate segment contribution as earnings before interest expense, taxes, depreciation and amortization, and excluding corporate selling, general and administrative expense, impairment charges, restructuring charges, acquisition related costs, other income and expense, and certain one-time charges. Corporate general and administrative function supports all the business segments. Therefore, the related expense is not allocated to segments as the chief operating decision maker does not use it to evaluate segment performance.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

22. Segment Information (continued)

Segment contribution is not a measurement of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider our segment contribution as an alternative to operating income determined in accordance with GAAP.

The following table presents segment revenues and contributions with a reconciliation to income (loss) before income tax and gain (loss) from sale of real estate, net of tax for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Segment revenues:
Warehouse	$1,145,662	$1,080,867	$1,057,124
Third-Party Managed	242,189	252,411	233,564
Transportation	146,070	147,004	180,892
Quarry	9,666	9,717	9,805

Total revenues	1,543,587	1,489,999	1,481,385
Segment contribution:
Warehouse	348,328	314,045	307,749
Third-Party Managed	12,825	14,814	12,581
Transportation	12,950	14,418	14,305
Quarry	2	2,368	2,385

Total segment contribution	374,105	345,645	337,020
Reconciling items:
Depreciation, depletion, and amortization	(116,741)	(118,571)	(125,720)
Impairment of long-lived assets	(9,473)	(9,820)	(9,415)
Multi-employer pension plan withdrawal expense	(9,167)	—	—
Selling, general and administrative expense	(101,778)	(96,728)	(88,786)
Loss from partially owned entities	(1,363)	(128)	(3,538)
Impairment of partially owned entities	(6,496)	—	—
Interest expense	(114,898)	(119,552)	(116,710)
Interest income	1,074	708	724
Loss on debt extinguishment and modification	(986)	(1,437)	(503)
Foreign currency exchange (loss) gain	(3,591)	464	(3,470)
Other expense, net	(1,944)	(1,368)	(544)

Income (loss) before income tax and gain (loss) from sale of real estate, net of tax	$8,742	$(787)	$(10,942)

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

22. Segment Information (continued)

The following table details our long-lived assets by reportable segments, with a reconciliation to total assets reported for each of the periods presented in the accompanying consolidated balance sheets.

	Year Ended December 31,
	2017	2016
	(In thousands)
Assets:
Warehouse	$2,082,156	$2,027,650
Managed	43,035	44,501
Transportation	32,402	32,715
Other	13,897	17,023

Total segments assets	2,171,490	2,121,889
Reconciling items:
Corporate assets	207,465	183,346
Investments in partially owned entities	15,942	22,396

Total reconciling items	223,407	205,742

Total assets	$2,394,897	$2,327,631

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

23. Loss per Common Share

Basic and diluted loss per common share are calculated using the two-class method by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding during each period. Holders of Series B Preferred Shares are entitled to cumulative dividends, which are added to the reported net loss whether or not declared or paid to determine the net loss attributable to common shareholders under the two-class method.

For the years ended December 31, 2017, 2016 and 2015, potential common shares under the treasury stock method and the if-converted method were antidilutive because the Company reported a net loss. Consequently, the Company did not have any adjustments in these periods between basic and diluted loss per share related to stock options, restricted stock units, warrants and convertible preferred share.

The table below presents the weighted-average number of antidilutive potential common shares that are not considered in the calculation of diluted loss per share:

	Year Ended December 31,
	2017	2016	2015
Series B Convertible Preferred Stock	33,240,261	33,240,261	33,240,261
Common share warrants	18,574,619	18,574,619	18,574,619
Employee stock options	5,983,183	6,299,444	5,374,528
Restricted stock units	684,960	552,861	420,763

	58,483,023	58,667,185	57,610,171

24. Selected Quarterly Financial Data—Unaudited

The following table sets forth selected unaudited quarterly statements of operations data for the years ended December 31, 2017 and 2016:

	2017
	December 31	September 30	June 30	March 31
	(In thousands, except per share amounts)
Total revenues	$401,721	$389,501	$379,451	$372,914
Total operating expenses	357,793	361,976	350,744	336,128
Operating income	43,928	27,525	28,707	36,786
Net income (loss) applicable to common shareholders	673	(11,935)	(15,720)	(2,945)
Net income (loss) per common share (a):
Basic	0.01	(0.17)	(0.22)	(0.04)
Diluted	0.01	(0.17)	(0.22)	(0.04)

(a)

Quarterly earnings per common share or unit amounts may not total to the annual amounts due to rounding and the changes in the number of weighted common shares or units outstanding included in the calculation of basic and diluted shares or units.

Americold Realty Trust and Subsidiaries

Notes to Consolidated Financial Statements

24. Selected Quarterly Financial Data—Unaudited (continued)

	2016
	December 31	September 30	June 30	March. 31
	(In thousands, except per share amounts)
Total revenues	$394,562	$376,076	$358,504	$360,857
Total operating expenses	360,368	346,931	328,492	333,682
Operating income	34,194	29,145	30,012	27,175
Net income (loss) applicable to common shareholders	5,012	(7,448)	(7,342)	(14,678)
Net income (loss) per common share (a):
Basic	0.07	(0.11)	(0.11)	(0.21)
Diluted	0.05	(0.11)	(0.11)	(0.21)

(a)

Quarterly earnings per common share or unit amounts may not total to the annual amounts due to rounding and the changes in the number of weighted common shares or units outstanding included in the calculation of basic and diluted shares or units.

25. Subsequent Events

On January 4, 2018, the Company’s board of trustees approved, among other things, the grant of dividend equivalents to all participants in the 2010 Plan with respect to any and all vested restricted stock units of the Company that have not been settled pursuant to the 2010 Plan. On the same day, the Company’s board of trustees deliberated that no further awards may be granted under the 2010 Plan after the approval of the 2017 Plan, which became effective in connection with the IPO on January 19, 2018. The Company is in the process of determining the impact to its consolidated financial statements from the modification of the terms governing the restricted stock units previously issued under the 2010 Plan.

On February 26, 2018, the Compensation Committee of the Company’s board of trustees granted 513,500 performance-based restricted stock units to certain of the Company’s employees, and 42,188 time-based restricted stock units to non-employee trustees of the Company under the 2017 Plan. The performance period for the performance-based restricted stock units began January 23, 2018 and will end December 31, 2020. The vesting of such performance-based awards will be determined based on the Company’s “total shareholder return” as described in the Performance Award Agreement.

On March 15, 2018, the Company’s board of trustees declared a pro-rata dividend of $0.13958 per common share, representing $0.18750 per common share for a full quarter, payable on April 16, 2018 to shareholders of record on March 30, 2018.

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

			Initial Costs			Gross amount at which carried as of December 31, 2017
Property	Buildings	Encumbrances (3)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition (5)	Land	Buildings and Improvements (2)	Total (4) (5) (6)	Accumulated Depreciation and Depletion (1) (6) (7)	Date of Construction	Date of Acquisition	Life on Which Depreciation is Computed
US
Albertville, AL	1	$12,145	$1,251	$12,385	$730	$1,281	$13,086	$14,367	$(4,955)	1993	2008	5 - 40 years
Allentown, PA	2	19,311	5,780	47,807	4,856	6,244	52,200	58,444	(20,829)	1976	2008	5 - 40 years
Amarillo, TX	1	—	871	4,473	1,164	932	5,576	6,508	(2,733)	1973	2008	5 - 40 years
Anaheim, CA	1	13,737	9,509	16,810	724	9,509	17,534	27,043	(6,824)	1965	2009	5 - 40 years
Appleton, WI	1	10,759	200	5,022	9,160	909	13,474	14,383	(3,408)	1989	2009	5 - 40 years
Atlanta—Lakewood, GA	1	2,727	4,297	3,369	(2,026)	630	5,009	5,639	(1,750)	1963	2008	5 - 40 years
Atlanta—Skygate, GA	1	—	1,851	12,731	252	1,958	12,876	14,834	(3,623)	2001	2008	5 - 40 years
Atlanta—Southgate, GA	1	—	1,623	17,652	1,554	2,273	18,557	20,830	(5,653)	1996	2008	5 - 40 years
Atlanta—Tradewater, GA	1	—	—	36,966	(5,489)	6,057	25,420	31,477	(3,420)	2004	2008	5 - 40 years
Atlanta—Westgate, GA	1	—	2,270	24,659	(2,708)	2,018	22,203	24,221	(8,774)	1990	2008	5 - 40 years
Atlanta, GA— Corporate	—	—	—	365	7,699	—	8,064	8,064	(2,902)	1999/2014	2008	5 - 40 years
Augusta, GA	1	—	2,678	1,943	795	2,820	2,597	5,417	(1,312)	1971	2008	5 - 40 years
Babcock, WI	1	—	852	8,916	68	858	8,977	9,835	(2,482)	1999	2008	5 - 40 years
Bartow, FL	1	—	—	2,451	598	10	3,040	3,050	(2,116)	1962	2008	5 - 40 years
Belvidere-Imron, IL	1	13,628	2,000	11,989	3,365	2,410	14,944	17,354	(5,117)	1991	2009	5 - 40 years
Belvidere-Landmark, IL	1	—	1	2,117	1,906	—	4,024	4,024	(3,770)	1991	2009	5 - 40 years
Bettendorf, IA	2	—	1,281	12,446	(5,360)	676	7,691	8,367	(6,236)	1973	2008	5 - 40 years
Birmingham, AL	1	1,007	1,002	957	465	909	1,514	2,423	(639)	1963	2008	5 - 40 years
Boston, MA	1	—	1,855	5,796	648	1,918	6,382	8,300	(2,229)	1969	2008	5 - 40 years
Brea, CA	1	8,667	4,645	5,891	657	4,664	6,529	11,193	(2,377)	1975	2009	5 - 40 years
Brooklyn Park, MN	1	9,152	1,600	8,951	1,368	1,600	10,319	11,919	(3,707)	1986	2009	5 - 40 years
Burley, ID	2	—	—	16,136	2,666	34	18,768	18,802	(12,206)	1959	2008	5 - 40 years
Burlington, WA	3	14,693	694	6,108	2,997	709	9,089	9,798	(4,057)	1965	2008	5 - 40 years
Carson, CA	1	8,489	9,100	13,731	984	9,104	14,711	23,815	(3,887)	2002	2009	5 - 40 years
Cartersville, GA	1	10,216	1,500	8,505	465	1,571	8,898	10,469	(2,871)	1996	2009	5 - 40 years
Carthage Quarry, MO	—	—	12,621	356	186	12,697	467	13,164	(2,669)	N/A	2008	5 - 40 years
Carthage Warehouse Dist, MO	1	—	61,445	33,880	5,380	62,350	38,355	100,705	(18,778)	1972	2008	5 - 40 years
City of Industry, CA	2	—	—	1,455	891	19	2,327	2,346	(1,808)	1962	2009	5 - 40 years

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

			Initial Costs			Gross amount at which carried as of December 31, 2017
Property	Buildings	Encumbrances (3)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition (5)	Land	Buildings and Improvements (2)	Total (4) (5) (6)	Accumulated Depreciation and Depletion (1) (6) (7)	Date of Construction	Date of Acquisition	Life on Which Depreciation is Computed
US
Clearfield, UT	1	—	2,881	14,945	4,307	2,128	20,005	22,133	(7,309)	1973	2008	5 - 40 years
Clearfield 2, UT	1	19,671	806	21,569	—	806	21,569	22,375	(130)	2017	2017	5 - 40 years
Columbia, SC	1	951	768	1,429	693	797	2,094	2,891	(942)	1971	2008	5 - 40 years
Connell, WA	1	—	497	8,728	1,109	508	9,826	10,334	(3,480)	1969	2008	5 - 40 years
Dallas, TX	1	12,575	1,468	14,385	6,966	2,266	20,554	22,820	(10,426)	1994	2009	5 - 40 years
Delhi, LA	1	16,588	539	12,228	490	580	12,676	13,256	(5,134)	2010	2010	5 - 40 years
Denver-50th Street, CO	1	—	—	1,724	373	—	2,097	2,097	(2,030)	1974	2008	5 - 40 years
Dominguez Hills, CA	1	8,136	11,149	10,894	1,024	11,149	11,918	23,067	(4,005)	1989	2009	5 - 40 years
Douglas, GA	1	2,724	400	2,080	1,367	401	3,445	3,846	(971)	1969	2009	5 - 40 years
East Dubuque, IL	1	—	722	13,764	588	753	14,322	15,075	(4,020)	1993	2008	5 - 40 years
East Point, GA	1	—	1,884	3,621	2,445	2,020	5,930	7,950	(783)	1959	2016	5 - 40 years
Fort Dodge, IA	1	—	1,022	7,162	1,118	1,226	8,076	9,302	(2,955)	1979	2008	5 - 40 years
Fort Smith, AR	2	—	308	2,231	1,918	342	4,116	4,458	(1,079)	1958	2008	5 - 40 years
Fort Worth-Blue Mound, TX	1	3,861	1,700	5,055	1,399	1,700	6,454	8,154	(1,475)	1995	2009	5 - 40 years
Fort Worth-Samuels, TX	2	8,254	1,985	13,447	2,499	2,109	15,822	17,931	(5,512)	1977	2009	5 - 40 years
Fremont, NE	1	28,200	629	3,109	5,466	645	8,560	9,205	(3,700)	1968	2008	5 - 40 years
Ft. Worth, TX (Meacham)	1	18,994	5,610	24,686	1,767	5,686	26,378	32,064	(9,033)	2005	2008	5 - 40 years
Ft. Worth, TX (Railhead)	1	—	1,857	8,536	406	1,955	8,844	10,799	(3,314)	1998	2008	5 - 40 years
Gadsden, AL	1	24,438	100	9,820	(736)	351	8,832	9,183	(2,015)	1991	2013	5 - 40 years
Gaffney, SC	1	4,012	1,000	3,263	129	1,000	3,392	4,392	(1,068)	1995	2008	5 - 40 years
Gainesville, GA	1	6,557	400	5,704	701	411	6,394	6,805	(1,968)	1989	2009	5 - 40 years
Garden City, KS	1	—	446	4,721	1,070	446	5,791	6,237	(1,908)	1980	2008	5 - 40 years
Gateway, GA	2	—	3,271	19,693	2,265	3,197	22,032	25,229	(7,325)	1972	2008	5 - 40 years
Geneva Lakes, WI	1	37,318	1,579	36,020	2,375	2,265	37,708	39,973	(10,042)	1991	2009	5 - 40 years
Gloucester—Rogers, MA	1	4,757	1,683	3,675	1,671	1,818	5,211	7,029	(1,536)	1967	2008	5 - 40 years
Gloucester—Rowe, MA	1	4,709	1,146	2,833	5,247	1,272	7,954	9,226	(2,434)	1955	2008	5 - 40 years
Gouldsboro, PA	1	37,643	4,224	29,473	2,212	4,620	31,289	35,909	(7,606)	2006	2009	5 - 40 years
Grand Island, NE	1	—	430	6,542	(2,400)	479	4,093	4,572	(1,672)	1995	2008	5 - 40 years
Green Bay, WI	2	—	—	2,028	2,451	55	4,424	4,479	(1,881)	1935	2009	5 - 40 years

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

			Initial Costs			Gross amount at which carried as of December 31, 2017
Property	Buildings	Encumbrances (3)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition (5)	Land	Buildings and Improvements (2)	Total (4) (5) (6)	Accumulated Depreciation and Depletion (1) (6) (7)	Date of Construction		Date of Acquisition	Life on Which Depreciation is Computed
US
Greenville, SC	1	560	200	1,108	423	200	1,531	1,731	(1,213)	1962		2009	5 - 40 years
Hatfield, PA	2	—	5,002	28,286	8,918	5,775	36,432	42,207	(10,502)	1983		2009	5 - 40 years
Henderson, NV	2	8,902	9,043	14,415	865	9,043	15,280	24,323	(4,265)	1988		2009	5 - 40 years
Hermiston, OR	1	34,332	1,322	7,107	276	1,334	7,371	8,705	(2,644)	1975		2008	5 - 40 years
Heyburn, ID	1	—	—	59	236	—	295	295	(95)	2014		2014	5 - 40 years
Houston, TX	1	19,398	1,454	10,084	986	1,469	11,055	12,524	(3,005)	1990		2009	5 - 40 years
Indianapolis, IN	4	—	1,897	18,991	18,924	3,395	36,415	39,810	(10,867)	1975		2008	5 - 40 years
Jefferson, WI	2	8,460	1,553	19,805	1,077	1,880	20,555	22,435	(7,170)	1975		2009	5 - 40 years
Lancaster, PA	1	15,918	2,203	15,670	695	2,371	16,197	18,568	(4,349)	1993		2009	5 - 40 years
LaPorte, TX	1	11,585	2,945	19,263	2,460	3,155	21,512	24,667	(6,061)	1990		2009	5 - 40 years
Leesport, PA	1	—	1,206	14,112	11,445	1,675	25,087	26,762	(5,876)	1993		2008	5 - 40 years
Lynden, WA	5	10,376	1,420	8,590	786	1,430	9,366	10,796	(3,178)	1946		2009	5 - 40 years
Marshall, MO	1	11,019	741	10,304	383	826	10,603	11,429	(3,666)	1985		2008	5 - 40 years
Massillon 17th, OH	1	11,241	175	15,322	443	414	15,526	15,940	(4,952)	2000		2008	5 - 40 years
Massillon Erie, OH	1	—	—	1,988	470	—	2,458	2,458	(2,422)	1984		2008	5 - 40 years
Memphis Chelsea , TN	—	—	80	2	(82)	—	1	1	(1)	1972		2008	5 - 40 years
Middleboro, MA	—	—	390	—	—	390	—	390	—	2017		2017	5 - 40 years
Milwaukie, OR	2	—	2,473	8,112	1,313	2,483	9,415	11,898	(5,008)	1958		2008	5 - 40 years
Mobile, AL	1	4,775	10	3,203	552	10	3,755	3,765	(1,163)	1976		2009	5 - 40 years
Modesto, CA	6	23,965	2,428	19,594	4,077	2,667	23,432	26,099	(8,711)	1945		2009	5 - 40 years
Montezuma,GA	1	—	93	5,437	274	123	5,681	5,804	(2,177)	1965		2008	5 - 40 years
Montgomery, AL	1	6,991	850	7,746	(752)	1,157	6,687	7,844	(1,500)	1989		2013	5 - 40 years
Moses Lake, WA	1	31,726	575	11,046	2,378	1,093	12,906	13,999	(4,483)	1967		2008	5 - 40 years
Murfreesboro, TN	1	—	1,094	10,936	3,046	1,332	13,743	15,075	(5,629)	1982		2008	5 - 40 years
Nampa, ID	4	—	1,588	11,864	1,830	1,719	13,563	15,282	(6,484)	1946		2008	5 - 40 years
New Ulm, MN	7	9,122	725	10,405	539	822	10,847	11,669	(3,388)	1984		2009	5 - 40 years
Oklahoma City, OK	1	4,360	742	2,411	1,140	742	3,551	4,293	(1,446)	1968		2008	5 - 40 years
Ontario, CA	3	25,878	14,673	3,632	22,224	14,673	25,856	40,529	(10,326)	1987	(1)/1984(2)/1983(3)	2008	5 - 40 years
Ontario, OR	4	—	—	13,791	9,120	1,264	21,647	22,911	(10,995)	1962		2008	5 - 40 yars

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

			Initial Costs			Gross amount at which carried as of December 31, 2017
Property	Buildings	Encumbrances (3)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition (5)	Land	Buildings and Improvements (2)	Total (4) (5) (6)	Accumulated Depreciation and Depletion (1) (6) (7)	Date of Construction	Date of Acquisition	Life on Which Depreciation is Computed
US
Pasco, WA	1	—	557	15,809	401	579	16,189	16,768	(4,413)	1984	2008	5 - 40 years
Pendergrass, GA	1	13,636	500	12,810	2,144	580	14,874	15,454	(4,867)	1993	2009	5 - 40 years
Phoenix2, AZ	1	—	3,182	11,312	—	3,182	11,312	14,494	(1,485)	2014	2014	5 - 40 years
Piedmont, SC	1	10,647	500	9,883	1,350	506	11,228	11,734	(3,674)	1981	2009	5 - 40 years
Plover, WI	1	35,843	1,390	18,298	4,738	1,845	22,580	24,425	(8,328)	1981	2008	5 - 40 years
Portland, ME	1	—	305	2,402	253	316	2,644	2,960	(844)	1952	2008	5 - 40 years
Rochelle, IL (Americold Drive)	1	—	1,860	18,178	1,780	2,174	19,645	21,819	(7,512)	1995	2008	5 - 40 years
Rochelle, IL (Caron)	1	14,396	2,071	36,658	465	2,107	37,087	39,194	(12,873)	2004	2008	5 - 40 years
Russellville, AR - Elmira	1	6,437	1,261	9,910	2,196	1,359	12,007	13,366	(5,078)	1986	2008	5 - 40 years
Russellville, AR - Valley	1	—	708	15,832	2,260	708	18,093	18,801	(4,761)	1995	2008	5 - 40 years
Salem, OR	4	41,146	3,055	21,096	2,916	3,111	23,955	27,066	(9,936)	1963	2008	5 - 40 years
Salinas, CA	5	6,956	7,244	7,181	6,640	7,281	13,784	21,065	(4,874)	1958	2009	5 - 40 years
Salt Lake City, UT	1	7,675	—	22,481	3,540	—	26,020	26,020	(11,109)	1998	2010	5 - 40 years
San Antonio—HEB, TX	1	—	2,014	22,902	—	2,014	22,902	24,916	(960)	1982	2017	5 - 40 years
San Antonio, TX	3	7,046	1,894	11,101	2,405	1,981	13,419	15,400	(6,293)	1913	2009	5 - 40 years
Sebree, KY	1	—	638	7,895	491	638	8,386	9,024	(2,254)	1998	2008	5 - 40 years
Sikeston, MO	1	11,260	258	11,936	599	631	12,162	12,793	(3,439)	1998	2009	5 - 40 years
Sioux Falls, SD	1	6,136	856	4,780	3,276	960	7,952	8,912	(3,628)	1972	2008	5 - 40 years
Springdale, AR	1	8,205	844	10,754	1,155	871	11,883	12,754	(4,070)	1982	2008	5 - 40 years
St. Louis, MO	2	6,485	2,082	7,566	1,532	2,076	9,104	11,180	(2,442)	1956	2009	5 - 40 years
St. Paul, MN	2	11,431	1,800	12,129	541	1,800	12,670	14,470	(4,304)	1970	2009	5 - 40 years
Strasburg, VA	1	—	1,551	15,038	861	1,592	15,858	17,450	(4,683)	1999	2008	5 - 40 years
Syracuse, NY	2	—	2,177	20,056	3,757	2,251	23,739	25,990	(8,142)	1960	2008	5 - 40 years
Tacoma, WA	1	515	—	21,216	1,859	27	23,048	23,075	(5,899)	2010	2010	5 - 40 years
Tampa Plant City, FL	2	5,601	1,333	11,836	657	1,372	12,454	13,826	(3,521)	1987	2009	5 - 40 years
Tarboro, NC	1	18,336	1,078	9,586	792	1,225	10,230	11,455	(3,175)	1988	2008	5 - 40 years
Taunton, MA	1	10,759	1,477	14,159	763	1,635	14,764	16,399	(4,005)	1999	2009	5 - 40 years
Texarkana, AR	1	3,792	842	11,169	946	921	12,035	12,956	(3,377)	1992	2008	5 - 40 years

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

			Initial Costs			Gross amount at which carried as of December 31, 2017
Property	Buildings	Encumbrances (3)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition (5)	Land	Buildings and Improvements (2)	Total (4) (5) (6)	Accumulated Depreciation and Depletion (1) (6) (7)	Date of Construction	Date of Acquisition	Life on Which Depreciation is Computed
US
Thomasville, GA	1	—	1,731	16,914	(6,964)	1,020	10,661	11,681	(3,216)	1997	2008	5 - 40 years
Tomah, WI	1	19,906	886	10,715	230	909	10,922	11,831	(3,988)	1989	2008	5 - 40 years
Turlock, CA (#1)	2	—	944	4,056	284	967	4,317	5,284	(1,686)	1995	2008	5 - 40 years
Turlock, CA (#2)	1	4,027	3,091	7,004	1,444	3,116	8,422	11,538	(2,882)	1985	2008	5 - 40 years
Vernon 2, CA	4	7,340	8,100	13,490	2,814	8,112	16,291	24,403	(5,785)	1965	2009	5 - 40 years
Vernon 3, CA	1	—	—	595	627	—	1,222	1,222	(1,175)	1924	2009	5 - 40 years
Victorville, CA	1	6,088	2,810	22,811	1,062	2,810	23,873	26,683	(7,108)	2004	2008	5 - 40 years
Walla Walla, WA	2	—	215	4,693	796	159	5,546	5,705	(2,911)	1960	2008	5 - 40 years
Wallula, WA	1	—	690	2,645	681	711	3,305	4,016	(991)	1982	2008	5 - 40 years
Watsonville, CA	1	12,176	—	8,138	396	21	8,512	8,533	(6,403)	1984	2008	5 - 40 years
West Memphis, AR	1	—	1,460	12,300	2,631	2,284	14,107	16,391	(4,842)	1985	2008	5 - 40 years
Wichita, KS	1	—	1,297	4,717	1,089	1,399	5,704	7,103	(2,363)	1972	2008	5 - 40 years
Woodburn, OR	1	—	1,552	9,860	2,072	1,552	11,932	13,484	(3,733)	1952	2008	5 - 40 years
York, PA	1	15,474	3,838	36,621	1,865	4,063	38,260	42,323	(12,443)	1994	2008	5 - 40 years
York-Willow Springs, PA	1	3,301	1,300	7,351	341	1,315	7,677	8,992	(2,649)	1987	2009	5 - 40 years
Zumbrota, MN	3	10,934	800	10,360	1,299	800	11,658	12,458	(3,105)	1996	2009	5 - 40 years
Canada
Cold Logic/Taber	3	—	—	12	3,680	96	3,597	3,693	(1,453)	1999	2009	5 - 40 years
Australia
Arndell Park	2	—	13,489	29,428	2,723	13,099	32,541	45,640	(8,649)	1989/1994	2009	5 - 40 years
Bris Corporate - Acacia Ridge	—	—	—	—	311	—	311	311	(292)		2009	5 - 40 years
Laverton	2	—	13,689	28,252	10,258	13,293	38,905	52,198	(10,014)	1997/1998	2009	5 - 40 years
Murarrie	3	—	10,891	18,975	(1,186)	10,576	18,103	28,679	(5,340)	1972/2003	2009	5 - 40 years
Prospect	2	158,645	—	1,187	15,754	8,310	8,632	16,942	(2,598)	1985	2009	5 - 40 years
Spearwood	1	—	7,194	10,990	263	6,986	11,461	18,447	(3,693)	1978	2009	5 - 40 years
New Zealand
Dalgety	1	9,529	6,047	5,531	1,356	6,634	6,299	12,933	(1,702)	1988	2009	5 - 40 years
Diversey	1	10,793	2,357	5,966	1,203	2,586	6,940	9,526	(1,888)	1988	2009	5 - 40 years
Halwyn	1	3,938	5,227	3,399	1,291	5,735	4,182	9,917	(1,341)	1992	2009	5 - 40 years

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

			Initial Costs			Gross amount at which carried as of December 31, 2017
Property	Buildings	Encumbrances (3)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition (5)	Land	Buildings and Improvements (2)	Total (4) (5) (6)	Accumulated Depreciation and Depletion (1) (6) (7)	Date of Construction	Date of Acquisition	Life on Which Depreciation is Computed
Makomako	1	6,984	1,332	3,810	515	1,462	4,195	5,657	(1,058)	2000	2009	5 - 40 years
Manu Tapu	1	—	—	343	331	—	674	674	(454)	2004	2009	5 - 40 years
Paisly	3	—	—	185	1,193	—	1,377	1,377	(797)	1984	2009	5 - 40 years
Smarts	1	—	—	247	808	—	1,055	1,055	(596)	1984	2009	5 - 40 years
Argentina
Mercado Central	1	—	—	4,984	(3,079)	—	1,906	1,906	(456)	1996/1999	2009	5 - 40 years
Pilar	1	—	708	2,584	(1,549)	1,099	647	1,746	(199)	2000	2009	5 - 40 years

Total		1,097,964	363,437	1,592,651	269,817	389,443	1,836,462	2,225,905	(624,217)

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

Schedule III – Footnotes

(1) Reconciliation of total accumulated depreciation and depletion to consolidated balance sheet caption as of December 31, 2017:
Total per Schedule III	$(624,217)
Accumulated depreciation on investments in non-real estate assets	(427,737)

Total accumulated depreciation and depletion per consolidated balance sheet (property, plant and equipment and capital leases)	$(1,051,954)

(2) Reconciliation of total Buildings and Improvements to consolidated balance sheet as of December 31, 2017:
Building and improvements per consolidated balance sheet	$1,865,727
Building and improvements capital leases per consolidated balance sheet	16,827
Less: Construction In Progress (CIP) on building and improvements	(46,092)

Total per Schedule III	$1,836,462

(3) Reconciliation of total mortgage notes and term loans to consolidated balance sheet caption as of December 31, 2017:
Total per Schedule III	$1,097,964
Senior Secured Term Loan B Facility—unencumbered sites	776,658
Non-real estate related debt	11,630
Deferred financing costs and debt discount, net of amortization	(31,996)
Allocation of term loan to third-party managed sites excluded from Schedule III	18,631
Less: Construction loan	(19,671)
Less: Sale-leaseback financing obligations	(121,516)
Less: Capital lease obligations on real estate assets	(9,742)

Total mortgage notes and term loans per consolidated balance sheet	$1,721,958

(4) The aggregate cost for Federal tax purposes at December 31, 2017 of our real estate assets was approximately $2.0 billion.
(5) Includes real estate impairments recorded at the following locations:
Bettendorf, IA—$3.6 million
Vernon 3, CA—$0.4 million

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

(6) The following table summarizes the Company’s real estate activity and accumulated depreciation for the years ended December 31:

	2017	2016	2015
Real Estate Facilities, at Cost:
Beginning Balance	$2,382,343	$2,379,980	$2,381,146
Capital expenditures	52,555	46,761	41,431
Acquisitions	27,958	8,922	—
Newly developed warehouse facilities	60,598	—	—
Disposition	(20,780)	(36,628)	(18,270)
Impairment	(9,473)	(9,820)	(5,711)
Conversion of leased assets to owned	—	(5,331)	9,058
Impact of foreign exchange rate changes	13,455	(1,541)	(27,674)

Ending Balance	2,506,656	2,382,343	2,379,980

Accumulated Depreciation:
Beginning Balance	(692,390)	(629,404)	(558,813)
Depreciation expense	(86,169)	(85,296)	(88,135)
Dispositions	11,143	21,885	13,376
Impact of foreign exchange rate changes	(2,590)	425	4,168

Ending Balance	(770,006)	(692,390)	(629,404)

Total Real Estate Facilities, Net at December 31	$1,736,650	$1,689,953	$1,750,576

The total real estate facilities amounts in the table above include $90.5 million, $91.6 million and $98.4 million of assets under sale-leaseback agreements accounted for as a financing as of December 31, 2017, 2016 and 2015, respectively. The Company does not hold title in these assets under sale-leaseback agreements. During the year ending December 31, 2017, the Company acquired a new facility for a total cost of $31.9 million, which included $3.9 million of intangible assets associated with an in-place lease. In addition, the Company disposed of two idle and one operational facilities with a net book value of $9.2 million for an aggregate amount of $9.2 million. As of December 31, 2017, the Company held for sale an idle facility of the Warehouse segment with a carrying amount of $2.6 million, which is included in “Property, plant, and equipment – net” in the accompanying consolidated balance sheet.

Americold Realty Trust and Subsidiaries

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2017

(In thousands of U.S. dollars, as applicable and unless noted)

(7) Reconciliation of the Company’s real estate activity and accumulated depreciation and depletion for the years ended December 31, 2016 to Schedule III:
Total real estate facilities gross amount per Schedule III	$2,225,905
Plus: Refrigeration equipment	247,823
Less: Quarry assets	(13,164)
Plus: CIP on real estate	46,092

Real estate facilities, at cost—ending balance	$2,506,656

Accumulated depreciation and depletion per Schedule III	$(624,217)
Plus: Refrigeration equipment	(148,457)
Less: Quarry assets	2,668

Accumulated depreciation and depletion—ending balance	$(770,006)